Exhibit 10.1

STRICTLY PRIVATE & CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

VALMONT INDUSTRIES, INC.,

VALMONT INDUSTRIES HOLLAND B.V.,

PROSPERA TECHNOLOGIES LTD.,

EACH OF THE SELLERS IDENTIFIED HEREIN,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Securityholder Representative

Dated as of May 5, 2021

TABLE OF CONTENTS

Page

ARTICLE I. CONSIDERATION, SALE AND PURCHASE	2
1.1 Calculation and Payment of the Estimated Aggregate Consideration	2
1.2 Payment for Securities in the Transaction; Treatment of Company Options and Company Warrants	2
1.3 Closing Consideration Schedule; Surrender and Payment of Company Share Capital	4
1.4 Indemnity Escrow Amount	9
1.5 Adjustment to Consideration	9
1.6 Securityholder Representative Reserve	11
ARTICLE II. CLOSING	11
2.1 The Closing	11
2.2 Deliveries at Closing	12
2.3 R&W Insurance Policy	13
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14
3.1 Due Organization; Subsidiaries; Etc.	14
3.2 Authorization and Enforceability	15
3.3 Capitalization	16
3.4 Indebtedness	18
3.5 Consents and Approvals	18
3.6 Real Property and Leased Property	19
3.7 Tangible Assets	20
3.8 Contracts	20
3.9 Governmental Authorizations	23
3.10 No Conflict	24
3.11 Financial Statements and Related Information	24
3.12 Undisclosed Liabilities	25
3.13 Books and Records	26
3.14 Absence of Changes	26
3.15 Litigation	28
3.16 Labor Matters	29
3.17 Compliance with Law	32
3.18 Intellectual Property	32
3.19 Privacy and Data Security	37
3.20 Related Party Transactions	38
3.21 Anti-Corruption; Export Controls	38
3.22 Employee Benefit Plans	39
3.23 Tax Matters	40
3.24 Insurance	44
3.25 Top Customers and Vendors	44
3.26 Banking Relationships	44
3.27 Accounts Receivable	45
3.28 Brokers	45
3.29 Shareholder Notice	45
3.30 No Other Agreements	45
3.31 No Other Representation	45

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	46
4.1 Seller Authorization	46
4.2 Titles to Shares	46
4.3 Non-contravention	46
4.4 Litigation	46
4.5 Solvency	46
4.6 Tax Withholding Information	46
4.7 Experience; Reliance	47
4.8 Consents and Approvals	47
4.9 Related Party Transactions	47
4.10 Brokers	47
4.11 Due Organization	47
4.12 No Other Agreements	47
4.13 Exculpation by Seller	47
4.14 Allocation of Consideration	48
4.15 No Other Representations	48
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER	48
5.1 Due Organization	48
5.2 Authorization	48
5.3 Consents and Approval; No Conflict	48
5.4 Legal Proceedings	49
5.5 Brokers	49
5.6 Available Funds	49
5.7 Experience	49
ARTICLE VI. COVENANTS	49
6.1 Further Assurances	49
6.2 No Solicitation of Other Proposals	50
6.3 Notification of Certain Matters	50
6.4 Consents	51
6.5 Investigation by Parent	51
6.6 Conduct of Business	51
6.7 Tax Matters	54
6.8 Audits	56
6.9 Employment Matters	56
6.10 Publicity; Confidentiality	57
6.11 Termination of Indebtedness	58
6.12 Indemnification of Directors and Officers	59
6.13 Release of Claims	59
6.14 Adoption of the Israeli Sub Plan	61
6.15 S-8 Registration Acknowledgment	61
6.16 Non-competition and Non-solicitation	61
6.17 Updates to Allocation Spreadsheet	62
ARTICLE VII. CONDITIONS TO CLOSING	62
7.1 Conditions to Obligations of the Company and Company Securityholders	62
7.2 Conditions to Obligations of Parent and the Purchaser	63

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ARTICLE VIII. INDEMNIFICATION; REMEDIES	64
8.1 Survival of Representations, Etc.	64
8.2 Indemnification	65
8.3 Indemnity Escrow Amount	70
ARTICLE IX. TERMINATION	71
9.1 Termination. This Agreement may be terminated at any time before Closing	71
9.2 Effect of Termination	71
ARTICLE X. DEFINED TERMS	72
10.1 Defined Terms	72
ARTICLE XI. MISCELLANEOUS	89
11.1 Notices	89
11.2 Rules of Construction and References	90
11.3 Titles	91
11.4 Entire Agreement	91
11.5 Assignment	91
11.6 Amendment or Modification	91
11.7 Waiver	91
11.8 Severability	91
11.9 Burden and Benefit	91
11.10 Governing Law	92
11.11 Arbitration	92
11.12 Specific Performance	92
11.13 Cumulative Remedies	93
11.14 Expenses	93
11.15 Representation by Counsel	93
11.16 Execution and Counterparts	93
11.17 Appointment of the Securityholder Representative	93

Exhibits

Exhibit A	List of Sellers
Exhibit B	Significant Key Employee
Exhibit C	Form of Option Cancellation Notice
Exhibit D-1	Form of Option Treatment Agreement
Exhibit D-2	Form of Warrant Treatment Agreement
Exhibit E	Transmittal Letter
Exhibit F	Israeli Declaration Form
Exhibit G	R&W Insurance Policy
Exhibit H	Key Employees
Exhibit I	List of Knowledge Persons

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of May 5, 2021, is by and among: (i) Valmont Industries, Inc., a Delaware corporation (“Parent”); (ii) Valmont Industries Holland B.V., a private limited liability company incorporated in the Netherlands (the “Purchaser”), (iii) Prospera Technologies Ltd., a private company incorporated in the State of Israel (the “Company”); (iv) each of the shareholders as listed in Exhibit A to this Agreement (the “Sellers”); and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholder Representative”).

RECITALS

WHEREAS, immediately prior to the consummation of the Transactions, the Sellers are the sole record and beneficial owners of one hundred percent (100%) of the issued and outstanding Company Share Capital, with all Company Preferred Shares being deemed to convert to Company Ordinary Shares immediately prior to the consummation of the Transactions, on a one to one basis pursuant to the Articles of Association;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, up to the number of shares of Company Share Capital set forth opposite such Seller’s name on Exhibit A of this Agreement (such shares being all shares held by such Seller), and the Company Options will be cancelled and terminated as described herein;

WHEREAS, the boards of directors of the Parent, the Purchaser and the Company have each determined that the Transactions are advisable to, and in the best interests of, their respective companies and their respective shareholders, and have approved this Agreement, the Ancillary Agreements to which they are parties and the Transactions upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, the employee of the Subsidiary set forth on Exhibit B (the “Significant Key Employee”) is entering into a Retention Agreement with Parent and the employing entity of such Significant Key Employee (the “Retention Agreement”) which will become effective as of the Closing; and

WHEREAS, Parent, the Purchaser, and the Sellers desire to make certain representations, warranties, covenants, and agreements in connection with the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises in this Agreement made and in consideration of the representations, warranties and covenants in this Agreement contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.
CONsideration, SALE AND PURCHASE

1.1               Calculation and Payment of the Estimated Aggregate Consideration.

(a)               Calculation of the Estimated Aggregate Consideration. The aggregate amount to be paid by the Purchaser at the Closing in consideration for the Company Share Capital, Company Warrants and Company Options will equal the following (collectively, the “Estimated Aggregate Consideration” as adjusted pursuant to Section 1.5, the “Aggregate Consideration”):

(i)               $300,000,000;

(ii)              plus the Estimated Closing Cash;

(iii)             minus the Estimated Closing Indebtedness;

(iv)            minus the Estimated Closing Transaction Expenses;

(v)             minus the Estimated Closing Trade Payables

(vi)            plus the Option Exercise Amount; and

(vii)           plus the Warrant Exercise Amount.

(b)              Sale of Company Share Capital. Upon the Closing, the Purchaser upon the terms and subject to the conditions set forth in this Agreement, will purchase from each Seller, and each Seller, severally and not jointly will sell, assign, transfer, convey, and deliver to the Purchaser, all of the right, title and interest, in and to the Company Share Capital (that is set forth against such Seller's name on the Closing Consideration Schedule) in exchange for such Seller’s portion of the Estimated Aggregate Consideration pursuant to Section 1.3(b).

1.2               Payment for Securities in the Transaction; Treatment of Company Options and Company Warrants.

(a)               Company Share Capital.

(i)           Upon the Closing, the Purchaser agrees to pay to the holders of Company Share Capital issued and outstanding immediately before the Closing (other than any Treasury Shares), upon the terms and subject to the conditions set forth in Section 1.3 and otherwise in this Agreement, for each outstanding share of Company Ordinary Share or Company Preferred Share that is held by such holder, in the aggregate, an amount of cash equal to the Aggregate Per Share Consideration (taking into account the Adjustment Amount), minus such Company Securityholder’s Pro Rata Percentage of the Indemnity Escrow Amount minus such Company Securityholder’s Pro Rata Percentage of the Securityholder Representative Reserve.

(ii)               It is acknowledged and confirmed that the holders of the Company Preferred Shares are entitled to receive the amount such holder would have received if such Company Preferred Share had been converted into Company Ordinary Shares immediately prior to Closing, on a 1:1 basis, pursuant to the terms of the Company’s Articles of Association in effect as of immediately prior to the Closing (the “Articles of Association”). For the avoidance of doubt, none of the Company Preferred Shares will actually convert into Company Ordinary Shares in connection with the Transactions.

(b)              Notwithstanding anything to the contrary in this Agreement, any payment with respect to 102 Company Shares will be deposited with the 102 Trustee to be held and released in accordance with the provisions of this Agreement, Section 102 of the ITO, the Option Tax Ruling, the Interim Options Ruling or any other approval that may be issued by the ITA.

(c)               Treatment of Company Options in the Transactions.

(i)                 Upon the Closing, each Company Vested Option that is outstanding as of immediately before Closing whose per share exercise price is less than the Aggregate Per Share Consideration will automatically (and without any action on the part of any party to this Agreement or the holder of such Company Vested Option) be cancelled and terminated in exchange for a cash payment and represent the right to receive, subject to the execution of an Option Treatment Agreement and any adjustment as provided in this Agreement, for each share of Company Ordinary Shares subject to such Company Vested Option, an amount equal to (i) the Aggregate Per Share Consideration (taking into account the Adjustment Amount) minus (ii) the applicable per share exercise price of that Company Vested Option minus (iii) such Company Securityholder’s Pro Rata Percentage of the Indemnity Escrow Amount minus (iv) such Company Securityholder’s Pro Rata Percentage of the Securityholder Representative Reserve. For clarity, each Company Vested Option that has a per share exercise price that is greater than or equal to the Aggregate Per Share Consideration will be cancelled and terminated for no consideration.

(ii)              Upon the Closing, each Company Unvested Option that is outstanding as of immediately before Closing will automatically (and without any action on the part of any party to this Agreement or the holder of such Company Unvested Option) be cancelled, terminated and cease to represent a right to acquire Company Ordinary Shares as of the Closing, and no cash (or other consideration) will be paid in consideration of any such cancellation of Company Unvested Options.

(iii)            Notwithstanding anything to the contrary in this Agreement, any payment for Company Vested Options that are 102 Company Options will be deposited with the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the ITO, the Option Tax Ruling, the Interim Options Ruling or any other approval that may be issued by the ITA.

(iv)             Effective as of immediately before, and subject to, the consummation of the Closing, the Company will terminate the Company Equity Plan. For the avoidance of doubt, neither Parent nor the Purchaser will assume any Company Options.

(d)               Treatment of Company Warrants in the Transactions. Neither Parent nor the Purchaser will assume any Company Warrants. Each Company Warrant that is outstanding and unexercised immediately before Closing whose exercise price is less than the Aggregate Per Share Consideration will be automatically cancelled and terminated in exchange for the right of the holder of the Company Warrant to receive, in accordance with the terms of such Company Warrant and subject to the execution of a Warrant Treatment Agreement and any adjustment as set forth in this Agreement, in amount in cash equal to (i) the aggregate number of Company Preferred Shares or Company Ordinary Shares underlying that Company Warrant multiplied by (ii) (A) the Aggregate Per Share Consideration (taking into account the Adjustment Amount) minus (B) the applicable per share exercise price of that Company Warrant minus (iii) such Company Securityholder’s Pro Rata Percentage of the Indemnity Escrow Amount minus (iii) such Company Securityholder’s Pro Rata Percentage of the Securityholder Representative Reserve.

(e)               Before the Closing, the Company will take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors and any required consents, providing all notices, and taking all other actions necessary or desirable to effect the transactions contemplated by this Section 1.2 which notices, resolutions, consents, and other written materials will be subject to advance review and reasonable approval by Parent and the Purchaser. Without limiting the foregoing, (x) no later than three Business Days before the Closing, the Company will deliver, to each holder of a Company Option which is not a Company Vested Option, an Option Cancellation Notice in the form attached as Exhibit C (the “Option Cancellation Notice”) and (y) before the Closing Date, the Company will deliver, to each holder of (i) a Company Warrant or (ii) a Company Option with a per share exercise price that is less than the Aggregate Per Share Consideration, an Option Treatment Agreement or Warrant Treatment Agreement (as applicable) in the forms attached as Exhibit D-1 and Exhibit D-2, respectively (an “Option Treatment Agreement” and a “Warrant Treatment Agreement”, respectively, and collectively, the “Option and Warrant Treatment Agreements”).

(f)                Notwithstanding the foregoing, the consideration payable to Company Securityholders as of the Closing under this Section 1.2 will be subject to adjustment as provided in this Agreement.

(g)               The parties acknowledge and agree that the purpose and intent of this Section 1.2 is to allocate the consideration payable under this Agreement in accordance with the terms of the Articles of Association and hereby agrees that the distribution hereunder supersedes any distribution provisions under the Articles of Association or otherwise.

1.3          Closing Consideration Schedule; Surrender and Payment of Company Share Capital.

(a)               Delivery of Closing Consideration Schedule. No later than three Business Days before the Closing Date, the Company will deliver to Parent and the Purchaser a schedule (the “Closing Consideration Schedule”) in a form reasonably acceptable to Parent and the Purchaser, which schedule will be certified as complete and correct by the Company’s chief executive officer (in his capacity as such) and which will accurately set forth, as of the Closing:

(i)                the number of issued and outstanding (A) shares of Company Ordinary Shares, (B) Company Preferred Shares, (C) Company Vested Options, (D) Company Unvested Options, and (E) the Company Preferred Shares underlying the Company Warrants; and

(ii)              a spreadsheet (the “Allocation Spreadsheet”) that lists (a) for each Company Securityholder (i) such Company Securityholder’s name and address, (ii) the number of (A) shares of Company Ordinary Shares and/or Company Preferred Shares, (B) Company Vested Options and (C) Company Warrants owned by such Company Securityholder as of the Closing Date (or, with respect to holders of 102 Company Securities, allocated to the 102 Trustee on behalf of such holders), (iii) the Pro Rata Percentage applicable to such Company Securityholder, (iv) the number of Company Unvested Options owned by such Company Securityholder as of the Closing Date (or, with respect to holders of 102 Company Securities, allocated to the 102 Trustee on behalf of such holders) as well as the vesting schedule of such Company Unvested Options, and (c) the Company’s calculation of the Estimated Aggregate Consideration (as applicable) to be paid to the applicable Company Securityholders (or the 102 Trustee, as applicable) in accordance with this Article I (with a separate indication of all components thereof. Purchaser is permitted and authorized to rely on the allocations set forth in the Allocation Spreadsheet (as may be updated from time to time by the Securityholder Representative in accordance with the terms herein) and shall have no responsibility or liability with respect to any error made in connection with the calculation or representation of such allocations.

(b)               Surrender of Company Share Capital; Delivery of Cash Consideration.

(i)                 Paying Agent and Escrow Agent Engagement. No later than the Closing Date, Parent (or the Purchaser) will engage the Paying Agent to act as the paying agent in connection with the Transactions and the Escrow Agent to act as the escrow agent in connection with the Indemnity Escrow Amount.

(ii)              Payment of Estimated Aggregate Cash Consideration. On the Closing Date, Purchaser will deposit, or cause to be deposited, (A) with the Paying Agent (i) an amount necessary to pay to each Company Securityholder the applicable share of the Estimated Aggregate Consideration remaining after subtraction of the Indemnity Escrow Amount and Securityholder Representative Reserve that such Company Securityholder is entitled to receive in accordance with Article I, and the (ii) Securityholder Representative Reserve (to be further distributed to the Securityholder Representative); and (B) with the Escrow Agent, the Indemnity Escrow Amount.

(iii)              Payment of Certain Indebtedness. On the Closing Date, Purchaser will deposit, or cause to be deposited, with the Paying Agent and on behalf of the Company, the amounts represented by the Payoff Letters delivered by the Company pursuant to Section 2.2(b)(vi) to be paid to the parties specified in such Payoff Letters.

(iv)             Payment of Transaction Expenses. On the Closing Date Purchaser will deposit, or cause to be deposited, with the Paying Agent and on behalf of the Company, the Company Transaction Expenses in the amounts specified on the Pre-Closing Statement.

(v)               Transmittal Letter and Certificates. Before the Closing Date, the Company will deliver to each Company Shareholder a letter of transmittal, substantially in the form of Exhibit E (the “Transmittal Letter”), which will specify, among other things, that delivery will be effected, and risk of loss and title to the certificates representing Company Share Capital (the “Certificates”) will pass, only upon delivery of the Certificates or an executed affidavit of lost Certificate to the Paying Agent in the form attached to the Transmittal Letter (the “Affidavit of Lost Certificate”). At the Closing, upon surrender of a Certificate or Affidavit of Lost Certificate to the Paying Agent, together with delivery of such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents (including a completed share transfer deed, forms with respect to Israeli withholding tax, IRS Form W-8 or W-9, as applicable) as may be required under such Transmittal Letter, the holder of such Certificate or its designee will be entitled to receive in exchange therefor payment of the applicable amount of the Estimated Aggregate Consideration in accordance with Section 1.2, subject to any applicable tax withholding, and the Certificate surrendered will forthwith be cancelled.

(vi)             At any time following twelve (12) months after the Closing, all consideration deposited with the Paying Agent in accordance with Section 1.3(b)(ii) that remains undistributed to any Company Securityholder will be delivered to the Purchaser upon demand, and later the affected Company Securityholders will be entitled to look only to the Purchaser (subject to abandoned property, escheat, or other similar laws) as general creditors thereof and subject to this Article I. In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Purchaser, the Company, or the Securityholder Representative will be liable to any Company Securityholder for any amount delivered to a public official in accordance with any applicable abandoned property, escheat, or similar law.

(vii)          If the consideration payable to holders of Company Share Capital is to be paid to a Person other than the Person in whose name the relevant Certificate surrendered in exchange therefor is registered (and other than with respect to holders of 102 Company Shares), to the extent applicable, it will be a condition to the payment of such amounts that (A) the Certificate so surrendered is properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, (B) the Person requesting such transfer has established to the satisfaction of Parent or the Purchaser that such transfer is proper and in accordance with all applicable Regulations, (C) the Person requesting such transfer pay to the Company any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Parent or the Purchaser that such Taxes have been paid or are not required to be paid, and (D) the transferee duly execute and deliver to Parent or the Purchaser a Transmittal Letter.

(c)               No Further Ownership Rights in Company Share Capital. At and after the Closing, each holder of issued and outstanding shares of Company Share Capital immediately before the Closing will cease to have any rights as a holder of securities of the Company, except for such holder’s share of the Estimated Aggregate Consideration to be paid at the Closing in accordance with Section 1.3, any distributions of the Indemnity Escrow Amount retained in accordance with Section 1.4, the distribution of any Securityholder Representative Reserve or any Adjustment Amount in accordance with Section 1.5, as applicable. After the Closing, there will be no further registration of transfers on the share transfer books of the Company of the Company Share Capital outstanding immediately before the Closing. If, after the Closing, Certificates are presented to the Company for any reason, they will be void, except as otherwise provided by law.

(d)               Lost, Stolen, or Damaged Certificates. In the event that any Certificate will have been lost, stolen, or destroyed, upon the delivery of an Affidavit of Lost Certificate by the Person claiming such Certificate to be lost, stolen, or destroyed, Parent will pay in exchange for such lost, stolen, or destroyed Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article I.

(e)               Withholding Taxes and Certain Tax Matters.

(i)                 Each of Parent, the Purchaser, the Paying Agent, the 102 Trustee, the Escrow Agent (each, a “Payor”) will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement all such amounts as the Payor determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of U.S. federal, state, local, Israeli, or other Tax law or under any other applicable Legal Requirement, including the ITO, and to request and be provided any necessary and validly executed Tax forms, including a valid IRS Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information.

(ii)               To the extent such amounts are so deducted or withheld, and remitted to the applicable Tax Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(iii)              The Paying Agent will provide Parent, at least five (5) Business Days prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that Includes Consideration that will be transferred to the Company Shareholders at Future Dates) (the “Circular” and “Paying Agent Undertaking”). To the extent Parent receives the Paying Agent Undertaking from the Paying Agent, then with respect to Israeli Taxes, any consideration payable or otherwise to be delivered pursuant to this Agreement on the Closing to any Company Securityholder (“Payee”) (other than consideration payable under Section 102 of the ITO) will be retained by the Paying Agent, for the benefit of such Payee for a period of up to 180 days from the Closing (or 90 days from the date of payment to the Paying Agent of any portion of the Indemnity Escrow Amount, Securityholder Representative Reserve) or as otherwise requested by the ITA (the “Withholding Drop Date”), during which time such Payee may obtain a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to Parent and the Paying Agent (which, with respect to the Restricted Parties, Significant Key Employee, Key Employees, Yaron Toren and holders of Company Ordinary Shares and/or Company Preferred Shares issued upon conversion of convertible instruments, including convertible loan agreements and the like arrangements, for the avoidance of doubt, includes Parent’s opportunity to review, comment and approve the application to the ITA) (prior to any amount being paid or otherwise delivered pursuant to this Agreement): (i) exempts Parent and the Paying Agent from the duty to withhold Israeli Taxes with respect to such payment to Payee, (ii) determines the applicable rate or amounts of Israeli Taxes to be withheld from the payment due to such Payee, or (iii) provides any other instructions regarding the payment or withholding with respect to the applicable portion of the consideration due to such Payee as determined by the ITA (the “Qualified Withholding Certificate”). In the event that no later than four Business Days prior to the Withholding Drop Date a Payee submits to Parent and/or the Paying Agent, a Qualified Withholding Certificate, the Paying Agent will act in accordance with the provisions of such Qualified Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under any applicable Legal Requirement (other than Israeli Tax law). If a Payee does not provide Parent or the Paying Agent with a Qualified Withholding Certificate at least four Business Days prior to the Withholding Drop Date, then the amount to be withheld and transferred to the ITA from the amounts payable to such Payee will be calculated according to the applicable withholding rate under applicable Legal Requirements. Such amount will be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent will release to such Payee the balance of the amount due to such Payee that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under any applicable Legal Requirement (other than Israeli Tax law). In the absence of a Qualified Withholding Certificate which also covers the Payee’s portion of the Securityholder Representative Reserve, the applicable amount of Israeli Tax to be withheld from such Payee’s portion of any amount paid or other consideration deliverable to such Payee immediately after Closing will be calculated (as provided above) on such Payee’s portion of the Securityholder Representative Reserve, and will be deducted and delivered to the ITA as provided above, unless the ITA provides different written instructions satisfactory to Parent.

(f)                In the event that a Payor receives a written demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular Payee and transfer it to the ITA prior to the Withholding Drop Date, such Payor (i) will notify such Payee of such matter reasonably promptly after receipt of such demand, and provide such Payee with reasonable time (unless otherwise required by the ITA or any applicable Legal Requirement, including the ITO, as determined by Payor at its reasonable discretion) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (ii) to the extent that any such certificate, ruling or confirmation is not provided by such Payee to the Payor prior to the time required by the ITA or under any Legal Requirement, will transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts will be treated for all purposes of this Agreement as having been delivered and paid to such Payee.

(g)               Any withholding made in NIS with respect to payments made hereunder in USD will be calculated based on such USD/NIS exchange on the payment date, and any currency conversion commissions will be borne by the applicable Payee and deducted from payments to be made to such Payee.

(h)               Notwithstanding anything to the contrary in this Agreement, any payments made to holders of 102 Company Securities will be subject to deduction or withholding of Israeli Tax under the ITO on the 15th day of the calendar month following the month during which the Closing occurs, unless with respect to Israeli resident holders of 102 Company Options and/or 102 Company Shares, the Options Tax Ruling (or the Interim Options Ruling) will have been obtained by the Closing, and in such case, Parent or the Company, or any Person acting on their behalf, will act in accordance with the Options Tax Ruling (or Interim Options Ruling).

(i)                 Notwithstanding anything to the contrary in this Agreement, with respect to holders of Company Options who are not Israeli resident for Israeli Tax purposes, who were granted such awards in consideration solely for work or services performed entirely outside of Israel (and who will provide Parent and Paying Agent, prior to any payment to them, no later than five Business Days before such payment is due, with a validly executed declaration in the form attached hereto as Exhibit F regarding their non-Israeli residence and confirmation that they were granted such awards in consideration solely for work or services performed entirely outside of Israel), such payments will not be subject to any withholding or deduction of Israeli Tax and will be made through the Company’s or its Subsidiaries’ payroll processing service or system as set forth in this Agreement. If such declaration is not provided at least five Business Days prior to the day of the applicable payment, then such payment will be subject to tax withholding as will be determined by Parent or the Paying Agent.

(j)                 Israeli Tax Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with Parent and its Israeli counsel, to prepare and file with the ITA an application for the following rulings:

(i)                 A ruling in relation to the 102 Company Securities and 3(i) Company Options, confirming, to the satisfaction of Parent, inter alia, that: (i) neither the payment for Company Ordinary Shares that are 102 Company Shares nor the payment (when due and as contemplated herein) for Company Vested Options that are 102 Company Options will constitute a violation of the requirements of Section 102 of the ITO, provided that the applicable consideration attributed to holders of 102 Company Securities is deposited with the 102 Trustee for the statutory minimum trust period under Section 102 of the ITO, (ii) Parent, Purchaser and anyone acting on their behalf, including the Paying Agent and the Escrow Agent, will be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to 102 Company Securities and 3(i) Company Options, and (iii) the transfer of the Indemnity Escrow Amount and Securityholder Representative Reserve in respect of 102 Company Securities and 3(i) Company Options will not be subject to Israeli Tax until actually received by the applicable Company Securityholder; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Option Tax Ruling”). If the Option Tax Ruling is not granted by the Closing Date, the Company will seek to receive prior to such date an interim tax ruling confirming, to the satisfaction of Parent, among others that Parent, the Purchaser and anyone acting on their behalf (including the Paying Agent and Escrow Agent) will be exempt from Israeli withholding Tax in relation to any payments made to the 102 Trustee with respect to 102 Company Securities and 3(i) Company Options, which interim tax ruling may be subject to customary conditions regularly associated with such an interim tax ruling (the “Interim Options Ruling,” and together with the Option Tax Ruling, the “Israeli Tax Rulings”).

(ii)              The Parent, Purchaser and Company will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the Company will use best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Israeli Tax Rulings as promptly as practicable; provided, that if none of such Israeli Tax Rulings is obtained for any reason whatsoever by the Closing Date, the Closing will not be delayed or postponed. For the avoidance of doubt it is clarified that the language of the Israeli Tax Rulings (as applicable) and/or the application of such Israeli Tax Rulings (and for the avoidance of doubt either the Interim Options Ruling and/or the Option Tax Ruling) will be subject to the prior review, comment and approval of Parent and its Israeli counsel and any submission to the ITA will be made only after Parent and/or its counsel have given such approval and any agreement reached with the ITA with respect to the Israeli Tax Rulings will first be subject to the approval of Parent and/or its counsel and only thereafter will be agreed and closed with the ITA (for the avoidance of doubt any such approval will not be unreasonably withheld, conditioned or delayed). The Company will inform Parent in advance of any meeting or other discussion with the ITA with respect to any of the Israeli Tax Rulings and allow Parent’s counsel to attend such meeting and participate in such discussions. Should Parent’s counsel not attend any such meeting or discussion with the ITA, the counsel of the Company will promptly provide Parent’s counsel with an update of such meeting or discussion.

1.4           Indemnity Escrow Amount.

Subject to the terms and conditions of Section 8.3 below, Purchaser will deposit the Indemnity Escrow Amount with the Escrow Agent in an account designated by the Escrow Agent (the “Escrow Account”) for purposes of (i) satisfying, and to establish a procedure for the satisfaction of, any claims by Purchaser, as applicable, for payment by the Company Securityholders of any post-Closing purchase price adjustment in favor of Purchaser as set forth in Section 1.5, and (ii) satisfying any claims for indemnification by any Indemnified Party in accordance with Article VIII.

1.5           Adjustment to Consideration.

(a)               Pre-Closing Statement. No later than three Business Days before the Closing Date, the Company will prepare and deliver to Parent and the Purchaser an unaudited statement (the “Pre-Closing Statement”), which will be prepared in accordance with GAAP as applied in the preparation of the Company Financial Statements (the “Accounting Principles”), setting forth the Company’s good faith estimates of each of (i) the Estimated Aggregate Consideration; (ii) the aggregate amount of all Cash of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Estimated Closing Cash”); (iii) the aggregate amount of all Indebtedness of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Estimated Closing Indebtedness”); (iv) the estimated Company Transaction Expenses of the Company as of 11:59 p.m. (Pacific Time) on the day immediately preceding the Closing Date (the “Estimated Closing Transaction Expenses”); and (v) the aggregate amount of Trade Payables as of 11:59 p.m. (Pacific Time) on the day immediately preceding the Closing Date (the “Estimated Closing Trade Payables”). In addition, at least three Business Days before the Closing Date, the Company will deliver to Parent and the Purchaser a funds flow memorandum in form and substance reasonably acceptable to Parent and the Purchaser setting forth payment instructions with respect to each payment to be made on the Closing Date. The Company will consult with Parent, the Purchaser and their accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement will be in form and substance reasonably satisfactory to Parent and the Purchaser. The Pre-Closing Statement will be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Aggregate Consideration, the Estimated Closing Cash, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses, and the Estimated Closing Trade Payables.

(b)               Closing Statement. No later than 90 calendar days following the Closing Date, Parent will prepare and deliver, or cause to be prepared and delivered, to the Securityholder Representative an unaudited statement (the “Closing Statement”), which will be prepared in accordance with the Accounting Principles, setting forth Parent and the Purchaser’s good faith calculation of each of (i) the proposed Adjustment Amount; (ii) the aggregate amount of all Cash of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Cash”); (iii) the aggregate amount of all Indebtedness of the Company as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Indebtedness”); (iv) the Company Transaction Expenses (the “Closing Transaction Expenses”); and (v) the Trade Payables as of 11:59 p.m. (Pacific Time) on the day immediately preceding the Closing Date (the “Closing Trade Payables”). The Closing Statement will be accompanied by reasonably detailed schedules indicating a calculation of the Adjustment Amount, Closing Cash, Closing Indebtedness, Closing Transaction Expenses, and Closing Trade Payables. If Parent or the Purchaser fails to deliver the Closing Statement within 90 calendar days following the Closing Date, Parent and the Purchaser will be deemed to have agreed to the calculations in the Pre-Closing Statement which will be deemed final and binding for all intents and purposes.

(c)               Distribution of the Adjustment Amount.

(i)                 If the Adjustment Amount is a positive number, then within ten Business Days of the final determination of the Adjustment Amount, Parent will promptly pay, or cause to be paid), in cash to each Company Securityholder (through the Paying Agent and the 102 Trustee with respect to 102 Company Securities (subject to the provisions of Section 1.2(c)(iii))), an amount necessary to pay to each Company Securityholder its Pro Rata Percentage of the Adjustment Amount. Notwithstanding the foregoing, if the Adjustment Amount is a positive number but less than $500,000, then Parent may elect to add such Adjustment Amount to the Indemnity Escrow Amount and distribute such Adjustment Amount to be distributed to the Company Securityholders concurrently with the distribution of the Indemnity Escrow Amount pursuant to Section 8.3 (provided that such additional amount shall not be considered part of the Indemnity Escrow Amount and not otherwise serve for indemnity purposes pursuant to Section 8.3) in lieu of payment within two Business Days after the date of final determination of the Adjustment Amount.

(ii)              If the Adjustment Amount is a negative number, then Parent and the Purchaser will have the right to receive from the Indemnity Escrow Amount (as first recourse, notwithstanding anything to the contrary in this Agreement) an amount equal to the absolute value of the Adjustment Amount.

(d)               Disputed Adjustment Amount. If the Securityholder Representative disagrees with the Adjustment Amount, the Securityholder Representative will notify Parent and the Purchaser of such disagreement in writing (a “Notice of Disagreement”), specifying in reasonable detail the particulars of such disagreement, within fifteen Business Days after the Securityholder Representative’s receipt of the Closing Statement. If the Securityholder Representative fails to provide a Notice of Disagreement within such fifteen Business Day period, then the Adjustment Amount as set forth in the Closing Statement will be final and binding on the parties.

(e)               Resolution of Disputed Adjustment Amount. Parent, the Purchaser and the Securityholder Representative will use their reasonable efforts for a period of 30 calendar days after the Securityholder Representative’s delivery of the Notice of Disagreement (or such longer period as Parent, the Purchaser and the Securityholder Representative mutually agree upon) to resolve any disagreements raised by the Securityholder Representative in the Notice of Disagreement with respect to the calculation of the Adjustment Amount. If, at the end of such period, Parent, the Purchaser and the Securityholder Representative are unable to resolve such disagreements, Parent, the Purchaser and the Securityholder Representative will jointly select an independent auditor of recognized national standing not affiliated with Parent, the Purchaser or the Company (and which auditor, for the avoidance of doubt, will not be the independent registered public accounting firm of either party) to resolve any remaining disagreements. The independent auditor will consider only those items and amounts that Parent, the Purchaser and the Securityholder Representative are unable to resolve and with respect to such amount, its determination may not be outside the range comprised of the calculations set forth in the Pre-Closing Statement and the Closing Statement. The determination by such independent auditor will be final, binding, and conclusive on the parties. Parent, the Purchaser and the Securityholder Representative will use their reasonable efforts to cause the independent auditor to make its determination within 30 calendar days of accepting its appointment. The fees and expenses of such independent auditor will be borne by Parent, the Purchaser and the Securityholder Representative (on behalf of the Company Securityholders) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that the Securityholder Representative’s claim prevails with respect to $250,000 of such disputed items and Parent’s or the Purchaser’s claim prevails with respect to $750,000 of such disputed items, then the Securityholder Representative (on behalf of the Company Securityholders) would be obligated to pay 75% of the fees and expenses and Parent and the Purchaser would be obligated to pay, in the aggregate, 25% of the fees and expenses).

(f)                Payment of Adjustment Amount. All payments made to the Company Securityholders by the Purchaser as part of the Adjustment Amount will be made by wire transfer of immediately available funds to the Paying Agent or the Escrow Agent (in accordance with Section 1.5(c)(i)) to be distributed to the accounts set forth in the Closing Consideration Schedule (or as otherwise updated by the Securityholder Representative) with respect to amounts to be paid to the Sellers, to the 102 Trustee for the benefit of holders of 102 Company Securities, to the holders of Company Vested Options that are not 102 Company Options and to the holders to Company Warrants, subject to appropriate Tax withholding.

(g)               Treatment of Adjustment Amount. Parent and Securityholder Representative, on behalf of the Company Securityholders, agree to treat the Adjustment Amount as an adjustment to the Estimated Aggregate Consideration for all Tax purposes except to the extent required by applicable Regulations.

1.6          Securityholder Representative Reserve.

(a)               Notwithstanding anything to the contrary in this Article I, at Closing, Purchaser will, or will cause to be, deposited, in an account designated by the Securityholder Representative at least three Business Days before Closing, the Securityholder Representative Reserve, which will be held by the Securityholder Representative for the benefit of the Company Securityholders in accordance with this Section 1.6 and Article VIII. For tax purposes, the Securityholder Representative Reserve will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(b)               The Securityholder Representative Reserve may be applied as the Securityholder Representative, in its sole discretion, determines appropriate to defray, offset, reimburse or pay any charges, fees, costs, liabilities, or expenses of the Securityholder Representative incurred in connection with the Transactions. The Company Securityholders will not receive any interest or earnings on the Securityholder Representative Reserve and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.

(c)               As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the remaining balance of the Securityholder Representative Reserve held under this Section 1.6, if any (the “Distributable Reserve Amount”), will be distributed to the Paying Agent for allocation to each Company Securityholder in accordance with such Company Securityholder’s Pro Rata Percentage of the Distributable Reserve Amount, subject to appropriate Tax withholding. Notwithstanding the foregoing, the Securityholder Representative Reserve will only be so distributed when the Securityholder Representative determines, in its sole discretion, that such distribution is appropriate. None of Parent, the Purchaser, the Company, or their respective Affiliates will have any liability or responsibility to the Company Securityholders or any other person or entity with respect to the Securityholder Representative Reserve or the actions and responsibilities of the Securityholder Representative contemplated by this Section 1.6.

ARTICLE II.
CLOSING

2.1           The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Transactions (the “Closing”) will take place remotely by exchange of signature pages, at 9:00 a.m. Pacific Time no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VII, or at such other time, date, and location to which the parties to this Agreement agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.2          Deliveries at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered (or such delivery has been waived):

(a)               Deliveries by Parent. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, and agreements of the Company contained in this Agreement, Parent will deliver (or cause to be delivered), at the Closing on the Closing Date, the following:

(i)                 To the Company, a certificate (reasonably satisfactory in form and substance to the Company) executed by an authorized officer of the Purchaser (in his capacity as such) certifying as to the matters set forth in Section 7.1(a) as of the Closing Date;

(ii)               To the Company, the Retention Agreement, the Paying Agent Agreement and the Escrow Agreement, duly executed by the Parent, Purchaser and any Parent employing entity, as applicable.

(iii)             To the Paying Agent, the Estimated Aggregate Consideration less the Indemnity Escrow Amount in accordance with Article I.

(iv)              To the Escrow Agent, the Indemnity Escrow Amount in accordance with Article I.

(b)               Deliveries by the Company and the Sellers. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties, and agreements of Parent and the Purchaser contained in this Agreement and in consideration of the consideration to be paid to the Company Securityholders, the Company will deliver (or cause to be delivered) to Parent and the Purchaser, at the Closing on the Closing Date, the following (reasonably satisfactory in form and substance to Parent and the Purchaser):

(i)                 a certificate executed by the Chief Executive Officer of the Company (in his capacity as such) certifying as of the Closing Date (A) a true and complete copy of the articles of association of the Company, as amended through the Closing Date, (B) a true and complete copy of the resolutions of the board of directors and the shareholders of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (C) a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Share Capital by the Purchaser as of the Closing Date;

(ii)               a certificate of good standing (or equivalent thereof) of the US Subsidiary, dated as of a recent date before the Closing, issued by the State of Delaware;

(iii)              a certificate executed by an authorized officer of the Company (in his capacity as such) certifying as to the matters set forth in Section 7.2(a) as of the Closing Date;

(iv)             evidence of receipt of all consents and delivery of all notices set forth on Section 6.4 of the Disclosure Schedule;

(v)               resignations from the Persons holding the position of a director of the Company or any Subsidiary in office immediately before the Closing, resigning from such positions effective immediately upon and subject to the consummation of the Closing (such resignation, to include a release of claims);

(vi)               the Payoff Letters satisfying the requirements of Section 6.11;

(vii)             the Parachute Payment Waivers required to be obtained under Section 6.9(d) and evidence reasonably satisfactory to Parent that a Shareholder Vote was solicited in accordance with Section 6.9(d)

(viii)           duly completed Warrant Treatment Agreements in accordance with Section 1.2(d) of this Agreement delivered to the Company by Company Securityholders representing all Company Warrants outstanding as of immediately before the Closing Date;

(ix)               the Retention Agreement duly executed by the Significant Key Employee;

(x)                the Non-Compete Agreements duly executed by the Key Employees; and

(xi)               the Escrow Agreement and Paying Agent Agreement duly executed by the Securityholder Representative.

2.3           R&W Insurance Policy.1

(a)               As of the date hereof, the Purchaser shall acquire the buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), attached hereto as Exhibit G (which for the avoidance of doubt, shall include a binder agreement with respect thereto), naming Purchaser and/or an Affiliate thereof as the “named insured”. The R&W Insurance Policy will contain (i) policy coverage to include inaccuracies in and breaches of the (A) all of the representations and warranties of the Company set forth in Article III hereof and other customary matters in an amount equal to $25,000,000 (ii) no entitlement to, and an express waiver of, subrogation rights of recovery against Company Securityholders, the Company or any of its Affiliates, or any former shareholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing (the “Seller Group”), except in the case of fraud and (iii) no requirement to make a claim against any member of the Seller Group before claiming under the R&W Insurance Policy.

(b)               In connection with the R&W Insurance Policy, the Purchaser covenants and agrees (i) to take all commercially reasonable and customary steps without any requirements to make additional payment (excluding retention amounts, if payable by the Purchaser in accordance with the terms herein) after Closing to ensure coverage under the R&W Insurance Policy is not cancelled, waived or altered in a way that negatively impacts the Seller Group or that would allow the insurer thereunder or any other Person to subrogate or otherwise seek recovery against any Seller and (ii) not to, and to ensure that its Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, cause the R&W Insurance Policy not to be in full force and effect, or amend any provision or waive any subrogation provision contained in the R&W Insurance Policy, in each case in a manner adverse to the Company Securityholders without the prior written consent of the Company (prior to Closing) or the Securityholder Representative (following the Closing). The Purchaser shall promptly deliver to the Company (prior to Closing) or the Securityholder Representative (following the Closing) a copy of the R&W Insurance Policy upon it becoming issued and effective.

1 Note to Draft: Subject to insurer’s review and comment in all respects

(c)               The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, due diligence fees, underwriting fees and other amounts payable to any insurer or broker in connection therewith, shall be shared by the Company and the Purchaser in equal portions (with respect to the Company - by way of inclusion of such amounts as Company Transaction Expenses) however the full cost shall be transferred to the insurer by the Purchaser at the Closing.

(d)               Prior to the Closing, the Company shall provide to the Purchaser such cooperation reasonably requested by Purchaser that is necessary to obtain a R&W Insurance Policy, including by assisting Purchaser in providing, in a timely manner, information as requested by any insurance broker or insurance carrier.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule that specifically relates to such section of this Article III (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is readily apparent on the face of the disclosure), the Company represents and warrants to Parent and the Purchaser as follows, which representations and warranties are, as of the date of this Agreement and as of the Closing, true and correct:

3.1           Due Organization; Subsidiaries; Etc.

(a)               Organization. The Company is a private company duly organized, and validly existing under the laws of the State of Israel with full corporate power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease, or use, and to perform all of its obligations and enforce all of its rights under its Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing (where applicable) in each jurisdiction listed on Section 3.1(a)(i) of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary, in each case, in all material respects. Copies of the Organizational Documents of the Company have been made available to Parent and the Purchaser, and are true, accurate and complete, and there have not been and are not any breaches by the Company of its Organizational Documents. Section 3.1(a)(ii) of the Disclosure Schedule sets forth the names (and titles, if applicable) of each officer, director, and authorized Person of the Company, including the names and members of each committee (if any) of the Company’s board of directors. The board of directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Company’s Organizational Documents. Neither the Company nor the Company’s board of directors (or any committee thereof) has granted to any Person any power of attorney in respect of the Company or any of its assets or properties.

(b)               Subsidiaries. Section 3.1(b) of the Disclosure Schedule sets forth each Subsidiary. The Company owns all of the outstanding equity interests of each Subsidiary. Except for those Persons listed on Section 3.1(b)(i) of the Disclosure Schedule, the Company does not own, and has not owned, directly or indirectly, any capital stock or shares, partnership interest, joint venture interest, or any other security or voting, equity, or ownership interest (whether controlling or not) in any Person. Neither the Company nor any Subsidiary has any obligation to acquire any interest in any Person or make any investment in or capital contribution to any Entity. All issued and outstanding shares or other equity interests of each Subsidiary are (i) owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, or other Encumbrances (other than those Permitted Encumbrances listed under item (a) of the definition of the term “Permitted Encumbrances”) on title or transferability, (ii) duly authorized, validly issued, fully paid, and non-assessable, and (iii) not subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right. No claim has been made or threatened, by or on behalf of any Person, to the Company or any Subsidiary asserting that any Person other than the Company is the record or beneficial owner of, or has the right to acquire record or beneficial ownership of, any securities (including options, warrants, and any other equity-linked securities) of, or any other voting, equity, or ownership interest in any Subsidiary. Each Subsidiary is a legal entity duly organized, validly existing, and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization with full power and authority to conduct its business as it is presently being conducted, to own, license, lease, and use the properties and assets that it purports to own, license, lease, or use, and to perform all of its obligations and enforce all of its rights under its Contracts. Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedule, each Subsidiary is duly qualified to do business as a foreign corporation or other Entity and is in good standing in each jurisdiction listed on Section 3.1(b)(ii) of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned, licensed, leased, or used, or the nature of its activities, make such qualification necessary, in each case, in all material respects. Copies of the Organizational Documents of each Subsidiary have been made available to Parent and the Purchaser, and are true, accurate, and there have not been and are not any breaches by the applicable Subsidiary of its Organizational Documents. Section 3.1(b)(iii) of the Disclosure Schedule sets forth the names, titles, and relationship to the Company of each officer, director, and authorized signatories of each Subsidiary, including the names and members of each committee (if any) of its board of directors. None of the Subsidiaries’ boards of directors (or equivalent governing body) has approved or proposed, nor has any Person proposed, any amendment to any Subsidiary’s Organizational Documents. None of the Subsidiaries or its board of directors (or equivalent governing body) has granted to any Person any power of attorney in respect of it or any of its assets or properties. The Company has not guaranteed and is not responsible or liable for any obligations of any other Entity.

(c)               Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to the Company or any of the Subsidiaries.

3.2           Authorization and Enforceability. The Company and each of its Subsidiaries has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery by the Company and each of its Subsidiaries of this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the consummation by the Company of the Transactions, have been duly and validly approved by the board of directors of the Company and, to the extent legally required, the appropriate governing body of each of the Subsidiaries (as applicable), and Parent and the Purchaser have been provided with documentation of such approvals from the requisite governing bodies. No other corporate proceedings or actions on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, and the Transactions. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company and each of its Subsidiaries (as applicable) is a party, each of such Ancillary Agreements will be legal, valid, and binding obligations of the Company and each of its Subsidiaries (as applicable) enforceable against the Company and such applicable Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors’ rights generally (the “Enforceability Exceptions”).

3.3           Capitalization.

(a)               The authorized share capital of the Company is comprised of 66,606,823 Company Ordinary Shares, 9,457,237 Preferred A-1 Shares, 877,192 Preferred A-2 Shares, 1,439,144 Preferred A-3 Shares, 14,880,246 Preferred B Shares and 3,326,956 Preferred B-1 Shares. There are no other shares of other classes or series of capital shares of the Company authorized. There are issued and outstanding 22,933,765 shares of Company Ordinary Shares, 9,457,237 shares of Preferred A-1 Shares, 877,192 shares of Preferred A-2 Shares, 1,439,144 shares of Preferred A-3 Shares, 14,723,198 shares of Preferred B Shares, and 3,326,956 shares of Preferred B-1 Shares. 8,938,250 shares of Company Ordinary Shares are authorized for issuance under the Company Equity Plan, of which 5,249,622 shares of Company Ordinary Shares are subject to outstanding and unexercised Company Options and 754,863 shares of Company Ordinary Shares remain available for issuance under the Company Equity Plan. 157,048 shares of Preferred B Shares are authorized for issuance under the Company Warrants. All of the issued and outstanding shares of Company Share Capital are, and all shares of Company Share Capital that may be issued pursuant to the exercise of outstanding Company Options, Company Warrants or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission, or similar right, except as set forth in the Articles of Association. There are no accrued or declared but unpaid dividends on any share of Company Share Capital. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Sections 3.3(b) or 3.3(c) of the Disclosure Schedule is the record or beneficial owner of, or has the right to acquire record or beneficial ownership of, any securities (including options, warrants, and any other equity-linked securities) of, or any other voting, equity, or ownership interest in the Company.

(b)               Section 3.3(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Persons who hold Company Share Capital, indicating the number, class, and series of shares of Company Share Capital held by each Person, and (ii) all Persons who hold securities convertible into or exercisable for Company Share Capital, other than Company Options, indicating (A) a description of the security, (B) the number, class, and series of shares of Company Share Capital into or for which the security is convertible or exercisable, and (C) the conversion or exercise price, date of issuance, date of expiration, vesting terms (if any), and accelerated vesting provisions (if any) for such security.

(c)               Section 3.3(c) of the Disclosure Schedule sets forth a true and complete list of the name of the holder of each Company Option outstanding as of the date of this Agreement, the number of shares of Company Ordinary Shares covered by such Company Option, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option, or under Section 102 or Section 3(i) of the ITO and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route), the exercise price per share of such Company Option, the vesting schedule (including any accelerated vesting provisions) and vested status of such Company Option as of the date of this Agreement, and the applicable expiration date. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Company Shareholder approval by the necessary number of votes or written consents. True, correct and complete copies of all tax rulings, opinions, written correspondence and filings with the ITA relating to the Company Equity Plans and any awards thereunder have been provided to Parent. All Company Options have been granted in compliance with applicable Legal Requirements, including all applicable federal and state securities laws, and the Company Equity Plan. Each Company Option granted to United States persons (as defined in Section 7701(a)(30) of the Code) was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Ordinary Shares on the applicable date of grant. All Company Options granted pursuant to Section 102 of the ITO were granted under an employee option plan deemed approved, or not rejected within 90 days from filing, by the ITA under the capital gains route of Section 102 of the ITO and comply in all material respects with the requirements of Section 102 and the rules and regulations promulgated thereunder and qualify for treatment under the capital gain route thereunder, and were duly and timely deposited in accordance with the provisions of Section 102 of the ITO and the published guidelines of the ITA with the 102 Trustee, and no Legal Proceedings have been threatened against the Company (nor is the Company aware of a reasonable basis for any Legal Proceedings against the Company) with respect to the failure of the Company to comply with such requirements. True and complete copies of all form agreements (and any amendments thereto, if applicable) evidencing Company Options have been provided to Parent and the Purchaser, and all grants of Company Options have been made pursuant to agreements that do not materially deviate from such form agreements and the Company Equity Plan. The terms of the Company Equity Plans permit the treatment of Company Options as provided in this Agreement, without notice to, or the consent or approval of, the holders of Company Options, the Company Shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions, and without any adjustment to the number of shares or exercise prices, in effect for such Company Options.

(d)              Section 3.3(d) of the Disclosure Schedule sets forth all options to acquire Company Share Capital that have been exercised, including the name of the optionee, his/her residency status, the number of shares issued pursuant to the exercise of such options, the exercise price per share, and the date of exercise.

(e)               Except as set forth in Section 3.3(a) of this Agreement or on Section 3.3(b) or 3.3(c) of the Disclosure Schedule, (i) there is no share capital or other shares or voting securities of the Company authorized, issued, or outstanding, (ii) there are no securities of the Company reserved for issuance for any purpose, (iii) there are no outstanding or authorized compensatory equity or equity-linked awards of any form, including any options, share appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights (except as set forth in the Articles of Association), awards, convertible securities, bonds, debentures, notes, or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”), or subscriptions or other rights, agreements, arrangements, or commitments of any character, obligating the Company to issue, transfer, or sell or cause to be issued, transferred, sold, or repurchased any shares of Company Share Capital, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend, or enter into any such option or other compensatory equity or equity-linked award, warrant, call, subscription, or other right, agreement, arrangement, or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iv) there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire or retire for value any shares of Company Share Capital, or other equity interests in the Company or to provide funds to make any investment (in the form of a loan, capital contribution, or otherwise) in any other Person. There are no outstanding compensatory equity or equity-linked awards of any form, including any profits interests or similar equity interests, as applicable, equity appreciation rights, equity options, restricted equity awards, equity units, “phantom” equity, deferred equity awards, performance equity or similar awards or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of any securities of, or any other voting, equity, or ownership interest in, any Subsidiary.

(f)                Except as set forth on Section 3.3(f) of the Disclosure Schedule and in the Articles of Association, there are no (i) agreements pursuant to which registration rights in the securities of the Company have been granted, (ii) shareholder agreements between the Company and any current Company Securityholder regarding the securities of the Company, or (iii) agreements among Company Securityholders with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any voting trusts, proxies, rights of first refusal, or similar restrictions on transfer).

(g)               No distributions (including distributions for Taxes) are owed or intended to be paid by the Company to any Company Securityholder and no declaration, notice, consent, approval or any other form of notification, written or oral, was made or intended to be made by the Company to any Company Shareholder, and no payments (including payments for Taxes) are owed to the Company with respect to any shares of Company Share Capital.

(h)               The Company has not violated any Legal Requirements, including applicable federal or state securities laws, in connection with the offer, sale, or issuance of any Company Share Capital, Company Options, or any other securities, and such Company Share Capital, Company Options, and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents. None of these securities were issued in violation of any preemptive rights or other rights to subscribe for or purchase any securities of the Company. As a result of the Transactions, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Share Capital, free and clear of any Encumbrances (other than those Encumbrances listed under item (a) of the definition of the term “Permitted Encumbrances”).

(i)                 All individuals who are U.S. taxpayers who have acquired unvested shares of Company Share Capital have timely filed all elections and notices under Section 83(b) of the Code with respect to such shares and copies of such elections and notices have been provided to Parent and the Purchaser.

(j)                 The Closing Consideration Schedule delivered to Parent and the Purchaser in accordance with Section 1.3(a) of this Agreement will accurately reflect, as of immediately before the Closing, all information required to be set forth therein.

3.4               Indebtedness. Section 3.4 of the Disclosure Schedule sets forth all outstanding Indebtedness, and for each item of Indebtedness listed, identifies (to the extent applicable) each debtor, the principal amount, each counterparty, the maturity date, any conversion rights, payout multiples, or acceleration provisions, any amounts that are required to be paid in addition to principal and interest, prepayment penalties, and any collateral securing such Indebtedness. All letters of credit, fidelity bonds, and surety bonds of the Company or of any Subsidiary (if any) are in full force and effect and will continue in full force and effect immediately following the consummation of the Transactions. No breach or default (including any defaults resulting from lapse of time) exists with respect to any outstanding Indebtedness or the obligations of the Company or any Subsidiary under any letters of credit, fidelity bonds, or surety bonds (if any) and neither the Company nor any Subsidiary has received any notification of acceleration of any such Indebtedness or cancellation of any of such letters of credit, fidelity bonds, or surety bonds.

3.5               Consents and Approvals. Except as set forth on Section 3.5 of the Disclosure Schedule, (a) no Governmental Authorization or other notice to, declaration, filing, or registration with, or authorization, consent, or approval of, any Person, and (b) no consent under any Contract or Governmental Authorization from any Person, is, in each case, required to be made or obtained by the Company, any Subsidiary, any Seller, or any other Affiliate of the Company in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions by the Company.

3.6               Real Property and Leased Property.

(a)               No Owned Real Property. Neither the Company nor any Subsidiary owns, or has ever owned, any Owned Real Property.

(b)               Actions. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings or other Legal Proceedings relating to any Company Leased Real Property.

(c)               Real Property Leases or Other Agreements. Section 3.6(c) of the Disclosure Schedule sets forth a true, correct and complete list of each lease, sublease and other agreement under which the Company or any Subsidiary uses or occupies or has the right to use or occupy any real property, including real property at which operations of the Company or any Subsidiary are conducted (such property, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”). With respect to each Company Real Property Lease, Section 3.6(c) of the Disclosure Schedule identifies the address of the property subject thereto (where available), the rent payable and termination date thereunder, the square footage, the terms of any renewal options, the parties to such Company Real Property Lease and all deposits made to landlords or other agents in connection with such Company Real Property Lease. Either the Company or a Subsidiary has a good and valid leasehold interest in each Company Real Property Lease, which are free and clear of all Encumbrances other than any Permitted Encumbrances. Each Company Real Property Lease is, and after giving effect to the Transactions will be, valid, binding and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions. No uncured default of any nature on the part of the Company or, if applicable, a Subsidiary or, to the Knowledge of the Company, any other party thereto, exists under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under a Company Real Property Lease. There are no claims pending or threatened against any deposits made in respect of any Company Real Property Lease (if any). Except for the Company Real Property Leases, neither the Company nor any Subsidiary occupies or operates any real property (including any buildings or other structures thereon) or holds any leasehold or other interest in any real property. The Company and the Subsidiaries enjoy peaceful and undisturbed possession of all of the Company Leased Real Property. Except for the Company Real Property Leases listed on Section 3.6(c) of the Disclosure Schedule, there are no leases, subleases, occupancy agreements, options, rights, concessions, or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any real property, or any portion thereof or any interest in any such real property.

(d)               Other Leases. The Company or a Subsidiary has a good and valid leasehold interest in each Lease, free and clear of all Encumbrances other than any Permitted Encumbrances. Each Lease is, and after giving effect to the Transactions will be, valid, binding and in full force and effect, except as such enforceability may be limited by the Enforceability Exceptions.

(e)               Utilities. All Company Leased Real Properties are supplied with utilities (including water, sewage, disposal, electricity, gas, telephone, and high-speed Internet access) and other services necessary for the operation of the Business as currently operated, and there is no condition which could impede or prevent access from any Company Leased Real Property to such utility services.

(f)                No Special Assessment. Neither the Company nor any Subsidiary has received any notice of any special assessment relating to any Company Leased Real Property or any portion of any Company Leased Real Property and, there is no pending or, to the Knowledge of the Company, threatened, special assessment.

3.7               Tangible Assets. Except as set forth in Section 3.7 of the Disclosure Schedule, each of the Company and each applicable Subsidiary has good title to, or valid ownership interest in, all of its properties and assets, real and personal, including the Fixtures and Equipment, and all other Tangible Personal Property (such properties and assets, together with the Company Real Property Leases and Leases, the “Company Assets”), in each case, free and clear of all Encumbrances, except Permitted Encumbrances. The Company Assets are insured to the extent and in a manner customary in the industry in which the Company and applicable Subsidiaries operate, are structurally sound with no known material defects, and are in good operating condition and repair, normal wear and tear excepted. The Company Assets are adequate for the uses to which they are being put, and none of such Company Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and are in conformity, in all material respects, with all applicable Legal Requirements. Section 3.7 of the Disclosure Schedule lists all material Fixtures and Equipment owned by or leased by the Company or any Subsidiary and all other material Tangible Personal Property owned by or leased by the Company or any Subsidiary. The Company or a Subsidiary owns, or has a valid leasehold or other interest in, and after the Closing Date (giving effect to the Transactions), the Company or the applicable Subsidiary will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances (other than Permitted Encumbrances), all assets necessary for the conduct of the Business as presently conducted and to permit Parent and the Purchaser to continue to conduct the Business in substantially the same manner as the Business has been conducted.

3.8               Contracts.

(a)               Section 3.8(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or its assets is bound, or pursuant to which the Company or any Subsidiary is an obligor or a beneficiary, of the following categories (each Contract which is required to be listed on Section 3.8(a) of the Disclosure Schedule, irrespective of whether actually listed, and each IP License, a “Material Contract”):

(i)                 all Contracts for the employment or engagement of any Service Provider on a full time, part time, consulting, or other basis (A) providing annual compensation (whether cash or otherwise but excluding equity) that may exceed $50,000; (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions (other than in connection with payment to holders of Company Share Capital, Company Options and Company Warrants on account of any such securities); or (C) restricting the Company’s or any Subsidiary’s ability to terminate the employment or engagement with any employee or consultant at any time for any lawful reason or for no reason without penalty or other Liability (excluding any restriction under applicable Legal Requirement);

(ii)              collective bargaining agreements or similar Contracts with any labor union or employee association;

(iii)            Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant, or other Person;

(iv)             promissory notes, loans, agreements, indentures, evidences of Indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually or in the aggregate in excess of $25,000, whether the Company or any Subsidiary will be the borrower, lender, or guarantor thereunder (or any similar commitment or assumption of Indebtedness) or whereby any assets of the Company or any Subsidiary are pledged (excluding credit provided by the Company or any Subsidiary in the ordinary course of business to purchasers of the Company’s or a Subsidiary’s services or products, including Internet domain names);

(v)               options, and rights of first or last offer, negotiation, or refusal with respect to any property, real or personal, whether the Company or a Subsidiary will be the grantor or grantee thereunder;

(vi)             Contracts relating to Company Real Property Leases or Leases, in each case, that are not terminable (without Liability) within 30 days;

(vii)          Contracts with any of the customers, suppliers, or vendors required to be listed on Section 3.25 of the Disclosure Schedule;

(viii)        technical assistance, sales, customer, vendor, commission, development, distribution, consulting, agency, sponsorship, marketing or advertising Contracts related to the Business (or any individual Product(s)) or to the assets of the Company or any of its Subsidiaries that involve payments in excess of $50,000 in a 12-month period;

(ix)             Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 in a 12-month period;

(x)               Contracts involving performance of services, distribution, or delivery of Products by the Company or any Subsidiary, actual or potential, in excess of $25,000 in a 12-month period;

(xi)             Contracts involving receipt of payment, actual or potential, in excess of $25,000 over a 12-month period;

(xii)          (A) Contracts containing covenants limiting the freedom of the Company or any Subsidiary, or purporting to limit the freedom of any Affiliate of the Company (in his capacity as such), to engage in any line of business or develop, market, or distribute any Product or Intellectual Property or Technology, compete with any person, or solicit or hire any Person, or that otherwise have the effect of restricting the Company or any employee, consultant, officer, or Affiliate of the Company from the development, marketing, or distribution of products and services or any other business activity anywhere in the world, including non-competition, non-solicitation, and standstill obligations, exclusivity rights, and “most favored nation” provisions; (B) Contracts that grant to any Person any options, rights of first refusal, first offer, or co-sale, or similar preferential rights to purchase any assets, properties, or securities of the Company; or (C) Contracts requiring the Company or any Subsidiary to purchase all or any specific percentage of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(xiii)        Contracts with any Governmental Body, including any agency, administration, or department of a Governmental Body, or with respect to a Governmental Grant;

(xiv)         Contracts relating to any pending or completed acquisition of any business or Person by merger, consolidation, asset purchase, or any other means;

(xv)           written or oral indemnitees, warranties, guaranties, or other similar undertakings with respect to contractual performance extended by the Company or any Subsidiary, other than under customer agreements entered into in the ordinary course of business;

(xvi)         joint venture, partnership, or other Contracts (however named) involving a sharing of profits, royalties, revenues, losses, costs, or Liabilities by the Company or any Subsidiary with any other Person, including any Contract that creates an agency relationship, sales representation, channel partner, distribution, or reseller arrangement or relationship;

(xvii)      Contracts providing for the development, delivery, or ongoing support by the Company or any Subsidiary (other than ordinary support or technical assistance provided to customers) of any Product or Intellectual Property or Technology, independently or jointly, by, for, or with the Company or any Subsidiary;

(xviii)    Contracts granting an exclusive license to any Company Intellectual Property or exclusive rights (including in any geographic territory or business vertical) to license, market, distribute, sell, re-sell, support, host, or deliver any Products or Company Technology, or otherwise contemplating an exclusive relationship between the Company or any Subsidiary and any other Person;

(xix)         Contracts between the Company or any Subsidiary and any securityholder of the Company, any Affiliate of any securityholder of the Company, or any other Affiliate of the Company;

(xx)           Contracts that provide for indemnification of directors, officers, employees, or agents of the Company or any Subsidiary;

(xxi)         Contracts that may not be terminated by the Company or the applicable Subsidiary (without penalty) within 60 days after the delivery of a termination notice by the Company or the Subsidiary;

(xxii)      Contracts for which a breach of such Contract or termination of such Contract could reasonably be expected to result in a Material Adverse Effect;

(xxiii)    licensing agreements or other Contracts, in each case that are not already included on Section 3.18(c) of the Disclosure Schedule and that are not Standard Software Licenses, relating to the development, ownership, use, or licensing of (or covenant not to sue, non-assertion, co-existence, settlement, or similar agreements or consents related to) any patents, trademarks, copyrights, or other Intellectual Property or Technology, including agreements with current or former employees, consultants, or contractors regarding the disposition, development, appropriation, or nondisclosure of any Company Intellectual Property or any Company Technology;

(xxiv)     Contracts relating to the sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(xxv)       Contracts under which any of the Transactions would give rise to or expand any rights in favor or, or any obligation on the part of, the Company, any Subsidiary, or any other Person;

(xxvi)     Contracts relating to confidentiality, non-disclosure, or non-use with strategic partners;

(xxvii)      Any settlement agreement;

(xxviii)        Contracts with any investment banker, broker, advisor or similar party, retained by the Company in connection with this Agreement and the Transactions;

(xxix)     Contracts or plans (including any share or stock option, merger and/or stock bonus plan) relating to the sale, issuance, transfer, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Share Capital or any other securities of the Company.

(xxx)       any other Contracts entered into outside the ordinary course of business.

The Company has provided to Parent and the Purchaser true, correct, and complete copies (and, in the case of oral agreements, true and correct descriptions of such agreements in reasonable detail) of all of the Contracts listed on Section 3.8(a) of the Disclosure Schedule, including all amendments and supplements thereto.

(b)               Absence of Defaults. Each Material Contract is valid, binding, and enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Company or the applicable Subsidiary, as applicable, has fulfilled or taken all action necessary to enable it to fulfill when due all of its material obligations under each of such Contracts. The Company or applicable Subsidiary and, to the Knowledge of the Company, all other parties to such Contracts, have complied in all material respects with the provisions thereof and are not in breach or default thereunder. No notice of any claim of breach or default has been given to the Company or any Subsidiary and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give the Company, any Subsidiary, or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract. Neither the Company nor any Subsidiary has received any notice or other communication of termination of any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any such Contract.

(c)               No Renegotiation. No Person has a contractual right under the terms of any Material Contract to renegotiate (i) any amount paid or payable to or by the Company or any Subsidiary under such Contract or (ii) any other material term or provision of such Contract.

(d)               Proposed Contracts. Section 3.8(d) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract for which any offer, award, written proposal, term sheet, or similar document has been submitted by the Company or any Subsidiary, in each case that (i) would contain binding obligations of the Company or any Subsidiary if accepted by the recipient and (ii) if so accepted by the recipient prior to the date of this Agreement, would constitute a Material Contract.

3.9               Governmental Authorizations.

(a)               Section 3.9(a) of the Disclosure Schedule sets forth a complete list of all Governmental Authorizations used in or necessary for the operation of the Business or otherwise held by the Company or any Subsidiary. The Company and each Subsidiary have, and at all times have had, all material Governmental Authorizations required under any Legal Requirement (including Environmental Laws) in the operation of the Business, and own or possess such Governmental Authorizations free and clear of all Encumbrances. Neither the Company nor any Subsidiary is in breach or default, and neither the Company nor any Subsidiary has received any notice of any claim of breach or default, with respect to any such Governmental Authorization. Except as set forth on Section 3.9(a) of the Disclosure Schedule, all such Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Transactions. No present or former officer, director, employee, or other Representative of the Company or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial, or other interest (direct or indirect) in any Governmental Authorization which the Company or any Subsidiary owns, possesses, or uses.

(b)               The Governmental Authorizations set forth on Section 3.9(a) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary to permit the Company and the Subsidiaries to lawfully conduct and operate the Business in the manner that the Business is currently conducted and proposed to be conducted, and to permit the Company and the Subsidiaries to own, lease, license, and use their assets in the manner in which the Company and the Subsidiaries currently own, lease, license, and use their assets.

3.10           No Conflict. Except as set forth on Section 3.10 of the Disclosure Schedule, neither the execution, delivery, and performance of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, nor compliance by the Company or any of its Subsidiaries (as applicable) with any of the provisions by this Agreement and the Ancillary Agreements to which it is a party, will (a) violate or conflict with any provision of any Organizational Documents of the Company or any Subsidiary; (b) violate, conflict with, or result in or constitute a breach or default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any payment obligation, liability, or Encumbrance upon or with respect to any assets of the Company or any Subsidiary under any of the terms, conditions, or provisions of any Contract or Governmental Authorization to which the Company or any Subsidiary is a party or by which the assets of the Company or any Subsidiary are bound; (c) violate any Legal Requirement or Court Order; (d) impose any Encumbrance on any of the assets of the Company or the Subsidiaries; (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to the Business or any of the assets of the Company or any Subsidiary; or (f) give any Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Regulation or any Court Order to which the Company or any Subsidiary or any of the assets owned or used by the Company or any Subsidiary is subject.

3.11           Financial Statements and Related Information.

(a)               Financial Statements. The Company has delivered to Parent and the Purchaser the following financial statements (collectively, the “Company Financial Statements”): (i) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited statements of operations and statements of cash flows for the fiscal years then ended, and (ii) the unaudited balance sheet (the “Last Balance Sheet”) of the Company as of December 31, 2020 (the “Last Balance Sheet Date”), and the related unaudited statement of operations and statement of cash flows for the 12-month period then ended and (iii) the unaudited standalone balance sheet of each Subsidiary as of the Last Balance Sheet Date.

(b)               Fair Presentation. The Company Financial Statements are complete and accurate in all material respects and present fairly the financial position of the Company and the Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (subject to, in the case of unaudited financial statements referred to above, the absence of footnotes and year-end adjustments, none of which will be material). The books, records, and accounts of the Company and each Subsidiary accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company.

(c)               Internal Controls. The systems of internal accounting controls maintained by the Company and the Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) any unauthorized use, acquisition, or disposition of the Company’s or any Subsidiary’s assets that would materially affect the Company Financial Statements would be detected or prevented in a timely manner; and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent and the Purchaser copies of, all written descriptions of, and all policies, manuals, and other documents promulgating, such internal accounting controls. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, the Company’s independent auditors nor any current or former employee, consultant, or director of the Company or any Subsidiary has identified or been made aware of any fraud, whether or not material, that involves the management of the Company or any Subsidiary or other current or former employees, consultants, or directors of the Company or any Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company, any Subsidiary, any director, officer, or any employee of the Company or any Subsidiary, or, to the Company’s Knowledge, any auditor, accountant, or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, or methods of the Company or any Subsidiary or their internal accounting controls or any material inaccuracy in the Company Financial Statements.

3.12           Undisclosed Liabilities.

(a)               No Liabilities. The Company and the Subsidiaries have no Liabilities except for (i) Liabilities reflected or reserved against in the Last Balance Sheet; (ii) accrued salaries that have been incurred by the Company or a Subsidiary since the Last Balance Sheet Date in the ordinary course of business and consistent with the Company’s or the applicable Subsidiary’s past practices; (iii) accounts payables that have been incurred by the Company or a Subsidiary since the Last Balance Sheet Date in the ordinary course of business and consistent with the Company’s or the applicable Subsidiary’s past practices; (iv) Liabilities under this Agreement and Closing Transaction Expenses; (v) non-monetary Liabilities pursuant to express terms of executory Contracts; and (vi) the Liabilities identified on Section 3.12(a)(i) of the Disclosure Schedule. The Company has never guaranteed or otherwise agreed to cause, insure, or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person, where such undertakings, commitments or pledges are still in effect.

(b)               No “Off-Balance Sheet” Arrangements. Except as set forth in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).

3.13           Books and Records. The Books and Records of the Company and each Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices and applicable Legal Requirements. The Company and each Subsidiary have made and kept (and given Parent and the Purchaser access to) the Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company, each Subsidiary, and the Business in all material respects. The minute books of the Company and each Subsidiary previously delivered to Parent and the Purchaser accurately and adequately reflect all actions previously taken by the board of directors (or similar body) and shareholders of the Company and each Subsidiary. Neither the Company nor any Subsidiary has taken any action that is inconsistent with, or violates, any resolution adopted by its shareholders (or other securityholders), board of directors (or similar body), or any committee of the board of directors (or similar body). The copies of the share register and ledgers of the Company and each Subsidiary previously delivered to Parent and the Purchaser are true, correct, and complete, and accurately reflect the current securityholders of the Company and each Subsidiary and all transactions effected in the capital stock, share capital or ownership interests of the Company and each Subsidiary through and including the date of this Agreement. Neither the Company nor any Subsidiary has engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained Books and Records of the Company and the Subsidiaries.

3.14           Absence of Changes. Except as set forth on Section 3.14 of the Disclosure Schedule or as specifically contemplated under this Agreement, since the January 1, 2021, there has not been any:

(a)               change in the authorized or issued share capital or other equity or voting interests or securities of the Company or any Subsidiary; grant of any share option or right to purchase any share capital of the Company or other equity or voting interests or securities of the Company; exercise of any share or stock option or warrant; issuance of, or commitment to issue, any capital shares or other equity interest or any security convertible into or exchangeable for such capital shares or other equity interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any capital shares; or declaration or payment of any dividend or other distribution or payment in respect of shares of Company Share Capital;

(b)               amendment to any Organizational Document of the Company or any Subsidiary;

(c)               material adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income, earnings, or prospects of the Business or of the Company and the Subsidiaries;

(d)               material transaction or action outside the ordinary course of business;

(e)               adoption of or change in any Tax or other accounting method, principle, or practice or change in any annual Tax accounting period; making of or change in any Tax election; settlement or compromise of any claim, notice, audit report, or assessment in respect of Taxes; filing or amending of any Tax Return; making of a request for a Tax ruling; entry into or making of a request to enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax closing agreement, or similar agreement (including with a Governmental Body) in respect of Taxes (other than tax rulings pursuant to Section 1.3(j) which are associated with the Transactions contemplated in this Agreement that Parent or the Purchaser has consented to in writing, prior to the submission of such request for a ruling); surrender of any right to claim a Tax refund or any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or taking of any action (or failure to take any action) that could have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax asset of Parent, the Purchaser and their Affiliates (including the Company and the Subsidiaries) after the Closing;

(f)                revaluation of any assets of the Company or any Subsidiary, including writing off notes or accounts receivable, except in the ordinary course of business;

(g)               damage, destruction, or loss (whether or not covered by insurance) adversely affecting the Business;

(h)               amendment or waiver of any rights, or acceleration of vesting under any share, stock or option agreement;

(i)                 cancellation of any Indebtedness or waiver or release of any material right or claim of the Company or any Subsidiary or relating to the Business;

(j)                 (i) hiring or termination of any Service Provider; (ii) payment, announcement, promise, or grant, whether orally or in writing, of any increase in or establishment of (as applicable) any form of compensation or benefits payable by the Company or any Subsidiary, including any grant of any compensatory equity or equity-linked award or increase or change pursuant to any Company Employee Plan (except as required by any Legal Requirement); (iii) entry into, adoption, amendment, or termination of any Company Employee Plan; or (iv) accelerated vesting or accelerated payment of any compensation or benefits under any Company Employee Plan;

(k)               adverse change in employee relations that has or is reasonably likely to have a material effect on the productivity, financial condition, or results of operations of the Company or any Subsidiary, or the relationships between the employees and the management of the Company or any Subsidiary;

(l)                 entry into, amendment, cancellation, or termination of any Contract or Governmental Authorization to which the Company or any Subsidiary is a party or otherwise relating to the Business, including any employment, consulting, distribution, dealer, sales representative, joint venture, credit, or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $25,000 in a 12-month period;

(m)             mortgage, pledge, or other Encumbrance of any assets of the Company or any Subsidiary or relating to the Business, except purchase money mortgages arising in the ordinary course of business;

(n)               sale, exclusive license, assignment, transfer, permission to lapse or abandonment of any assets of the Company or any Subsidiary or relating to the Business;

(o)               acquisition, lease, or license of any right or asset from any other Person other than immaterial assets acquired, leased or licensed in the ordinary course of business;

(p)               transfer of the registration of any Company Internet Domains and Accounts or failure to timely renew the registration of any Company Internet Domains and Accounts;

(q)               failure to maintain or protect the confidentiality of any trade secret, Source Code, data, or other information related to the Business, the Company, or any Subsidiary;

(r)                incurrence of Indebtedness by the Company or any Subsidiary for borrowed money or commitment to borrow money entered into by the Company or any Subsidiary, made or agreed to be made by the Company or any Subsidiary, or Indebtedness guaranteed by the Company or any Subsidiary;

(s)                incurrence by the Company or any Subsidiary of Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company or any Subsidiary;

(t)                 payment, discharge, or satisfaction of any Liabilities of the Company or any Subsidiary other than in the ordinary course of business;

(u)               capital expenditures relating to the Company or any Subsidiary, execution of any Lease to which the Company or any Subsidiary is a party, or incurrence of any obligations to make any capital expenditures or execute any Lease;

(v)               failure to pay or satisfy when due any material Liability of the Company or any Subsidiary or related to the Business;

(w)             failure of the Company or any Subsidiary to carry on diligently the Business in the ordinary course so as to preserve for Parent and the Purchaser the Business and the goodwill of the contractors, vendors, licensors, licensees, suppliers, customers, subscribers, registered users, advertisers, sales agents, and Affiliates of the Business and others having business relations with the Company, any Subsidiary, or the Business;

(x)               disposition, sale, transfer, assignment, Encumbrance, pledge, license (other than non-exclusive licenses granted to customers pursuant to Company’s standard form of customer agreement that has been made available to Parent, without modification, in the ordinary course of business), abandonment, dedication to the public, failure to maintain, or lapse, in whole or in part, of any Business Intellectual Property;

(y)               loan by the Company or any Subsidiary of money to any Person (other than routine and reasonable travel or similar advances made to then current employees of the Company or a Subsidiary in the ordinary course of business);

(z)               existence of any other event or condition that in any one case or in the aggregate or in combination with other events or circumstances has or might reasonably be expected to have a Material Adverse Effect;

(aa)            apply for, negotiate or obtain a grant from the IIA or any other Governmental Grant;

(bb)           commencement or settlement of any Legal Proceeding;

(cc)            material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or Business; or

(dd)           agreement, whether oral or written, by the Company or any Subsidiary, to do any of the things described in the preceding clauses (a) through (cc) other than as expressly provided for in this Agreement.

3.15           Litigation. Except as set forth on Section 3.15 of the Disclosure Schedule, there are no, and there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened (a) that are against or specifically related to, or specifically affecting (i) the Company or any Subsidiary, the Business, Products, or the assets of the Company or any Subsidiary (including with respect to Environmental Laws, consumer protection-related Legal Requirements, employment-related claims, allegations, laws, or regulations, and Intellectual Property-related Legal Requirements), (ii) any current or former officer or director of the Company or any Subsidiary in their capacity as such, or (iii) any Company Shareholder in such Company Shareholder’s capacity as a shareholder of the Company; (b) seeking to delay, limit, or enjoin the Transactions; (c) against the Company or any Subsidiary or any officer or director of the Company or any Subsidiary in his/her capacity as such that involve the risk of criminal or regulatory liability; (d) that are related to the ownership of any equity interests, or any option or other right related to equity interests, or the right to receive consideration as a result of this Agreement; or (e) in which the Company or any Subsidiary is a plaintiff, and, to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding. Neither the Company nor any Subsidiary is in default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company or any Subsidiary, the Business, or the assets of the Company or any Subsidiary. There are no Court Orders or agreements with, or liens by, any Governmental Body relating to any Environmental Law that regulate, obligate, or bind the Company, any Subsidiary, the Business, or the assets of the Company or any Subsidiary. To the Knowledge of the Company, no officer or other employee or independent contractor of the Company or any Subsidiary is subject to any Court Order that prohibits such individual from engaging in or continuing any conduct, activity, or practice relating to the Business. To the Knowledge of the Company, there is no reasonable basis for any Person to initiate any Legal Proceedings against the Company.

3.16           Labor Matters.

(a)               The Company has delivered to the Purchaser a spreadsheet setting forth a true, correct, and complete list of the names, employing entity, current annual salary rates or current hourly wages, as applicable, bonus opportunity, title, hire date, employer, any other material compensation or benefits payable, annual entitlement and accrued vacation and paid-time-off, any legally binding commitments made with respect to compensation or benefits, principal work location, and leave status of all present employees of the Company and, where applicable, each such employee’s status as being exempt or non-exempt from the application of mandatory overtime statutes. No officer, Significant Key Employee or Key Employee of the Company has informed the Company or the applicable Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company or the Sellers, no such Person or Persons has any plans to terminate employment with or services for the Company. There are no former employees of the Company who are receiving or are scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive on their behalf) any benefits relating to such former employee’s employment with the Company, including severance benefits (whether it be cash or in kind). In addition to the foregoing, Section 3.16(a)(i) of the Disclosure Schedule will also set forth the additional following information for each of its employees: city/county of employment, citizenship, and any material special circumstances, including whether such employees are currently, or have been in the past nine months been on maternity or parental leave, or unpaid leave, or have had during the last nine months a reduction in scope of work hours or days and/or reduction in salary and compensation.

(b)               The employment of each employee of the Company is terminable by the Company with minimal mandatory statutory notice period, and without payment of severance or other compensation or consideration, except as required by applicable Legal Requirements, and in such event such amounts have been prefunded in full in individual employee policies or fully accrued for as a liability in the Company Financial Statements. The Company has made available to Parent and the Purchaser accurate and complete copies of all Books and Records related to employment matters of the present employees of the Company and the Subsidiaries.

(c)               The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements and with any order, ruling, decree, judgment, or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours, or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments, and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or violation of the personal rights of employees, former employees, or prospective employees; (ii) have withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries, and other payments to any Service Provider; (iii) have no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, including any interest and linkage differences in that respect; and (iv) have no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, employment insurance, or other benefits or obligations for any Service Provider (other than routine payments to be made in the normal course of business and consistent with past practice). With respect to the Israeli employees, unless otherwise noted in Section 3.16(c) of the Disclosure Schedule: (i) the employment of each such Israeli employee is subject to termination upon not more than sixty (60) days’ prior written notice under the termination notice provisions or otherwise included in the employment agreement with such Israeli employee or applicable Legal Requirements, (ii) there are no unwritten policies, practices or customs of the Company or any Subsidiary that entitle any Israeli employee to benefits (including unwritten customs or practices concerning bonuses or the payment of statutory severance pay when it is not required under applicable Legal Requirements), (iii) all amounts that the Company is legally or contractually required either (x) to deduct from such Israeli employees’ salaries or to transfer to such Israeli employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from its Israeli employees’ salaries and benefits and to pay to any Governmental Body as required by the ITO and the Israeli National Insurance Law, 1990, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company are not delinquent in making any such deduction, transfer, withholding or payment, (iv) the Company is in compliance in all material respects with all applicable Legal Requirements and Contracts to which it is subject relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli employees, including but not limited to the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, and the Law of Increased Enforcement of Labor Laws, 2011, (v) no Israeli employee is on a statutory or non-statutory leave of absence of more than 14 consecutive days or has given notice of his or her intention to go on such leave of absence, (vi) no Israeli employee has terminated, or has advised the Company or any Subsidiary of his or her intention to terminate, employment for any reason and the Company and its Subsidiaries have no plans or intentions as of the date hereof to terminate any such employee, and, to the Knowledge of the Company or the Sellers, no Israeli employee has received an offer to join a business that may be competitive with the Company, and (vii) to the Knowledge of the Company or the Sellers, the termination of the employment of no Israeli employee is prohibited or requires a special permit under applicable Legal Requirements as a result of his or personal or leave status or otherwise. The Company does not engage minors, interns, or foreign employees in Israel. Except for extension orders (tzavei harchava) applying to all employees in the State of Israel, the Company and its Subsidiaries are not subject to, and no employee of the Company or any of its Subsidiaries benefits from, any extension order or collective agreement. The Company has made available to the Purchaser (A) copies of all material agreements with Israeli human resource contractors or with Israeli consultants, sub-contractors, or freelancers, and (B) copies of material manuals and material written policies relating to the employment of Israeli employees. The obligations of the Company to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law, 1963, and vacation pursuant to the Israeli Annual Leave Law, 1951 and any Contract or Israeli Plan are fully funded or accrued on the Company Financial Statements, and, unless otherwise set forth in Section 3.16(c) of the Disclosure Schedule, all Israeli employees have been subject to the provisions of Section 14 of the Israeli Severance Pay Law, 1963, with respect to one hundred percent (100%) of the salary for which severance pay is due under the Israeli Severance Pay Law from the date of commencement of their employment with the Company and for the entire period of their employment to date. Amounts paid to Israeli employees that are designated as payment for overtime pay (whether on a per hour or global overtime basis) are in compliance in all material respects with all applicable Legal Requirements and Contracts.

(d)               The Company has not, or has been at any time, either directly or by operation of law, a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent, or, to the Knowledge of the Company, attempting to represent any employee of the Company. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Body, nor are there any grievances, complaints, claims, or judicial or administrative proceedings, in each case, pending before any Governmental Body or, to the Knowledge of the Company, threatened by or on behalf of any Service Provider. The Company has not experienced any strike, slowdown, work stoppage, picketing, lockout, or other organized work interruption with respect to any Service Providers during the past two years, nor are any such strikes, slowdowns, work stoppages, picketing, lockouts, or other organized work interruptions pending or, to the Knowledge of the Company, threatened. The Company is not required to pay any dues to the Histadrut Labor Organization, the Manufacturers’ Association, or any similar organization, or participates in or is required to participate in the expenses of any workers committee (Va’ad Ovdim).

(e)               (i) The Company has paid in full to all of their respective Service Providers or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such Service Providers; (ii) there is no claim with respect to payment of wages, salary, or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Body with respect to any persons currently or formerly employed or engaged by the Company; and (iii) the Company is not a party to, or otherwise bound by, any Court Order or any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

(f)                With respect to each Company Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid (other than routine payments whose payment date has not yet arrived, to be made in the normal course of business).

(g)               The Company is not and has never been subject to the Worker Adjustment and Retraining Notification Act or any similar law in the United States. Neither the Company nor any Subsidiary applied for the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act. The Company has complied in all material respects with all applicable Legal Requirements regarding COVID-19, including all applicable federal, state and local orders (whether in the State of Israel, the United States or any other jurisdiction) regarding mandatory verifications, safety and hygiene precautions in the workplace, shelters-in-place or similar orders in effect as of the date of this Agreement and have taken appropriate precautions regarding their service providers. As of the date of this Agreement, all employees and service providers of the Company are reasonably able to conduct their duties remotely.

(h)               Section 3.16(h) of the Disclosure Schedule contains a list of all individual independent contractors, consultants, or agency employees currently engaged by the Company and each Subsidiary, along with the position, principal work location, a general description of services and responsibilities, date of retention, rate of remuneration, term of engagement for each such Person, and the notice or termination provisions applicable to the services provided by such individual, if not already terminated. Except as set forth in Section 3.16(h) of the Disclosure Schedule, each current or former independent contractor, consultant, or agency employee has entered into customary covenants regarding confidentiality and, if such Person is or was involved in the development of Intellectual Property or Technology, assignment of Intellectual Property and Technology in such Person’s agreement with the Company, a copy of which has been previously delivered to Parent and the Purchaser, except for professional service providers like accountants, lawyers and financial advisors. No current or former independent contractor or consultant of the Company would reasonably be expected to be a misclassified employee. All Israeli employees whose employment agreements state that they are not subject to the Hours of Work and Rest Law, 1951, and accordingly are ineligible for overtime payments, are correctly classified as such. Neither the Company nor any Subsidiary has at any time had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(i)                 To the Knowledge of the Company, each Service Provider has the lawful right to work in the jurisdiction in which he or she provides services for the Company.

3.17           Compliance with Law.

(a)               The Company, each Subsidiary, and the conduct of the Business have not violated and are in compliance, in all material respects, with all Legal Requirements and Court Orders relating to the Company or any Subsidiary, the Business, or the assets of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any notice to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements or Court Orders, and the Company and the Sellers have no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing.

(b)               To the Knowledge of the Company, neither the Company nor any Subsidiary is in violation of any Environmental Laws, and no material expenditures are required in order to comply with such Environmental Laws.

(c)               Neither the Company nor any Subsidiary applied for or received a loan under the PPP under the Coronavirus Aid, Relief, and Economic Security Act.

3.18           Intellectual Property.

(a)               Disclosure of Intellectual Property Section 3.18(a)(i) of the Disclosure Schedule sets forth a true and complete list of all of the Company Registered Intellectual Property, and sets forth (i) for each patent and patent application, the number, normal expiration date, and country of issuance or filing; (ii) for each registration and application for each trademark, service mark, logo, and trade name, the owner, application/serial number or registration number, classes of goods and services covered, expiration date, and country of issuance or filing, and for each application for a trademark registration filed on an intent-to-use basis, the deadline for filing a statement of actual use; (iii) for each registered copyright and application for a copyright registration, the owner, registration number, application number, issuance and filing date, subject matter, and country of filing; (iv) for each Internet domain name, the registered Internet domain name, expiration date, name of the registrant, and name of the registrar; and (v) all payments and filings that are due, and all other actions that must be taken, within 120 days after the date of this Agreement with respect to each item of Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property. Section 3.18(a)(ii) of the Disclosure Schedule sets forth all (x) unregistered trademarks, service marks, logos, and trade names owned by the Company or any Subsidiary, (y) Products of the Company, and (z) all social media accounts, including username or handle, registered in the name of the Company or any Subsidiary.

(b)               Status of Company Registered Intellectual Property. Other than as set forth in Section 3.18(b) of the Disclosure Schedule, no item of Company Registered Intellectual Property has expired, lapsed, or been cancelled or abandoned, nor is any subject to any pending opposition, cancellation, interference, or similar proceeding at the applicable registrar. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations, and certificates in connection with the Company Registered Intellectual Property currently due have been filed with the relevant intellectual property registrars or other authorities in the United States, Israel or other foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or renewing such Company Registered Intellectual Property to the extent required to effect assignments or avoid impairment, invalidity or abandonment. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations, and copyright applications and registrations owned, controlled or filed by or on behalf of the Company or any Subsidiary have been provided or made available to Parent and the Purchaser. Except with respect to patent rights, the Company Registered Intellectual Property is valid and enforceable. With respect to patent rights, Company has not made any actions or omissions that would render the patents rights included in the Company Registered Intellectual Property invalid or unenforceable, and Company is not currently aware of any such circumstance that would render Company Registered Intellectual Property invalid or unenforceable.

(c)               IP Licenses. Section 3.18(c) of the Disclosure Schedule sets forth a true and complete list of (i) all Contracts pursuant to which another Person grants rights in Intellectual Property or Technology to, or covenants not to sue, or agrees to co-exist with, the Company or any Subsidiary (“Inbound Licenses”) and (ii) each Contract pursuant to which the Company or any Subsidiary grants rights in Company Intellectual Property or Technology to, or covenants not to sue, or agrees to co-exist with, any other Person (“Outbound Licenses” and, together with Inbound Licenses, “IP Licenses”); provided, however, that Section 3.18(c) of the Disclosure Schedule shall include any (A) Standard Software Licenses, (B) employee confidentiality and invention assignment agreements on the Company’s forms thereof that have been made available to Parent, without substantial modification or exclusions from their scope, or (C) standard non-disclosure agreements entered into in the ordinary course of business and which do not include any licenses to Intellectual Property or Technology or rights to use “residual” information. A true and correct copy of each IP License with any provision in effect that is not a Standard Software License has been provided to Parent, including all amendments and supplements thereto. All IP Licenses are in full force and effect (and no written notice of breach has been received by Company or any Subsidiary) and, (i) none of the underlying Company Intellectual Property and Company Technology for each such Outbound License and, (ii) to the knowledge of Company, none of the underlying Intellectual Property and Technology each such Inbound License, in each case in whole or in part, is subject to any outstanding injunction, judgment, order, decree or ruling. No Legal Proceeding is pending or threatened, nor has any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand been made, that challenges the legality, validity, enforceability, registration, or ownership of any of the underlying Company Intellectual Property or Company Technology to any such Outbound License or to the knowledge of the Company any Inbound License. With the exception of the Transactions set forth in Section 3.18(c)(i) of the Disclosure Schedule, the consummation of the Transactions will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any IP License. Immediately following the Closing Date, the Company will have the right to exercise all of the Company’s and each Subsidiary’s rights under such IP Licenses on terms identical to those in effect as of the date of this Agreement and to the same extent the Company or the applicable Subsidiary would have been able to had the Transactions not occurred.

(d)               Ownership, Validity, and Enforceability of Intellectual Property. Except as set forth in Section 3.18(d) of the Disclosure Schedule, the Company and the Subsidiaries solely and exclusively own all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances (except Permitted Encumbrances), and with the exception of any non-exclusive Outbound Licenses listed in Schedule 3.18(c) and granted in the ordinary course of business), in and to all Company Intellectual Property and Company Technology. Except as set forth in Section 3.18(d) of the Disclosure Schedule, at the Closing, Purchaser will be permitted to exercise all of the Company’s rights under the IP Licenses, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. The current Business Intellectual Property is all of the Intellectual Property and Technology necessary for or used or held for use by or for the Company and the Subsidiaries in connection with, the operation of the Business as currently conducted. The Company and the Subsidiaries own or have the right to use without payments to any other Person (except pursuant to a valid and binding IP License disclosed or exempt from disclosure under Section 3.18(c) of the Disclosure Schedule) all Business Intellectual Property necessary for, or used or held for use by or for the Company and the Subsidiaries in connection with the operation of the Business as currently conducted immediately following Closing. Neither the Company nor any Subsidiary has been a member or promoter of, or contributor to, any industry standards body or similar organization. Neither the Company nor any Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person of any Company Intellectual Property or Company Technology.

(e)               Protection of Intellectual Property. The Company and each Subsidiary are taking and have taken all reasonable steps consistent with industry practice to obtain, maintain, police, and protect the Company Intellectual Property and Company Technology and to maintain and protect the confidentiality of any trade secrets, Source Code, and other material Confidential Information of Company or any Subsidiary.

(f)                Contributors of Intellectual Property. All current and former employees, consultants, and contractors of the Company or any Subsidiary and any other Persons that have participated in the creation or development of, or otherwise been retained by the Company or any Subsidiary to create or develop, any Company Intellectual Property or Company Technology for the Company or any Subsidiary (“Contributors”) have executed valid and enforceable agreements in which they have expressly and assigned all of their rights in and to such Intellectual Property and Technology developed for the Company or in the course of their engagement by the Company to the Company or the applicable Subsidiary, have waived all moral rights therein to the extent legally permissible, and have agreed to maintain the confidentiality of such Intellectual Property and Technology developed for the Company or in the course of their engagement by the Company (“Contributor Agreements”). Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to any such agreement is in material breach of any such Contributor Agreement. Other than as set forth in Section 3.18(f) of the Disclosure Schedule, at no time during the creation, conception, or reduction to practice of any Company Intellectual Property or Company Technology was any Contributor, the Company, or any Subsidiary operating under, and no Company Intellectual Property or Company Technology was created, conceived, or reduced to practice using or is otherwise subject to: (i) any grants from any Governmental Body or research, medical or educational or military institution, (ii) any sponsorships by any Governmental Body or research, medical or educational or military institution, (iii) the facilities of any Governmental Body or research, medical or educational or military institution; or (iv) the rules or agreements of any Governmental Body, university, college, other medical or educational institution, military, research center or academic institutions granting rights in such Intellectual Property to due to a Contributor's relationship with such body at the same time as Contributor's employment by the Company. Neither the Company nor any Subsidiary has received any funding, incentives or other support from the IIA. Neither the Company nor any Subsidiary has nor ever had any ongoing reporting, financial or other obligations toward the IIA pursuant to Israel’s Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (the “Innovation Law”), nor will any such obligations be triggered as a result of the transactions contemplated by this Agreement. There are no restrictions whatsoever imposed by the Innovation Law that impair the transfer, assignment, licensing or other disposition, whether inside or outside the State of Israel, by the Company or any Subsidiary of any of the Company Intellectual Property or Company Technology. No Governmental Body, educational, medical or research institution, or military, including without limitation the IIA, has asserted, and no such body including without limitation the IIA, has, any right, title, interest, or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Intellectual Property or Company Technology. All current and former employees of the Company and any Subsidiary have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under section 134 of the Israeli Patent Law 1967.

(g)               No Infringement. To the Knowledge of the Company, neither the Company nor any Subsidiary has or does, and each of (i) the Company Intellectual Property, Company Technology, (ii) the Products, and (iii) the operation of the Business as currently conducted, has not, and does not, infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property or Technology, violate any right to privacy or publicity, or constitute unfair competition or trade practices under the Legal Requirements of any jurisdiction to which the Company, any Subsidiary, or the Business is subject. Except as set forth on Section 3.18(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has received from any Person any written invitation to license, cease and desist letter, or written notice claiming that the Business Intellectual Property, the Products, or the operation of the Business infringes, dilutes, conflicts with, misappropriates, or otherwise violates the rights of any Person in or to any Intellectual Property or Technology, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the Legal Requirements of any jurisdiction, including any claim that the Company or any Subsidiary must license or refrain from using any Intellectual Property or other rights or Technology of any Person and, to the Knowledge of the Company, there is no reasonable basis for such a claim.

(h)               No Third-Party Infringers. The Company and each Subsidiary have taken all reasonable and prudent steps to protect the Company Intellectual Property and Company Technology from infringement, misappropriation, and violation by any other Person. To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation, or misappropriation by any Person of any Company Intellectual Property or Company Technology. Neither the Company nor any Subsidiary has made or asserted any charge, complaint, claim, demand, or notice (i) alleging any unauthorized use, unauthorized disclosure, infringement, dilution, violation, or misappropriation of any Business Intellectual Property or (ii) pertaining to or challenging the validity, enforceability, priority, or registrability of, or any right, title, or interest of any Person with respect to, any Company Intellectual Property or Company Technology.

(i)                 No Order. There are no Court Orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar litigation-related, inter partes, or adversarial-related, or government-imposed, obligations to which the Company or any Subsidiary is a party or is otherwise bound that (i) restrict the rights of the Company or any Subsidiary to use, transfer, license, distribute, exploit, or enforce any Company Intellectual Property, Company Technology, or Product; (ii) restrict the current conduct of the Business in order to accommodate another Person’s Intellectual Property or Technology; or (iii) grant any third party any right with respect to any Company Intellectual Property that is owned by the Company or any Subsidiary or exclusively licensed to the Company or any Subsidiary.

(j)                 No Harmful Code and Security.

(i)                 The IT Systems operate and perform materially in accordance with their documentation and functional specifications, and are adequate and sufficient for the operation of the Business as currently conducted. There has been no failure, malfunction, or breach with respect to any IT Systems that has had or may have a material adverse effect on the operation of the Business. No Product and none of the Company Software contains, as a result of Company's actions, omissions or negligence, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routine, or instructions designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data (including Personal Data and User Data) or file without the user’s consent. None of the Company Software constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s actions or location without such user’s or its employer’s knowledge and consent, or employs a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior. The Company has employed industry standard anti-virus and anti-malware detection techniques in all product development processes.

(ii)              Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company and each Subsidiary have reasonably complied with all applicable Legal Requirements and contractual obligations with respect to, and have safeguards and appropriate procedures in place to ensure the protection of, data and the security of the IT Systems, and integrity of all data stored in the IT Systems. IT Systems are free from any hardware components, timer, copy protection device, clock, or counter that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of the IT Systems, data, or other software by a third party that were introduced by the Company. Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company and each Subsidiary have appropriate disaster recovery and security plans, procedures, and facilities and have taken all reasonable steps designed to safeguard the IT Systems utilized in the operation of the Business as such is currently conducted. To date, to the Knowledge of the Company, there has been no unauthorized access or misuse of or intrusions or breaches of the security of the IT Systems.

(k)               Open Source List. Section 3.18(k) of the Disclosure Schedule sets forth a complete and accurate list of all Open Source that is used in, incorporated into, embedded, linked to or by, integrated, or bundled with, or used in the development or compilation of, any Products or any Company Intellectual Property or Company Technology, including the applicable license terms for such Open Source, a description of the manner in which such Open Source is used by Company or any Subsidiary, the Product or Business Intellectual Property to which such Open Source relates, and whether such Open Source has been modified or distributed by or on behalf of the Company or any Subsidiary.

(l)                 Open Source Use. Except as set forth in Section 3.18(l) of the Disclosure Schedule, no Open Source has been modified or distributed by or on behalf of the Company or any Subsidiary in such a manner that requires the Company or any Subsidiary to (other than with respect to the relevant Open Source only, and in its unmodified form) (i) publicly make available any Source Code for Software that is part of the Company Intellectual Property (“Company Source Code”), (ii) license, distribute, or make available any Company Source Code for the purpose of reverse engineering or making derivative works of such Company Source Code, or to permit any other Person to perform such actions, (iii) permit any Products or Company Technology to be reverse engineered, reverse assembled, or disassembled (other than by operation of law), or (iv) be restricted or limited from charging for distribution of any Products or any Company Technology. Except as set forth in Section 3.18(l) of the Disclosure Schedule, neither the Company nor any Subsidiary has contributed the Source Code of any Company Technology to any Open Source project or organization. The Company and each Subsidiary is in compliance with the license terms of all Open Source.

(m)             Source Code. The Company and each Subsidiary has taken all necessary and appropriate steps to maintain the confidentiality of all Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed any Company Source Code to any Person (including depositing any Source Code with a third-party escrow agent) other than to employees and contractors performing services on behalf of the Company or any Subsidiary who have executed valid and appropriate confidentiality agreements which have not been breached. Except as set forth on Section 3.18(m) of the Disclosure Schedule, neither the Company nor any Subsidiary has entered into any Contracts with any Person requiring, upon the absence or occurrence of an event of default, the disclosure, delivery or license of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company, any Subsidiary, or any Person acting on behalf of the Company or any Subsidiary to any Person of any Company Source Code, and no portions of such Source Code have been disclosed, delivered, or licensed to a third Person.

(n)               Transaction. Except as set forth in Section 3.18(n) of the Disclosure Schedule, the execution and performance of this Agreement and the Ancillary Agreements, including the Transactions, will not result in the Company, any Subsidiary, Parent, or the Purchaser (i) granting to any third party any incremental right to or with respect to any Company Intellectual Property or Company Technology owned by, or licensed to, any of them, (ii) except as contemplated by this Agreement, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty, or discount refers to a right, non-compete, restriction, royalty, or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties, or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the Transactions.

3.19           Privacy and Data Security.

(a)               Privacy Policies. Section 3.19(a) of the Disclosure Schedule contains Company Privacy Policy that is in effect. Each public facing Company Privacy Policy is posted and accessible to individuals on each online service, website, or mobile application owned or operated by or on behalf of the Company or any Subsidiary and any other mechanism through which the Company or any Subsidiary collects Personal Data.

(b)               Personal Data. Section 3.19(b) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company or any Subsidiary at any time (the “Company Databases”), the types of Personal Data in each such Company Database, the physical location of the applicable server, the means by which the Personal Data was collected, any relevant contractual terms or agreements relating to the Processing (including collection) of the Personal Data and the security policies that the Company or any Subsidiary has adopted and maintained with respect to each such Company Database.

(c)               Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company and each Subsidiary comply, and have complied at all times, in all material respects with all applicable Data Protection Requirements.

(d)               The Company and each Subsidiary maintains and has maintained commercially reasonable physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, designed to (i) identify internal and organizational risks to the availability, confidentiality, integrity, and security of Personal Data; (ii) protect the operation, confidentiality, integrity, and security of Company Databases, software, systems, and websites that are involved in the collection and/or processing of Personal Data; and (iii) maintain notification procedures in compliance with applicable Data Protection Requirements in the case of any breach of security compromising Personal Data.

(e)               Except as set out in Section 3.19(e) of the Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any Subsidiary has experienced any actual failures, security breaches or incidents, unauthorized: access, use, modification, or disclosure related to Personal Data.

(f)                Except as set out in Section 3.19(f) of the Disclosure Schedule, neither the Company nor any Subsidiary has been required to notify any Person or Governmental Body of any actual or suspected Data Breach, including pursuant to applicable Data Protection Requirements. No Person has provided any written: notice, made any claim, or initiated or commenced any Legal Proceeding with respect to actual or alleged Data Breach, damage, or unauthorized Processing, or other misuse of any User Data or Personal Data or with respect to any violation of a Data Protection Requirement. The Company has not received any written outstanding: information requests, enforcement notices, Legal Proceedings, deregistrations, or transfer prohibitions or any other nature of written notices or requests under any applicable Data Protection Requirement currently outstanding against the Company or any Subsidiary

(g)               The Company maintains reasonably appropriate procedures and capabilities to respond to requests regarding access, correction, and deletion requests in respect of User Data or Personal Data. There are no unsatisfied access requests in respect of User Data or Personal Data held by the Company or any Subsidiary or any outstanding applications for rectification or erasure of User Data or Personal Data.

(h)               To the Knowledge of the Company, the Company and the Subsidiaries have only shared Personal Data with third-party contractors and vendors in accordance with the applicable Information Privacy and Security. Except as set out in Section 3.19(h) of the Disclosure Schedule, the Company and each Subsidiary have contractually obligated all vendors, Service Providers, and other Persons whose relationship with the Company or the Subsidiary involves their Processing of User Data or Personal Data on behalf of the Company or the Subsidiaries (“Data Partners”) to comply with all Legal Requirements, including Data Protection Requirements. The Company and each Subsidiary have taken reasonable measures to ensure that all Data Partners have complied with their contractual obligations and no Data Partner is in breach of its contractual obligations. To the Knowledge of the Company, the Company and each Subsidiary have all necessary authority to receive, access, Process, and disclose the Personal Data in the Company’s and the Subsidiaries’ possession or under their control in connection with the operation of the Business.

(i)                 Except as set forth in Section 3.19(i) of the Disclosure Schedule, the Company and each Subsidiary have at all times made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors, and other applicable Persons required by applicable Data Protection Requirements, and have filed any required registrations (the details of which are correct, proper, and suitable for the purposes for which the Company or any Subsidiary stores or processes the Personal Data that is the subject of such registrations) with the applicable data protection authority, including any consents or authorizations necessary to operate the Business as currently conducted, and any requirements to appoint and register a representative, database manager, or data protection officer as defined by any applicable Information Privacy and Security Law. The Company and each Subsidiary have at all times complied with all applicable Biometric Privacy Laws regarding the retention, collection, disclosure, and destruction of biometric information or biometric identifiers, including voice recordings.

(j)                 Except as set forth in Section 3.19(c) of the Disclosure Schedule, the execution, delivery, and performance of this Agreement and the Parent’s possession of the User Data, Personal Data or any data or information in the Company Databases will not result in any violation of any Data Protection Requirement. Except as set forth in Section 3.19(c) of the Disclosure Schedule, The Company and each Subsidiary have established and implemented a legal basis for all cross-border and onward transfers of User Data, Personal Data or any data or information in the Company Databases, where required by applicable Data Protection Requirement

3.20           Related Party Transactions.

(a)               Except as set forth on Section 3.20(a) of the Disclosure Schedule, no Related Party of the Company: (i) has any interest in any material asset used in or owned by the Business; (ii) is indebted to the Company or any Subsidiary (other than for ordinary travel advances); (iii) has entered into, or has had any financial interest in, any Material Contract, transaction, or business dealing involving the Company or any Subsidiary; (iv) to the Knowledge of the Company, is competing, or has at any time competed, with the Company or any Subsidiary; or (v) has any claim or right against the Company or any Subsidiary (other than rights to receive compensation for services performed as an employee of the Company or a Subsidiary or other rights arising in the ordinary course of employment).

(b)               None of the Sellers or any of their Affiliates (other than the Company or any Subsidiary) owns or has any rights in or to any of the assets, properties or rights used by the Company or any Subsidiary in the ordinary course of business.

3.21           Anti-Corruption; Export Controls.

(a)               Neither the Company nor any Subsidiary nor any of their respective directors, officers, employees, contractors, agents, resellers, distributors or any other Person acting for or on behalf of the Company, any Subsidiary, or the Business has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary, or any of their respective Affiliates, or (D) in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any other anti-corruption or anti-bribery Legal Requirement applicable to the Company or any Subsidiary (collectively, “Anti-corruption Laws”); or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company or the applicable Subsidiary. No Service Provider has bribed another Person intending to obtain or retain business or an advantage in the conduct of business of the Company or any Subsidiary, and the Company and each Subsidiary have in place adequate procedures designed to prevent employees of the Company and each Subsidiary from undertaking any such conduct. Neither the Company nor any Subsidiary nor any of their respective officers, directors, employees, or any other Person affiliated with or acting for or on behalf of the Company, any Subsidiary, or the Business are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to any Anti-corruption Law.

(b)               The Company and each Subsidiary have complied with all applicable Legal Requirements concerning embargoes, economic sanctions, export or import controls or restrictions, encryption controls, the ability to make or receive international payments, the ability to engage in international transactions, anti-terrorism, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security and the U.S. Department of State. Neither the Company nor any Subsidiary has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or Technology (including products derived from or based on such Technology) to any destination or Person prohibited by the Legal Requirements of the United States or Israel without obtaining prior authorization from the competent Governmental Body as required by such Legal Requirements. The Company and each Subsidiary are in compliance with all applicable U.S. and foreign import Legal Requirements, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations. The Business as currently conducted does not require the Company or any Subsidiary to obtain a license from the Israeli Ministry of Defense, the Israeli Ministry of the Economy or an authorized authority thereof, including pursuant to the Defense Export Control Law – 2007, Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other applicable Legal Requirements regulating the development, commercialization or export of technology.

3.22           Employee Benefit Plans.

(a)               Section 3.22(a) of the Disclosure Schedule sets forth a complete and correct list of all Company Employee Plans. The Company has made available to Parent a true and complete copy, as applicable, of each Company Employee Plan (including any amendments thereto) and written descriptions of all material terms of any such plan that is not in writing). The Company has no plan or commitment to adopt or enter into any additional Company Employee Plan or to amend or terminate any existing Company Employee Plan.

(b)               No Company Employee Plan is a nonqualified deferred compensation plan that has not been operated in material compliance with the requirements of Section 409A of the Code. There is no Contract, agreement, plan, or arrangement to which the Company or any Subsidiary is a party that requires the Company or any Subsidiary to pay a Tax gross-up or reimbursement payment to any Person, including with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(c)               Neither the Company nor any Subsidiary has any obligation, whether fixed or contingent, to provide (whether under a Company Employee Plan or otherwise) health, accident, disability, life insurance, death, or other welfare benefits with respect to any current or former Service Provider, or the spouses, dependents, or beneficiaries thereof, beyond the termination of employment or service of any such Service Provider, other than as required under applicable Legal Requirement.

(d)               Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), would (i) entitle any current or former Service Provider or any group of such Service Providers to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers; or (iii) accelerate the vesting, funding, or time of payment of any compensation, equity award, or other benefit.

(e)               Each Company Employee Plan has been sponsored, maintained, operated, funded and administered in all material respects in accordance with its terms and the requirements of all applicable Legal Requirements. The Company has performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Company Employee Plan.

(f)                No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against, by, or on behalf of any Company Employee Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Employee Plan, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Plan have occurred.

(g)               All contributions (including all employer contributions and employee salary reduction contributions), premiums, or payments required to be made with respect to any Company Employee Plan have been made on their due dates, or, to the extent not yet due, have been adequately accrued on the Last Balance Sheet in accordance with the terms of the Company Employee Plan and all applicable Legal Requirements. All such contributions have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Body or are expected to be challenged or disallowed by any Governmental Body.

(h)               No Company Employee Plan, and none of the Company, any Subsidiary, or any Company Employee Plan fiduciary (in his capacity as such) with respect to any Company Employee Plan, in any case, is the subject of an audit or investigation by any Governmental Body, nor is any such audit or investigation pending or, to the Knowledge of the Company threatened.

(i)                 Section 3.22(i) of the Disclosure Schedule sets forth any and all Indebtedness owed to the Company or any Subsidiary by any current or former Service Provider.

(j)                 No Company Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

3.23           Tax Matters.

(a)               Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Company or any Subsidiary have been properly completed and timely and properly filed, are true, accurate, and complete in all material respects, and were prepared in compliance with applicable Legal Requirements. All Taxes of the Company or any Subsidiary or for which the Company or any Subsidiary could be liable that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid to the applicable Governmental Body. The Company has delivered to Parent true, accurate, and complete copies of (i) all Israeli and non-Israeli income and other material Tax Returns filed by or on behalf of the Company, any of its predecessors, or any Subsidiary for all taxable years remaining open under the applicable statute of limitations, which will include at a minimum the last three tax years, and will also include, promptly upon their availability, such Tax Returns for the most recent taxable year, (ii) all examination reports and written notices of deficiency relating to the Company’s and any Subsidiary’s Liability for Taxes issued to the Company or any Subsidiary since its inception by a Governmental Body, (iii) any closing or settlement agreements entered into by the Company or any Subsidiary and any Governmental Body since the Company’s or any Subsidiary’s inception, and (iv) all written rulings and decisions relating to the Company’s or any Subsidiary’s Liability for Taxes issued to the Company or any Subsidiary since its inception by a Governmental Body. Section 3.23(a) of the Disclosure Schedule lists each jurisdiction in which the Company or any Subsidiary is required to file a Tax Return and the relevant form(s) of Tax Return(s) required to be filed. No written claim, has ever been made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that it is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return. The Company Financial Statements properly and adequately accrue or reserve for Tax Liabilities in accordance with GAAP. No power of attorney with respect to any Taxes is currently in force or has been executed or filed with any Tax Authority or other Governmental Body. No Subsidiary has deferred any payroll Taxes or utilized any Tax credits pursuant to the COVID-19 Laws.

(b)               Tax Reserves. As of the Last Balance Sheet Date, the unpaid Taxes of the Company and the Subsidiaries did not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included on the face of the Last Balance Sheet (rather than in any notes thereto). Since the Last Balance Sheet Date, neither the Company nor any Subsidiary has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)               Audits; Claims. No Company or Subsidiary Tax Return has ever been examined or audited by any Governmental Body. Neither the Company nor any Subsidiary has received from any Governmental Body any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Return, any Tax assessment or deficiency, or any payment or collection of Taxes of the Company or any Subsidiary has been granted by or requested from the Company or any Subsidiary. No written claim, assessment, investigation, dispute, Legal Proceeding, or other action is pending or threatened against the Company or any Subsidiary in respect of any Tax. There is no Encumbrance for Taxes upon any of the assets of the Company or any Subsidiary except for Permitted Encumbrances.

(d)               Adjustments in Taxable Income, Etc. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting; (ii) Contract with any Governmental Body; (iii) intercompany transaction; (iv) installment sale; (v) prepaid amount received; or (vi) other transaction or election, in each case occurring on or before the Closing Date, or as a result of any recapture of any Tax loss or credit utilized in a Tax period (or portion thereof) ending on or before the Closing Date.

(e)               Parachute Payments. Neither the Company nor any Subsidiary is a party to any Contract (including this Agreement and the Ancillary Agreements) and no Service Provider is entitled to any payment or benefit under any Company Employee Plan or otherwise (except for any arrangements entered into with Parent for post-Closing services), in any case, that will result, separately or in the aggregate, whether alone or in connection with any subsequent event (including any termination of employment or service), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f)                Tax Holidays. Section 3.23(f) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax incentives, or other Tax reduction agreements or arrangements applicable to the Company or any Subsidiary. The Company has provided to Parent all material documentation relating to any such agreements or arrangements. The Company and each Subsidiary are in compliance with the requirements for any such agreements or arrangements and have been in compliance since such agreement or arrangement was originally claimed by the Company or the Subsidiaries, as applicable, and none of the agreements or arrangements will be jeopardized by the Transactions. Except as set forth in Section 3.23(f) of the Disclosure Schedule, neither the Company nor any Subsidiary has applied for or received a ruling or determination from a Governmental Body regarding a past or prospective transaction. The Company has never made any election to be treated or claimed any benefits as a “Beneficial Enterprise” (Mifaal Mutav) or otherwise, nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” or otherwise under the Law for Encouragement of Capital Investments, 1959. Except as set forth in Section 3.23(f) of the Disclosure Schedule, the Company has not represented in writing to any Person, that it meets the requirements under the so called “The Angels Law” pursuant to Section 20 of the 2011-2012 Economic Policy Law (Legislation Amendments), 2011 and any amendments thereto.

(g)               Penalties. Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local, or non-U.S. Legal Requirements).

(h)               Substantial Understatements and Listed Transactions. Neither the Company nor any Subsidiary has engaged in, or been party to, a scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of Tax. Neither the Company nor any Subsidiary has participated, or plans to participate, in any Tax amnesty program.

(i)                 No Partnerships. Neither the Company nor any Subsidiary has been a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for Tax purposes.

(j)                 Transfer Pricing. None of the Tax Returns of the Company or any Subsidiary has been adjusted under Section 85A of the ITO or a corresponding provision of a state, local, or non-U.S. Legal Requirement. The Company and each Subsidiary are, and have been at all relevant times, in compliance with all transfer pricing Legal Requirements in all jurisdictions in which the Company or any Subsidiary, as applicable, does business. The Company and each Subsidiary have prepared contemporaneous transfer pricing documentation as required under Section 85A of the ITO and all applicable Legal Requirements in every jurisdiction in which it does business and has provided Parent copies of such documentation for the last three taxable years and have maintained, and still maintain, such contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Subsidiary if so required by applicable Legal Requirements. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including Section 85A of the ITO and regulations thereunder. No Governmental Body has proposed, asserted or otherwise discussed with the Company or any Subsidiary the possibility of a transfer pricing adjustment or failure to comply with any transfer pricing requirements.

(k)               Israeli Tax. Neither the Company nor any Subsidiary (i) is or was treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has or has had any trade or business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation or is considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of the Company’s or the Subsidiary’s (as applicable) incorporation; or (iii) has otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation. No Subsidiary has been the subject of any election pursuant to Treasury Regulations Section 301.7701-3 or any similar or analogous provision of U.S. state or local Legal Requirements.

(l)                 Withholding. The Company and each Subsidiary have complied with all applicable Legal Requirements relating to the payment, reporting, and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other party, and have duly and timely withheld and paid over to the appropriate Governmental Body (or are properly holding for such timely payment) all amounts required to be so withheld and paid under all applicable Legal Requirements, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other third party. The Company and each Subsidiary are in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Legal Requirements and the Company and each Subsidiary have maintained, and still maintain, all required records with respect thereto.

(m)             Tax Sharing Agreements. Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement, or similar agreement.

(n)               Section 102 Compliance. Each of the Company’s and any Subsidiary’s company stock or share option plan that is intended to qualify as a capital gains route plan under Section 102 of the ITO (a “102 Plan”), or that is otherwise required to be approved by the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All 102 Company Options and 102 Company Shares were issued under any 102 Plan have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102(b)(2) of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the receipt of the required written consents from the holders of the Company Share Capital and Company Options, the appointment of an authorized trustee to hold the Company Options and Company Share Capital, and the due deposit of such Company Options and Company Share Capital with such trustee pursuant to the terms of Section 102 of the ITO and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(o)               Value Added Tax. The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Governmental Body (including the ITA) all output VAT which it is required to collect and remit under any Legal Requirement; and (iii) has not received a refund for input VAT for which it is not entitled under any Legal Requirement. No Subsidiary has ever been, nor is currently, required to effect Israeli VAT registration.

(p)               Part E2. Neither the Company nor any Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(q)               Reportable Transactions. The Company does not and has never participated or engaged in any transaction listed in Section 131(g) of the ITO and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder nor is it subject to reporting obligations under Sections 131D or 131E of the ITO or similar provisions under the Israel Value Added Tax law of 1975.

(r)                Real Property Corporation. The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(s)                Controlled Foreign Corporation. The Company does not own any interest in any controlled foreign corporation pursuant to Section 75B of the ITO, or other entity the income of which is required to be included in the income of the Company.

(t)                 Records and Receipts. The Company has in its possession official government receipts for any Taxes paid by it to any Governmental Body for which receipts have been provided or are customarily provided.

(u)               Notwithstanding anything to the contrary hereunder, the parties hereby agree that nothing in this Section 3.22(j) shall be construed as a representation or a warranty of the Company with respect to (x) the amount or availability in a taxable period (or portion thereof) beginning before or after the Closing Date of any net operating loss, tax credit, tax basis or other Tax attribute and, notwithstanding Section 6.7 and Article VIII, no limitation or diminution of or on the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, tax credit, tax basis or other Tax attribute shall be considered a Damage or (y) any Liability arising from any taxable disposition of assets of the Company in a post-Closing period (it is being understood that any transfer of assets of the Company, including Intellectual Property, by Parent or Purchaser shall not be deemed to have occurred in a pre-Closing period) (together (x) and (y), the “Excluded Tax Liability”).

3.24           Insurance. Section 3.24 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, errors and omissions, product liability, directors’ and officers’ liability, key man, and other forms of insurance (showing as to each policy or binder the carrier policy number, deductibles, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by the Company or any Subsidiary with respect to or that covers the Business over the last three years. True and correct copies of all such policies or binders have been delivered to Parent and the Purchaser, along with a loss run report for each such policy or binder (to the extent any losses exist). All insurance coverage applicable to the Company, any Subsidiary, or the Business is in full force and effect, insures the Company, the Subsidiary, or the Business, as applicable, in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Legal Requirements and by any and all Contracts to which the Company or any Subsidiary is a party, and has been issued by reputable insurers. There is no breach or default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums with respect to any such insurance policies except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company or any Subsidiary. No insurer has advised the Company or any Subsidiary that it intends to reduce coverage, increase premiums, or fail to renew existing policy or binder.

3.25           Top Customers and Vendors. Section 3.25 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of the 15 largest customers (the “Material Customers”) and 15 largest vendors (the “Material Vendors”) of the Company and the Subsidiaries based on the dollar amount of transactions with the Company and the Subsidiaries during the last fiscal year, showing the approximate dollar amount of transactions with the Company and the Subsidiaries from each such customer or vendor during such fiscal year. Neither the Company nor any Subsidiary has received any written communication from any Material Customer or Material Vendor of any intention to terminate or materially reduce the business relationship with, or materially increase the prices of products or services provided to, the Company or any Subsidiary. Neither the Company nor any Subsidiary has any outstanding disputes concerning its products or services with any customer or distributor, and, to the Knowledge of the Company, there is no dissatisfaction on the part of any Material Customer. Neither the Company nor any Subsidiary has received any notice from any Material Vendor that such vendor will not continue as a vendor to the Company after the Closing or that such vendor intends to terminate or materially modify existing contracts with the Company or any Subsidiary or reduce its commitments thereunder.

3.26           Banking Relationships. Section 3.26 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company, any Subsidiary, or the Business has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, the approximate balance as of the date of this Agreement, and the person or persons authorized to act or sign on behalf of the Company or any Subsidiary in respect of any of the foregoing.

3.27           Accounts Receivable. The accounts receivable set forth on the Last Balance Sheet, and all accounts receivable arising since the Last Balance Sheet Date, represent bona fide claims of the Company, any Subsidiary or the Business against debtors for products provided or services performed or other charges arising on or before the Closing Date, and all products provided and services performed that gave rise to said accounts were delivered or performed, in all material respects, in accordance with the applicable orders, Contracts, customer, or advertiser requirements. Such accounts receivable are subject to no defenses, counterclaims, or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Last Balance Sheet and, in the case of accounts receivable arising since the Last Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable that is not greater than the rate reflected by the reserve for bad debts on the Last Balance Sheet.

3.28           Brokers. Except as set forth in Section 3.28 of the Disclosure Schedule, neither the Company nor any Subsidiary, nor any of their respective shareholders, Representatives, or Affiliates, has employed or made any agreement with any broker, finder, investment banker, or other Person that will result in the obligation of the Company, Parent, the Purchaser or any of their respective Affiliates to pay any brokerage, finder’s, or similar fees or commissions in connection with the Transactions.

3.29           Shareholder Notice. The information about the Company and the Subsidiaries furnished by the Company in the Company Shareholder notice or any other document mailed, delivered, or otherwise furnished to the Company Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Transactions will not contain any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.30           No Other Agreements. Neither the Company, nor any Subsidiary, nor any of their respective shareholders, Representatives, or Affiliates, has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Parent or the Purchaser to sell, assign, transfer, or effect a sale of any of the assets of the Company or any Subsidiary, to sell or effect a sale of any equity interest in the Company (except shares issuable upon exercise of outstanding options granted to Service Providers), to effect any merger, consolidation, liquidation, dissolution, or other reorganization of the Company, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing. Neither the Company nor any Subsidiary is currently engaged in discussions or negotiations with any party other than Parent or the Purchaser with respect to any of the foregoing.

3.31           No Other Representation. Except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedule), the Company does not make any other express or implied representation or warranty with respect to the Company, including the Business, or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule that specifically relates to such section of this Article IV, each Seller individually, and not on behalf of any other Seller, represents and warrants to Parent and the Purchaser as follows, which representations and warranties are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

4.1               Seller Authorization. Such Seller has all requisite power and authority, and has taken all action necessary, to enter into this Agreement, each Ancillary Agreement to which such Seller is a party, and each instrument required to be executed and delivered by such Seller pursuant to this Agreement, to consummate the Transactions, and to perform such Seller’s obligations under this Agreement and the Ancillary Agreements to which such Seller is a party. The execution of this Agreement, each Ancillary Agreement to which such Seller is a party, and each instrument required to be executed and delivered by such Seller pursuant to this Agreement, and the consummation by such Seller of the Transactions, have been duly and validly approved by all necessary action on the part of such Seller. No other actions on the part of such Seller is necessary to authorize this Agreement, each Ancillary Agreement to which such Seller is a party, and each instrument required to be executed and delivered by such Seller pursuant to this Agreement, and the Transactions. This Agreement has been duly executed and delivered by such Seller and is, and upon execution and delivery of the Ancillary Agreements to which such Seller is a party, each of such Ancillary Agreements will be, legal, valid, and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

4.2               Titles to Shares. Each Seller has good and valid title to the Company Share Capital set forth opposite such Seller’s name on Section 3.3(b) of the Disclosure Schedule, and, at the Closing, will transfer to the Purchaser good and valid title to such Company Share Capital, free and clear of any Encumbrances (other than Permitted Encumbrances and restrictions imposed by applicable Legal Requirements). Such Seller does not own, and does not have the right to acquire, directly or indirectly, any other shares of Company Share Capital, except as set forth opposite such Seller’s name on Section 3.3(b).

4.3               Non-contravention. Neither the execution, delivery, and performance of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, nor compliance by such Seller with any of the provisions by this Agreement and the Ancillary Agreements to which such Seller is a party, will (a) violate or conflict with any provision of any Organizational Documents of the Company or any Subsidiary as they pertain to such Seller; or (b) violate, conflict with, or result in or constitute a breach or default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any payment obligation, liability, or Encumbrance upon or with respect to any assets of the Company or any Subsidiary under any of the terms, conditions, or provisions of any Contract or Governmental Authorization to which such Seller is a party or by which such Seller is bound.

4.4               Litigation. There has been, and there is no Legal Proceeding pending or threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement or any of the Ancillary Agreements required to be executed and delivered by such Seller, or the transactions contemplated hereby or thereby.

4.5               Solvency. Such Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Transactions will not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller.

4.6               Tax Withholding Information. Any and all information provided to the Purchaser, Parent or the ITA by such Seller or any of its representatives for purposes of enabling Parent and the Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Seller pursuant to this Agreement under applicable Legal Requirements is true, correct and complete.

4.7               Experience; Reliance. Each Seller has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Share Capital and Company Options owned by such Seller. Each Seller has such experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect to the Company Share Capital owned by such Seller. Such Seller understands and acknowledges that Parent and the Purchaser are entering into this Agreement in reliance upon such Seller’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Seller’s indemnification obligations hereunder.

4.8               Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent, or approval of, or permit from, any Person (including any Governmental Body) is required to be made or obtained by such Seller or any Affiliate thereof in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which such Seller is to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller.

4.9               Related Party Transactions. Except as disclosed on Section 4.9 of the Disclosure Schedules, no Seller or any Affiliate of such Seller, or any entity in which any such Seller owns an interest of 25% or more, is a party to any agreement, or engaged in any transaction with the Company or any Subsidiary. Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Liabilities to such Seller or any Affiliate of such Seller, other than employment-related Liabilities arising in the ordinary course of business or indemnification and release obligations set forth in the Company’s Organizational Documents. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) owed to the Company by such Seller or any Affiliate thereof.

4.10           Brokers. Neither such Seller nor any of its Affiliates, nor any of their respective stockholders, Representatives, or Affiliates (the “Seller Parties”), has employed or made any agreement with any broker, finder, or similar agent or any Person or firm which will result in the obligation of the Seller Parties, Parent, the Purchaser, or any of their respective Affiliates to pay any finder’s fee, brokerage fees, or commission or similar payment in connection with the Transactions.

4.11           Due Organization. Such Seller, if not an individual, is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization.

4.12           No Other Agreements. Neither such Seller nor any of its Affiliates, nor any of their respective equityholders or Representatives, has any commitment or legal obligation, absolute or contingent, to any other Person or firm other than the Purchaser or its Affiliates to sell, assign, transfer, or effect a sale of any of the assets of the Company or any Subsidiary, to sell or effect a sale of any equity interest in the Company or any Subsidiary, to effect any merger, consolidation, liquidation, dissolution, or other reorganization of the Company or any Subsidiary, or to enter into any agreement or cause the entering into of any agreement with respect to any of the foregoing. Neither such Seller nor any of its Affiliates, nor any of their respective Representatives, is currently engaged in discussions or negotiations with any Person other than the Purchaser or its Affiliates with respect to any of the foregoing.

4.13           Exculpation by Seller. Each Seller acknowledges that, with respect to Tax considerations involved in the Transactions, such Seller is not relying on the Company, the Purchaser or its Affiliates, or any of their respective Representatives and acknowledges and agrees that the Purchaser has not made any representations or warranties regarding the Tax or treatment of any transaction contemplated by this Agreement and the Ancillary Agreements to which such Seller is to be a party. Such Seller has carefully considered and, to the extent that it believes such discussion necessary, has discussed with its professional tax advisors the consequences of the Transactions.

4.14           Allocation of Consideration. Each Seller expressly agrees to the allocation of the Aggregate Consideration as determined pursuant to this Agreement (including the definitions, formulas and adjustments in this Agreement).

4.15           No Other Representations. Except for the representations and warranties contained in this Agreement, including Article IV (as qualified by the Disclosure Schedule) each Seller does not make any other express or implied representation or warranty with respect to the Company, such Seller, such Seller’s Company Share Capital or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser jointly and severally represent and warrant to the Company as follows, which representations and warranties are, as of the date of this Agreement, and will be, as of the Closing Date, true and correct:

5.1               Due Organization. Each of Parent and the Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to conduct its business as it is presently being conducted and to own and use its properties and assets as presently owned and used.

5.2               Authorization. Each of Parent and the Purchaser has all requisite corporate power and authority, and has taken or will take prior to Closing all corporate action necessary, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, and each instrument required to be executed and delivered by it pursuant to this Agreement, to consummate the Transactions, and to perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each Ancillary Agreement to which Parent or the Purchaser, as applicable, is a party constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.

5.3               Consents and Approval; No Conflict.

(a)               No notice, declaration, filing, or registration with, or authorization, consent, or approval of, or Governmental Authorization from, any Governmental Body or any other Person is required to be made or obtained by Parent or the Purchaser in connection with the execution, delivery, or performance of this Agreement and the Ancillary Agreements to which Parent or the Purchaser is a party and the consummation of the Transactions by Parent and the Purchaser.

(b)               Neither the execution, delivery, or performance of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, nor compliance by Parent and the Purchaser with any of the provisions of this Agreement or the Ancillary Agreements, will (i) violate or conflict with any provision of the Organizational Documents of Parent or the Purchaser; (ii) violate, conflict with, or result in or constitute a breach or default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or the Purchaser’s assets under, any of the terms, conditions, or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or the Purchaser is a party, except for any violation, conflict, breach, default, termination, acceleration, or creation of Encumbrance that would not prevent or materially delay the ability of Parent or the Purchaser to consummate the Transactions; or (iii) violate any Legal Requirement or Court Order.

5.4               Legal Proceedings. There is no Legal Proceeding pending against and, to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding against Parent or the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions.

5.5               Brokers. Neither Parent nor the Purchaser, nor any of their respective Representatives or Affiliates, has employed or made any agreement with any broker, finder, investment banker, or other Person that will result in the obligation of Parent or the Purchaser or any of their respective Affiliates to pay any brokerage, finder’s, or similar fees or commissions in connection with the Transactions.

5.6               Available Funds. Parent, the Purchaser and their respective Affiliates will collectively have, and will have at the time of payment, sufficient funds to pay the consideration in accordance with this Agreement and to enable Parent and the Purchaser to perform all of their obligations under the Agreement.

5.7               Experience. Without derogating from the representations and warranties set forth in Articles III and IV hereof, each of Parent and Purchaser has (i) received and reviewed a copy of this Agreement and the documents contemplated hereby and made its own analysis and decision to enter into this Agreement and to purchase the Company Share Capital and (ii) such experience in business and financial matters to enable it to understand and evaluate this Agreement and form an investment decision with respect to the Company, its business and the Company Share Capital. Each of Parent and Purchaser understands and acknowledges that the Company and Sellers are entering into this Agreement in reliance upon Parent’s and Purchaser’s execution and delivery of this Agreement and agreement to be bound hereby.

ARTICLE VI.
COVENANTS

The Company, the Company Securityholders (by virtue of the execution and delivery of this Agreement and/or the execution and delivery of the Option and Warrant Treatment Agreements, as applicable), Parent, and the Purchaser each covenant and agree as follows:

6.1               Further Assurances.

(a)               Upon the terms and subject to the conditions contained in this Agreement, the parties (other than the Securityholder Representative) agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable, including under applicable Legal Requirements, to consummate and make effective the Transactions, (ii) to execute any documents, instruments, or conveyances of any kind that may be reasonably necessary or advisable to carry out the Transactions, and (iii) to cooperate with each other in connection with the foregoing.

(b)               Without limiting the foregoing, the parties (other than the Securityholder Representative, and with respect to the Company Shareholders in the context of actions taken by the Company, solely to the extent action is required to be taken by the Company Shareholders in their capacity as such) agree to use their respective commercially reasonable efforts to (i) obtain all necessary Permits as are required to be obtained under any Regulations as are required thereunder in connection with the Transactions; (ii) defend all Legal Proceedings challenging this Agreement or the consummation of the Transactions; (iii) lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the Transactions; (iv) give all notices to, and make all registrations and filings with, third parties, including submissions of information requested by any Governmental Body; and (v) fulfill all conditions to this Agreement. The Company will provide Parent and the Purchaser a reasonable opportunity to review, comment on, and approve any waivers, consents, approvals, notices, orders, registrations, and filings to be made, given, or used by the Company in connection with the consummation of the Transactions and will promptly deliver to Parent and the Purchaser a copy of each such registration or filing made, each such notice given, and each such waiver, consent, approval, or order obtained by the Company before the Closing Date.

6.2               No Solicitation of Other Proposals. From the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company and the Company Securityholders will not, and will cause their respective Affiliates and Representatives (including investment bankers, attorneys, and accountants), not to, directly or indirectly, enter into, solicit, initiate, or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group other than Parent, the Purchaser and their Representatives, concerning any sale of all or a portion of the Company’s assets, or of any securities of the Company, or any merger, consolidation, liquidation, dissolution, or similar transaction involving the Company (each such transaction, a “Proposed Acquisition Transaction”). The Company and the Company Securityholders will not, and will cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction The Company will promptly advise any such prospective purchaser or soliciting party, by written notice (with a confidential copy to Parent and the Purchaser), of the existence of this Section 6.2 and will promptly (within one (1) Business Day) following becoming aware of such Proposed Acquisition Transaction notify Parent and the Purchaser (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and will provide Parent and the Purchaser with a copy of such offer and the terms of any proposal, including the identity of the prospective purchaser or soliciting party, and will keep Parent and the Purchaser informed on the status of such offer.

6.3               Notification of Certain Matters. From the date of this Agreement through the Closing, or the earlier termination of this Agreement, the Company will give prompt notice to Parent and the Purchaser and Parent and the Purchaser will give prompt written notice to the Company, as soon as it becomes aware of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause (i) any representation or warranty provided by the notifying party contained in this Agreement or in any exhibit or schedule to this Agreement to be untrue or inaccurate in any material respect, or (ii) the failure of any condition set forth in Article VII, or delay the timely satisfaction thereof, (b) any failure of the Company, Parent or Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule to this Agreement and (c) any third-party claim that arises with respect to this Agreement or the Transactions; provided, however, that such disclosure will not be deemed to cure any breach of a representation, warranty, covenant, or agreement or to satisfy any condition. The Company will promptly notify Parent and the Purchaser of any default, the threat or commencement of any Legal Proceeding, or any development, event, fact, condition, or circumstance that occurs before the Closing that could in any way materially affect the Company or the Business or would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely, or materially impede the consummation of the Transactions contemplated in this Agreement.

6.4               Consents. Before the Closing, the Company will use its reasonable commercial efforts to obtain all necessary consents, waivers, and approvals of any third parties to any Permit or Contract identified on Section 6.4 of the Disclosure Schedule, as are required thereunder in connection with the Transactions, or for any of these Contracts or Permits to remain in full force and effect to preserve all rights of, and benefits to, the Company under these Contracts or Permits from and after the Closing. These consents, waivers, and approvals will be in a form and substance reasonably acceptable to Parent and the Purchaser. The Company will send each of the notices and solicit waivers and approvals from any third party described on Section 6.4 of the Disclosure Schedule promptly following the execution of this Agreement.

6.5               Investigation by Parent. From the date of this Agreement through the Closing Date, or the earlier termination of this Agreement, the Company will, and will cause its officers, directors, employees, and agents to, afford the Representatives of Parent, the Purchaser and their Affiliates reasonable access at reasonable times and without interfering with the conduct of the Business by the Company, to the Company and the Business for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Company Employee Plans, Books and Records, and Contracts of the Company, and will furnish Parent, the Purchaser and their Representatives all financial, operating, legal, and other data and information as Parent, the Purchaser or their Affiliates, through their respective Representatives, may reasonably request.

6.6               Conduct of Business. During the period between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, the Company will, except (a) as Parent or Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (b) as required by any Legal Requirement or GAAP, (c) as specifically contemplated by this Agreement, (i) conduct the Business in the ordinary course of business consistent with past practice and will not, and will cause each Subsidiary not to, take any action inconsistent with this Agreement or the consummation of the Closing and will, and will cause each Subsidiary to, (i) pay or perform all obligations when due and preserve intact the Business in substantially the same manner as heretofore conducted; (ii) keep available the services of the present directors, officers, material consultants, and employees of the Company and each Subsidiary; (iii) preserve the assets and Intellectual Property and Technology of the Company and the Subsidiaries (including preserving the confidentiality of any Confidential Information of the Company and the Subsidiaries) in materially the same manner as heretofore conducted; (iv) maintain in effect the Material Contracts and preserve the relationships of the Company’s and the Subsidiaries’ contractors, suppliers, sales agents, customers, vendors, licensors, licensees, subscribers, registered users, advertisers, Affiliates, and other third parties having business dealings with it, all with the goal of preserving unimpaired goodwill, the Business, the Company, and the Subsidiaries; (v) in the event of a condemnation, casualty, loss or other material Damage to any of the assets of the Company and its Subsidiaries prior to the Closing Date which is not covered by insurance, repair or replace, in all material respects, such condemned or damaged property, in each case, in the same manner as heretofore conducted. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, or the earlier termination of this Agreement, the Company will not, and will cause each Subsidiary not to, except (i) as specifically contemplated by this Agreement, (ii) as consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), (iii) as required by Legal Requirement or GAAP:

(a)               change the Company’s or any Subsidiary’s authorized or issued share capital, capital stock or other equity interests (including by creation of any direct or indirect subsidiary of the Company or by permitting holders of Company Options to exercise or settle any such Company Options outstanding as of the date hereof); split, combine or reclassify any of its capital shares or issue, authorize the issuance of, or commit to issue, any capital shares or other equity interest, debt or any security convertible into or exchangeable for any capital shares or other equity interest; grant any registration rights; repurchase, purchase, redeem, retire, or otherwise acquire (directly or indirectly) any capital shares or other equity interests; or declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of capital shares or other equity interests;

(b)               amend any Organizational Document of the Company or any Subsidiary;

(c)               adopt or change any Tax or other accounting method, principle, or practice or change any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit report, or assessment in respect of Taxes; file or amend any Tax Return; make a request for a Tax ruling (other than requests for Tax rulings pursuant to Section 1.3(j) which are associated with the Transactions contemplated in this Agreement that Parent or the Purchaser has consented to in writing, prior to the submission of such request for a ruling), enter into, negotiate or make a request to enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or Tax closing agreement, or similar agreement (including with a Governmental Body) relating to any Tax; surrender any right to claim a Tax refund or any unresolved or ongoing Tax dispute or Tax audit; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any other action (or fail to take any action) that could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of Parent, the Purchaser and their Affiliates (including the Company and the Subsidiaries) after the Closing;

(d)               revalue any assets of the Company, any Subsidiary, or relating to the Business, including writing off notes or accounts receivable;

(e)               cancel any Indebtedness or waive or release any material right or claim of the Company or any Subsidiary, or relating to the Business;

(f)                (i) hire, engage, or terminate any Service Provider, (ii) pay, announce, promise, or grant, whether orally or in writing, increase, or establish (each, as applicable) any form of bonus, compensation or benefits payable by the Company or any Subsidiary, including any grant of any compensatory equity or equity-linked award or any increase or change under any Company Employee Plan (except as required by any Regulation), (iii) accelerate or fund the vesting or payment of any compensation or benefits under any Company Employee Plan, (iv) enter into, adopt, amend, modify, or terminate any Company Employee Plan (or any plan, program, agreement, arrangement, or understanding that would be a Company Employee Plan if in effect as of the date hereof) or (v) enter into, adopt, amend, cancel, violate, modify or terminate the terms of any employment or consulting agreement, or similar arrangement, including terms relating to severance or change of control payments (including with respect to directors, officers, employees, advisors or consultants), or compensation;

(g)               take any action which would reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations that has or is reasonably likely to have a material effect on the financial condition, or results of operations of the Company or any Subsidiary or the relationships between the employees of the Company or any Subsidiary and the management of the Company or any Subsidiary;

(h)               except as required in accordance with the terms of this Agreement, enter into, amend, cancel, violate or terminate any Material Contract or Permit to which the Company or any Subsidiary is a party or otherwise relating to the Business, including (i) any distribution, dealer, sales representative, joint venture, credit, or similar agreement, license agreement for a duration of more than one year, (ii) any Contract or transaction involving a total remaining commitment by or to the Company or the Subsidiary, as applicable, of at least $25,000, other than in the ordinary course of business, (iii) any Contract that otherwise constitutes a Material Contract, or (iv) any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or other restrictions relating to its or Parent or the Purchaser’s Business, including non-competition covenants;

(i)                 mortgage, pledge, allow the creation of any Encumbrance (other than Permitted Encumbrances) or otherwise encumber any assets of the Company, any Subsidiary, or relating to the Business;

(j)                 sell, assign, or transfer any assets of the Company, any Subsidiary, or relating to the Business (other than Business Intellectual Property), other than in the ordinary course of business;

(k)               dispose, sell, transfer, assign, subject to an Encumbrance, license (other than non-exclusive licenses granted to customers pursuant to the Company’s standard form of customer agreement that has been made available to Parent, without modification, in the ordinary course of business), abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any Business Intellectual Property;

(l)                 transfer the registration of any Company Internet Domains and Accounts or fail to timely renew the registration of any Company Internet Domains and Accounts;

(m)             fail to maintain or protect the confidentiality of any trade secret related to the Business, Products, Company Technology, Company Source Code, data, or other information related to the Company or any Subsidiary or Business other than in a commercially reasonable manner and consistent with the Company’s past practice;

(n)               issue, acquire, or incur Indebtedness (whether or not convertible into equity) for borrowed money, commit to borrow money, or make or agree to make loans or guarantee Indebtedness (except, in each case, with respect to trade payables in the ordinary course of business);

(o)               incur Liabilities of the Company or any Subsidiary, except Liabilities incurred in the ordinary course of business, or increase or change any assumptions underlying or methods of calculating any doubtful account contingency or other reserves of the Company or any Subsidiary;

(p)               (i) pay, discharge, or satisfy any Liabilities of the Company or any Subsidiary, (ii) defer payment of any accounts payable, or (iii) give any discount, accommodation or other concession, in each case, other than in the ordinary course of business;

(q)               make capital expenditures relating to the Business, execute any amendments to any Lease to which the Company or any Subsidiary is a party, or incur any obligations to make any capital expenditures or execute any Lease;

(r)                form any Subsidiary or acquire or agree to acquire any equity interest or other interest in any other Entity (including by merging or consolidating with, or by purchasing a substantial portion of, the assets of such Entity), or otherwise adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization;

(s)                commence or settle any pending or threatened Legal Proceeding;

(t)                 fail to pay or satisfy when due any material Liability of the Company or any Subsidiary, or related to the Business;

(u)               materially change the amount of any insurance coverage;

(v)               apply for or accept either any PPP or any similar loan pursuant to any programs related to COVID-19 or any similar programs in Israel or in any other foreign jurisdictions;

(w)             enter into any Contract with a third party in which any officer, director, employee, consultant, individual independent contractor, or shareholder of the Company or any of its Subsidiaries has a material interest;

(x)               apply for, negotiate or receive any Governmental Grant; or

(y)               agree, whether orally or in writing, to do any of the things described in Section 6.6(a) through Section 6.6(x) other than as expressly provided for in this Agreement.

6.7               Tax Matters.

(a)               The Company will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary that are required to be filed on or before the Closing Date, and will pay, or cause to be paid, all Taxes of the Company and any Subsidiary due on or before the Closing Date. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or any Subsidiary with respect to such items, except as required by applicable Legal Requirements. Before filing any such Tax Return, the Company will permit Parent to review and will consider in good faith Parent’s comments to such Tax Return as are reasonably requested by Parent within seven Business Days after receiving such Tax Return from the Company.

(b)               Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for any taxable periods ending on or before the Closing Date that are filed after the Closing Date. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or any Subsidiary with respect to such items, except as required by applicable Legal Requirements. Before filing any such Tax Return, Parent will permit the Securityholder Representative to review and comment on each such Tax Return described in the preceding sentence before filing and will consider in good faith such revisions to such Tax Returns as are reasonably requested by the Securityholder Representative within ten Business Days after receiving such Tax Returns from Parent. The Company Securityholders will indemnify the Indemnified Parties for all Taxes of the Company and any Subsidiary due with respect to such Tax Returns in accordance with 8.2.

(c)               To the extent permitted by applicable Legal Requirements, the Company and each Subsidiary will elect to treat all applicable taxable periods as ending on the Closing Date; provided that if the Company or any Subsidiary is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate or are attributable or allocable to the Pre-Closing Tax Period will (i) in the case of property Taxes and similar ad valorem Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable as computed on a closing of the books basis as if the relevant taxable period ended as of the close of business on the Closing Date. Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and any Subsidiary for any Straddle Periods. All such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or any Subsidiary with respect to such items, except as required by applicable Legal Requirements. Before filing any such Tax Return, Parent will permit the Securityholder Representative to review and comment on each such Tax Return described in the preceding sentence before filing and will consider in good faith the revisions to such Tax Returns that relate to the portion of such Straddle Period ending on the Closing Date as are reasonably requested by the Securityholder Representative within ten Business Days after receiving such Tax Returns from Parent. The Company Securityholders will indemnify the Indemnified Parties for all Taxes of the Company and any Subsidiary due with respect to such Tax Returns that relate to the portion of such Straddle Period ending on the Closing Date in accordance with Section 8.2.

(d)               The Securityholder Representative and Parent will give prompt notice to each other of any inquiries, claims, assessments, audits, proposed adjustments, or similar events with respect to Taxes of the Company and any Subsidiary for any Pre-Closing Tax Period (any such inquiry, claim, assessment, audit, proposed adjustment, or similar event, a “Tax Contest”). Parent will have sole control of the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Parent will keep the Company Securityholders (by and through the Securityholder Representative) reasonably informed of the progress of any Tax Contest and will consider in good faith any comments the Securityholder Representative has with respect to such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 6.7(d) and Section 8.2(d), the provisions of this Section 6.7(d) will control. For the avoidance of doubt, any claim for indemnification in respect of such Tax Contest will be governed by Article VIII. Parent and the Company, on the one hand, and the Securityholder Representative and the Company Securityholders, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by such parties and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit, or proceeding relating to any Tax.

(e)               All transfer, documentary, sales, use, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne by the Company Securityholders. To the extent such Transfer Taxes are payable by Parent or the Purchaser, Parent or the Purchaser, as applicable, will have the right to deduct any such Transfer Taxes that have not been taken into account in the calculation of the Company Transaction Expenses from any amount payable to the Company Securityholders, and the Company Securityholders covenant to pay to Parent or the Purchaser, as applicable, an amount equal to such Transfer Taxes to the extent that they have not been so deducted. The Person(s) required by applicable law shall cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes for which the Company Securityholders are so liable under applicable Legal Requirements and will provide Parent with evidence reasonably satisfactory to Parent that such Transfer Taxes have been paid by the Company Securityholders.

(f)                All tax sharing agreements or similar agreements between the Company or any Subsidiary, on the one hand, and any of the Company’s or such Subsidiary’s Affiliates, on the other hand, will be terminated before the Closing Date, and, after the Closing Date, the Company and each Subsidiary will not be bound thereby or have any liability thereunder.

(g)               No election under Section 338 of the Internal Revenue Code or any similar election shall be filed by Parent or the Purchaser or their Affiliates without the consent of the Securityholder Representative, which may be granted or withheld in its sole discretion.

6.8               Audits. The Securityholder Representative will (following the Closing) cooperate with Parent, the Purchaser and Parent and the Purchaser’s independent public accountants (“Parent’s Accountants”) in connection with the completion of an audit or review of the historical financial statements of the Company, any Subsidiary, or the Business and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, or any other applicable securities Regulations (a “Periodic Report”) or disclosure document of Parent, the Purchaser or their Affiliates to be used by Parent, the Purchaser or their Affiliates to obtain financing (a “Disclosure Document”), including any registration statement under the Securities Act, prospectus, offering memorandum, and any syndication memorandum for debt financing of Parent. Such cooperation will include (in each case, following the Closing) (a) assisting Parent, the Purchaser and Parent’s Accountants in the preparation, audit, and review of financial statements for the Company, any Subsidiary, and the Business for any fiscal years or portions thereof reasonably determined by Parent or the Purchaser that may be necessary for inclusion in any Periodic Report or Disclosure Document or in any filing that Parent or the Purchaser may desire to make with the Securities and Exchange Commission (the “SEC”) or other regulatory authority, (b) providing any certifications, representation letters, or similar documents in its possession and providing such other information in its possession (after reasonable inquiry) as Parent, the Purchaser or Parent’s Accountants may request in order to complete an audit of such financial statements or to enable Parent, the Purchaser or Parent’s Accountants to issue any comfort letters with respect to any Disclosure Document (and responding to any inquiries from Parent, the Purchaser or Parent’s Accountants in connection with any such certifications, representation letters, or other information), (c) cooperating with efforts by Parent and the Purchaser to access the Company’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) cooperating with Parent and the Purchaser’s preparation of responses to comments received from the staff of the SEC or the applicable regulatory authority with respect to any such financial statements included in any SEC filings or other Disclosure Document, (e) cooperating with Parent and the Purchaser’s preparation of any statutory or regulatory audits required to be filed with respect to the Company, any Subsidiary, or the Business in any jurisdiction, and (f) cooperating with Parent or the Purchaser’s efforts to obtain any managers’ certifications of any such financial statements in accordance with the Sarbanes-Oxley Act of 2002 and responding to inquiries from Parent or the Purchaser’s management in connection with any such managers’ certification.

6.9               Employment Matters.

(a)               Through the Closing, the Company will cooperate with Parent, to the extent requested by Parent, to (i) provide certain information designated by Parent to Service Providers regarding Parent’s (or any of its Subsidiaries’) employee benefit plans (to the extent such plans will be made available to Service Providers) and Service Provider orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent) and (ii) allow Parent to meet with Service Providers (either individually or in groups) during breaks, outside of scheduled work hours, or as otherwise agreed to by the Company and Parent.

(b)               The Company shall cooperate with and assist Parent to identify Service Providers to whom Parent may elect to offer retention benefits following the Closing with Parent or any of its Affiliates. Notwithstanding any of the foregoing, none of Parent, the Company, or any of their respective Affiliates shall have any obligation to provide any employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom such entity chooses not to employ or subsequently terminates, except as otherwise required by any applicable Legal Requirement, this Agreement or any applicable separate written agreement between Company, Purchaser or its Affiliates and any such Person, including the Retention Agreement.

(c)               Nothing in this Agreement will, or will be construed so as to, (i) except as expressly set forth in this Agreement or required by any applicable Legal Requirement, prevent or restrict in any way the right of Parent or any Affiliate thereof following the Closing to terminate, reassign, promote, or demote any Service Provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment or service of any such Service Provider; (ii) create any third-party rights in any such current or former Service Provider of the Company (or any beneficiaries or dependents thereof); (iii) constitute an amendment or modification of any Company Employee Plan; or (iv) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

(d)               If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company may receive any payment(s) or benefit(s) that could constitute excess parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (i) as soon as reasonable practicable following the execution of this Agreement, the Company will use its reasonable best efforts to obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual”; and (ii) following the delivery of the Parachute Payment Waivers (if any) to Parent and prior to the Closing, the Company will, in a manner meeting the requirements of the exemption provided under Treasury Regulation 1.280G-1 Q/A 6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, provide the Company Shareholders with adequate disclosure of, and submit to the Company Shareholders for their approval (such process, a “Shareholder Vote”), any payments or benefits that would, absent such waivers, disclosure, and approval by the Company Shareholders, separately or in the aggregate, constitute “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”), such that, if approved by the requisite majority of the Company Shareholders, such payments or benefits will not be deemed to be “excess parachute payments” under Section 280G of the Code. Parent will have the right to review in advance the form of Parachute Payment Waiver, any communications and disclosure to or consent of the Company Shareholders relating to any Section 280G Payments, and the calculations related to the foregoing, which review will not be unreasonably withheld, delayed or conditioned. Before the Closing, the Company will deliver to Parent evidence reasonably satisfactory to Parent that a Shareholder Vote was solicited in conformance with Treasury Regulation 1.280G-1 Q/A-6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, and that either (x) the requisite shareholder approval required under Treasury Regulation 1.280G-1 Q/A-7 was obtained with respect to any Section 280G Payment(s) (the “280G Approval”), or (y) the 280G Approval was not obtained with respect to any Section 280G Payment(s) and as a consequence, in accordance with the Parachute Payment Waivers that were executed, a portion of the Section 280G Payment(s) with respect to which the 280G Approval was not obtained equal to the smallest portion of such Section 280G Payment necessary to avoid the characterization of any payments or benefits paid to the applicable Person as “parachute payments” (within the meaning of Code Section 280G) will not be made or provided.

6.10           Publicity; Confidentiality.

(a)               The Company, each Subsidiary and each Seller will not, and will cause their respective Representatives and the Company Securityholders not to, issue any press releases or make any public announcement with respect to this Agreement or any Ancillary Agreement or the Transactions without the prior written consent of Parent, except as required under applicable Legal Requirements, provided however that the Company and the Sellers may issue a press release or otherwise notate on Seller’s webpage and/or social media that will include solely information publicly released by the Parent and/or Purchaser in connection with this Agreement or the Transactions without the approval of Parent.

(b)               The Company, each Subsidiary and each Seller and prior to Closing, the Purchaser and Parent, will, and will cause their respective Representatives and the Company Securityholders to, keep this Agreement and the transactions contemplated by this Agreement strictly confidential, and the Company and each Subsidiary will not, and will cause their respective Representatives and the Company Securityholders not to, make any disclosure of or relating to this Agreement or any Ancillary Agreement, or the terms and conditions contained in this Agreement or therein, to any Person (other than their legal, accounting and financial advisors) without the prior written consent of Parent, except as may be required under applicable Legal Requirements; provided that the Company and each Subsidiary may disclose this Agreement and applicable Ancillary Agreements to Company Securityholders who are subject to confidentiality restrictions for the benefit of Parent that are comparable to those set forth in this Section 6.10 for the purpose of obtaining such Company Securityholders’ consent to the Transactions (including for the purpose of any such Company Securityholders becoming a party to any applicable Ancillary Agreement contemplated by this Agreement). Notwithstanding anything in this Section 6.10 to the contrary, no Seller or holder of a Company Warrant which is a corporation, limited liability company, private equity or venture capital fund shall be precluded from disclosing to (i) its members, partners, limited partners, or affiliates’ employees or consultants involved in the investment decisions, monitoring and/or reporting of such Seller or holder of a Company Warrant (who are subject to a duty of confidentiality) (A) such terms of this Agreement that such fund is reasonably required to disclose to its members, partners, limited partners, or affiliates’ employees or consultants involved in the investment decisions, monitoring and/or reporting of such Seller or holder of a Company Warrant, as applicable, under its partnership agreement, limited liability company agreement or comparable organizational agreement, (B) that such fund entered into an agreement with Parent and Purchaser to sell its interest in the Company, and (C) the rate of return on such fund’s investment in the Company, and (ii) prospective investors (who are subject to a duty of confidentiality) (A) that such fund entered into an agreement with Parent and Purchaser to sell its interest in the Company and (B) the rate of return on such fund’s investment in the Company.

(c)               Each Seller further acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Seller and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 6.10(c). Accordingly, each Seller hereby agrees with Purchaser that such Seller and its Representatives will not, and that such Seller will use commercially reasonable efforts to cause its Affiliates not to, at any time, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information which (a) is generally available to, or known by, the public (other than as a result of disclosure in violation hereof or in violation of any other confidentiality undertaking toward the Company to which such discloser is subject); (b) such party independently knows at the time of receiving such information, as evidenced by its written records; (c) a third party hereafter furnishes to such party without breaching any obligation of confidentiality and without restriction on disclosure; (d) such party has independently developed without use of or reference to confidential information or breaching this Agreement, as evidenced by dated written records; (e) is required to be disclosed under applicable Legal Requirements or judicial process, but only to the extent it must be disclosed but provided that prior to such disclosure such party provides all reasonable prior notice to the Company and Purchaser to allow it to seek protective or other court orders and if no protective order is sought or obtained, such party may disclose only that portion of confidential information that its legal counsel deems required. Each Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 6.10(c) by any of its respective Representatives.

6.11           Termination of Indebtedness. Before the Closing, the Company will deliver to Parent copies of a payoff letter (the “Payoff Letter”), in form and substance reasonably satisfactory to Parent, from TriplePoint Capital LLC relating to any Indebtedness outstanding as of immediately before the Closing and will make arrangements for the termination of such Indebtedness and the release, upon the repayment of the TriplePoint Debt, of all Encumbrances over the Company’s properties and assets securing such obligations, and the Company will provide written evidence of such termination and release (to the extent occurring before the Closing) in form and substance reasonably satisfactory to Parent.

6.12           Indemnification of Directors and Officers.

(a)               From and after the Closing Date, Parent and Purchaser agrees and will cause the Company or its successors to fulfill and honor in all respects any and all of the obligations of the Company, pursuant to the indemnification and release obligations set forth in the Company’s Organizational Documents, as in effect immediately prior to the Closing Date, which will survive the Closing and will not be amended, repealed, or otherwise modified for a period of seven years after the Closing in any manner that would adversely affect the rights thereunder of any Person who on or before the Closing was a director or officer of the Company. Any claims for indemnification made under this Section 6.12 following the Closing shall be subject to the provisions of Article VIII.

(b)               Before the Closing, the Company will purchase a prepaid insurance policy (the “D&O Tail Policy”) to provide any individual who is on the date of this Agreement or who was before the date of the Closing a director or officer of the Company covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (true and complete copies of which have been previously provided to Purchaser), directors’ and officers’ liability insurance coverage for a period covering seven years after the date of the Closing with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Transactions of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent and the Purchaser will, and will cause the Company (or its successor) to, maintain such policy in full force and effect, and continue to honor the obligations thereunder during such seven-year period.

6.13           Release of Claims. Effective for all purposes as of, and contingent upon the occurrence of, the Closing, each Seller (solely in his, her or its capacity as shareholder of the Company) acknowledges and agrees, on behalf of itself (or, as applicable, himself or herself) and each of its Affiliates or assigns (each a “Releasing Party”) that:

(a)               Releasing Party (i) has no claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, Damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to its holding of any shares of the Company Share Capital and its relationship with the Company as a shareholder except for rights of each Releasing Party under this Agreement or any Ancillary Agreement (collectively, “Claims”), (ii) has not transferred or assigned, or purported to transfer or assign, any Claims and (iii) will not transfer or assign, or purport to transfer or assign, any Claims, in each case, against the Company, Parent or the Purchaser, or their respective current or former affiliates, officers, directors, employees, managers, partners, principals, advisors, agents, servants, shareholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors or assigns (collectively, the “Released Parties”) that arises out of or are related to (A) the Seller’s relationship, in such Seller’s capacity as a shareholder, with the Company and/or any of Affiliates of the Company prior to and through the Closing (including with respect to its holding of any shares of Company Share Capital or the holdings of any other Releasing Parties prior to and through the Closing) or (B) the negotiation or execution of this Agreement or any Ancillary Agreement or any of the Transactions or the processes followed to approve, or the approvals of, any of the foregoing, by the Company’s board of directors or the Company Securityholders (including any claims relating to the fulfillment or breach of the fiduciary duties of the Company’s board of directors or the Company Shareholders) (collectively, the “Released Claims”).

(b)               Releasing Party hereby irrevocably and unconditionally releases and forever discharges the Released Parties from any and all Released Claims; provided, however, that nothing in this Section 6.13 will constitute a release of, or otherwise abridge any, (i) rights of any Releasing Party under this Agreement or any Ancillary Agreement, (ii) in the case of those Company Shareholders that are employees of the Company or its Subsidiaries, rights to separation benefits (e.g., severance, equity acceleration) upon termination of service in connection with the Transactions, (iii) in the case of those Company Shareholders that are employees of the Company or its Subsidiaries, rights to any unpaid salary or other compensation for services or reimbursement for expenses payable to any Releasing Party in the ordinary course of business in accordance with their respective employment agreements, (iv) in the case of those Company Shareholders that are employees of the Company or its Subsidiaries, as provided in applicable employment Contracts and plans, (v) any matters related to any Company Shareholder or any of its Affiliates that are unrelated in any manner whatsoever to the Company Shareholder’s relationship with the Company or with any, or some of, the Company Securityholders, as an equity holder, or (vi) in the case of those Company Shareholders that are directors or officers of the Company or its Subsidiaries, rights to any indemnification to which any Releasing Party is entitled to pursuant to Section 6.12 (including under the D&O Tail Policy), under the Company’s Organizational Documents or any indemnification agreements as in effect on the date hereof or (vii) relating to Parent’s or Purchaser’s fraud or willful misconduct.

(c)               Releasing Party, if a California resident, acknowledges and agrees that it, he or she is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)               Releasing Party hereby waives and relinquishes any rights and benefits that Releasing Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction with respect to the Claims released by it pursuant to this Section 6.14. Releasing Party acknowledges that it, he or she may hereafter discover facts in addition to or different from those that Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is Releasing Party’s intention to fully and finally and forever settle and release any and all claims (other than as set forth in the proviso included in subsection (b) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained in this Agreement will be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(e)               Each Seller hereby confirms, acknowledges, represents and warrants for himself, herself or itself that he, she or it, effective as of and subject to the Closing, hereby terminates and waives any rights, powers and privileges the Seller has or may have pursuant to any share purchase agreement, financing agreement, investors rights agreement, registration rights agreement or shareholders agreement, including for the avoidance of doubt, the Series A SPA, the Series B SPA, the Series B-1 SPA and the IRA (each, as defined in the Disclosure Schedule), entered into by the Seller with respect to the Company prior to the date hereof.

(f)                Releasing Party acknowledges and agrees that it, he or she (i) has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives and (ii) does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or any other Person with regard to the subject matter, basis or effect of this release or otherwise.

6.14           Adoption of the Israeli Sub Plan. At the Closing, Parent shall adopt an Israeli sub plan to the Parent’s 2018 Stock Plan (the “Parent Equity Incentive Plan”) which should incorporate the applicable provisions required pursuant to Section 102 of the Ordinance (the “Israeli Sub-Plan”) and Parent, with the assistance of the Company (as the ‘Reporting Company’ as such term is defined in Section 102) shall cause such Israeli Sub-Plan to be filed with the ITA on the Closing Date or as reasonably practical thereafter (together with any auxiliary documents related thereto) as required under the ITO, Section 102 or any requirements or instructions of the ITA. As soon as reasonably practical following the lapse of 30 days after the Israeli Sub-Plan has been filed with the ITA and subject to receipt of applicable corporate consents, Parent shall grant, under the Parent Equity Incentive Plan or Israeli Sub-Plan, if applicable, those equity-based grants contemplated under the retention letters to be provided by Parent and agreed upon prior to Closing by Company and the Parent and subject to the terms thereto (the “Retention Awards”).

6.15           S-8 Registration Acknowledgment. Parent confirms the Parent Common Stock issuable upon the exercise or settlement of the Retention Awards have been registered with the SEC on Form S-8 (or any successor form) and shall allow for such registration statement to remain effective for so long as such assumed Retention Awards remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon settlement thereof.

6.16            Non-competition and Non-solicitation.

(a)               For a period of three (3) years from and after the Closing Date (such period, the “Restrictive Period”), none of the Sellers listed on Schedule 6.16 (each, a “Restricted Party” and collectively the “Restricted Parties”) will, directly or indirectly, acquire or finance any interest in a Competing Business, or, as an officer, director, employee, consultant, or in any other capacity, solicit, perform, or provide, or attempt to perform or provide any product, service, or process or assist with the research and development thereof, or otherwise engage or participate in the activities, of any person or organization other than the Purchaser and its Affiliates (collectively, the “Purchaser Group”) that directly competes with a product, service, or process, including the research and development thereof, of the Company (a “Competing Business”) except as consented to by Parent in writing. Nothing in this Section 6.16 will prohibit such Restricted Party from becoming a passive investor in any Competing Business that has publicly traded capital stock if such Restricted Party’s level of capital stock ownership is below one percent (1%) of its fully-diluted share capital. The Restricted Parties acknowledge that there exists competition for the Company products and services of the Company globally, and therefore the obligations in this Section 6.16(a) shall apply throughout the world.

(b)               During the Restrictive Period, a Restricted Party will not, directly or indirectly, (i) induce or attempt to induce any officer, employee, independent contractor, representative or agent of the Purchaser Group who is performing services for the Purchaser Group to leave the employ or service of its respective employer, (ii) hire any person who was an employee of, or an independent contractor for the Purchaser Group at the Closing Date, (iii) in any other way, interfere with the relationship between the Purchaser Group and any employee or independent contractor thereof, or (iv) induce or attempt to induce any customer, supplier, vendor, licensee or other business relation of the Purchaser Group to cease doing business with the Purchaser Group, or in any way interfere with the relationship between the Purchaser Group and any customer, supplier, licensee or other business relation thereof (including, without limitation, by inducing or attempting to induce any such person or entity to reduce the amount of business it does with the Purchaser Group).

(c)             Each of the Restricted Parties agrees that the duration and geographic scope of the non-competition and non-solicitation provisions set forth in this Section 6.16 are reasonable. In the event that any court of competent jurisdiction determines that the field restriction, the duration or the geographic scope, or any of them, are unreasonable and that such provision is to that extent unenforceable, each of the Restricted Parties and the Purchaser agrees that the provision shall remain in full force and effect for the greatest field scope, the greatest time period and in the greatest area that would not render it unenforceable. Each of the Restricted Parties and the Parent and Purchaser intends that these non-competition provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective. Each of the Restricted Parties agrees that damages are an inadequate remedy for any breach of this provision and Purchaser and the Company shall, whether or not it is or they are pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

(d)               The Restricted Parties further acknowledge that the restrictions in this Section 6.16 represent partial consideration for the Aggregate Consideration being paid hereunder and (iii) Purchaser would not enter into this Agreement but for the restrictions in this Section 6.16.

6.17            Updates to Allocation Spreadsheet. Prior to the distribution to the Company Securityholders of any Distribution Amounts, and any available amounts under the Securityholder Representative Reserve (such available amounts, the “Deferred Allocations”), the Securityholder Representative shall (i) cause to be prepared and delivered to Purchaser and Paying Agent a revised Allocation Spreadsheet setting forth as of the date for distribution of any Deferred Allocation, the amounts payable to each Company Securityholder pursuant to this Agreement in connection and as of the date of the distribution of such Deferred Allocation; or (ii) otherwise confirm in writing no changes are to be made to the figures and corresponding percentages included in the Allocation Spreadsheet provided to the Purchaser and Paying Agent at the Closing or, if the Allocation Spreadsheet provided at Closing was updated in accordance with the terms herein, to the most recent Allocation Spreadsheet provided by the Securityholder Representative to the Purchaser and Paying Agent in accordance with the terms of this Agreement. Any revisions made to the Allocation Spreadsheet shall be consistent with the Company’s Articles of Association in effect as of immediately prior to the Closing and Parent, Purchaser and the Paying Agent shall be entitled to rely entirely on the any amended Allocation Spreadsheet delivered by the Securityholder Representative in accordance with the terms herein in connection with distributing any Deferred Allocation amount due and neither the Company Securityholders nor the Securityholder Representative shall be entitled to make any claim in respect of the allocation of such amount made by the Paying Agent to the extent it was distributed in a manner consistent with the updated Allocation Spreadsheet. The Securityholder Representative shall be entitled to rely on the initial Allocation Spreadsheet prepared by the Company in the Securityholder Representative’s preparation of any updated Allocation Spreadsheet.

ARTICLE VII.
CONDITIONS TO CLOSING

7.1              Conditions to Obligations of the Company and Company Securityholders. The obligations of the Company and the Company Securityholders to consummate the transactions provided for by this Agreement are subject, in the discretion of the Company, to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a)               Representations, Warranties, and Covenants.

(i)                 All representations and warranties of Parent and the Purchaser contained in this Agreement will be true and correct at and as of the date of this Agreement and true and correct in all material respects at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date (in each case, without giving effect to materiality qualifications or material adverse effect qualifications).

(ii)                Parent and the Purchaser will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by Parent and the Purchaser before or on the Closing Date.

(b)               No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement will be in effect, nor will there be any action taken by any Governmental Body, or any Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement, that enjoins, prohibits, or prevents the consummation of the transactions contemplated by this Agreement.

(c)               Deliveries. Parent and the Purchaser will have delivered to the Company each of the items set forth in Section 2.2(a).

7.2               Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to consummate the transactions provided for by this Agreement are subject, in the discretion of Parent and the Purchaser, to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Parent:

(a)               Representations, Warranties, and Covenants.

(i)                 All representations and warranties of the Company and the Company Securityholders contained in this Agreement (other than the Fundamental Representations) will be true and correct at and as of the date of this Agreement and in all material respects at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date (in each case, without giving effect to materiality qualifications or Material Adverse Effect qualifications).

(ii)                All Fundamental Representations will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except if any such representations and warranties expressly relate to a specific date, then such representations and warranties will be true and correct as of such date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications).

(b)               The Company and the Company Securityholders (with respect to itself) will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by the Company before or on the Closing Date, including the delivery of the Option Cancellation Notices to the applicable holders of Company Unvested Options in accordance with the provisions of Section 1.2(e).

(c)               Consents; Regulatory Compliance and Approval. Any third-party and governmental consents, approvals, or authorizations necessary for the valid consummation of the transaction contemplated by this Agreement and identified on Section 7.2(b) of the Disclosure Schedule will have been obtained.

(d)               No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement will be in effect, nor will there be any action taken by any Governmental Body, or any Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement that prevents the consummation of the transactions contemplated by this Agreement.

(e)               Material Adverse Effect. Since the date hereof, there will not have been any Material Adverse Effect.

(f)                Company Equity Plans. Purchaser shall have received evidence that any Company Equity Plan has been terminated, effective upon the Closing Date.

(g)               Lien Removal. The Company shall have provided to Purchaser documentation for the release of all Encumbrances on the Company’s assets or properties registered in favor of TriplePoint Capital LLC, in form and substance reasonably satisfactory to Purchaser, which shall include a letter addressed to the Israeli Registrar of Companies duly executed by TriplePoint Capital LLC requesting the removal of the Encumbrances registered in favor of TriplePoint Capital LLC on certain of the Company’s assets.

(h)               Retention Agreement. The Company shall have received copies of the Retention Agreements from the Significant Key Employee, and such Retention Agreement will be in full force and effect, and the Significant Key Employee will have not repudiated such Retention Agreement.

(i)                 Non-Compete Agreements. The Company shall have received copies of the Non-Compete Agreements from the Key Employees, and such Non-Compete Agreements will be in full force and effect, and no Key Employee will have repudiated such Non-Compete Agreements.

(j)                 D&O Tail Policy. Purchaser shall have received evidence that the D&O Tail Policy has been fully paid and is in effect.

(k)               Other Deliverables. Parent and the Purchaser will have received from the Company each of the items set forth in Section 2.2(b).

ARTICLE VIII.
INDEMNIFICATION; REMEDIES

8.1               Survival of Representations, Etc.

(a)               Representations and Warranties. All of the representations and warranties made by any party or any Company Securityholder in this Agreement or in any Exhibit, Disclosure Schedule, certificate delivered by any such Person pursuant to this Agreement will survive the Closing for a period of 12 months following the Closing Date. Claims based upon or arising out of any representation or warranty may be asserted at any time before the expiration of the applicable survival period.

(b)               Covenants. All of the covenants, agreements, and obligations of the parties under this Agreement, unless specifically provided otherwise, will survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereof).

(c)               Pending Claims. Notwithstanding the foregoing, the expiration of the representations, warranties, covenants, agreements, and obligations provided in this Agreement will not affect the rights of an Indemnified Party in respect of any claim for indemnification made in good faith by such party in a writing received by the other party before the expiration of the applicable survival period provided in this Agreement (and, for the avoidance of doubt, such claim for indemnification need not be filed in a court or other tribunal before the expiration of the applicable survival period).

8.2               Indemnification.

(a)               Agreement to Indemnify. Each Company Securityholder (collectively, the “Indemnifying Parties”), severally and not jointly, will as of and after the Closing, indemnify, save, defend, and hold harmless each of the Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, resulting from, or incident to, in each case with respect to itself and, unless otherwise specifically specified below, limited to such Company Securityholder’s Pro Rata Percentage of the Indemnity Escrow Amount:

(i)                 any inaccuracies in or breach of any representations made by the Company or such Company Securityholder in this Agreement;

(ii)                any breach of any covenant or agreement made by the Company or such Company Securityholder in or in accordance with this Agreement;

(iii)               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or such Company Securityholder (or any Person acting on their behalf) in connection with any of the Transactions;

(iv)               any breach of any covenant or agreement made by any Indemnifying Party in any Ancillary Agreement delivered by such Indemnifying Party;

(v)                any Indebtedness of the Company or Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Closing Indebtedness or Closing Transaction Expenses;

(vi)               any claim or allegation that any Company Securityholder or any other Person is entitled to any amount in connection with the Transactions (other than, with respect to any Company Securityholder, the consideration allocable to such Company Securityholder in accordance with Article I, as set forth in the Closing Consideration Schedule);

(vii)              any Pre-Closing Tax, except (i) to the extent such Taxes are included in the Closing Statement or are expressly taken into account in Indebtedness, Closing Transaction Expenses or the Adjustment Amount and (ii) any Excluded Tax Liability.

(viii)             the matters set forth on Section 8.2 of the Disclosure Schedule.

For purposes of clarifying the meaning of “several” indemnification by each Indemnifying Party under this Section 8.2(a): (x) any portion of the Indemnity Escrow Amount that is recovered by Parent, the Purchaser or any Indemnified Party in accordance with this Article VIII will be deemed to have been “severally” recovered from the Indemnifying Parties in accordance with the terms of this Agreement; (y) with respect to claims for indemnification under this Section 8.2(a) that are not recovered from the Indemnity Escrow Amount (which, for the avoidance of doubt, will be the secondary means of recourse and will only be available in the event in which the R&W Insurance Policy has been depleted and paid out in full to the Parent or Purchaser or otherwise does not cover the indemnifiable event, as set forth in Section 8.2(f)(A)), (1) if any indemnification payment is owed, each Indemnifying Party’s indemnification obligation in accordance with this Article VIII will be equal to such Indemnifying Party’s Pro Rata Percentage of the applicable Damages subject to the limitations set forth in Section 8.2(f) below, with respect to which the indemnification payment is made and (2) such claim for indemnification will be subject to Section 11.17; and (z) in the case of a claim for indemnification against one or more (but not all) Indemnifying Parties (any such claims, “Indemnifying Party Specific Claims”), the Indemnified Party will have the right, subject to the applicable limitations set forth herein, including in Section 8.2(f) below, to (1) offset the applicable Damages from the portion of the Indemnity Escrow Amount that would otherwise be allocable to the Indemnifying Party responsible for the breach that gave rise to such claim for indemnification (each, a “Responsible Indemnifying Party”), in which case each Responsible Indemnifying Party will be obligated to promptly pay to Purchaser the amount of Damages arising from the breach that are allocable to such Responsible Indemnifying Party to replenish such portion of the Indemnity Escrow Amount, and (2) pursue the indemnification claim directly against each Responsible Indemnifying Party responsible for such breach in accordance with the terms of this Agreement (and each such Responsible Indemnifying Party will be required to indemnify the Indemnified Parties for all Damages arising from such claim for indemnification subject to the applicable limitations set forth herein, including in Section 8.2(f) below).

(b)               Indemnifying Parties. References in this Article VIII to “Indemnifying Party” will be deemed to be references to the Indemnifying Parties collectively from and after the Closing (and to the Indemnifying Parties and the Company before the Closing) and, for the avoidance of doubt, the Securityholder Representative will represent the Indemnifying Parties with respect to all such matters as provided in Section 11.17 (other than provisions relating to an obligation to make or a right to receive any payments) and any notice requirement with respect to any notice required to be provided under this Article VIII by an Indemnified Party will be deemed satisfied if such notice is delivered to the Securityholder Representative.

(c)               Cooperation. The Indemnified Parties and the Indemnifying Parties will reasonably cooperate with each other and their attorneys in the investigation, trial, and defense of any Legal Proceeding arising from third-party claims and any appeal arising therefrom; provided, however, that subject to Section 8.2(d), the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom. The parties will cooperate with each other in any notifications to insurers.

(d)               Defense of Third-Party Claims.

(i)                  If a claim for Damages is to be made by a Indemnified Party as a result of a third-party claim, Parent or the Purchaser will, subject to this Article VIII, deliver a written notice (a “Notice of Claim”) to the Securityholder Representative with respect to such claim for indemnification promptly after Parent or the Purchaser becomes aware of any fact, condition, or event which may give rise to Damages for which indemnification may be sought under this Article VIII, such notice to the Securityholder Representative will specify the amount of Damages actually incurred, paid, reserved or accrued by the Purchaser, if known, or, if not known, a good faith estimate of the foreseeable maximum amount of claimed Damages and a detailed description of the basis for such Claim, the nature of the Claim and the individual items of such Damages, and in any event within the time periods specified in Section 8.2(a), provided, that the failure or delay of Parent or the Purchaser to give prompt notice under this Agreement will not affect rights to indemnification under this Agreement, except to the extent the Securityholder Representative demonstrates actual damage caused by such failure. After such notice, if the Securityholder Representative has acknowledged in writing to Parent and the Purchaser that the Indemnified Party is entitled to be indemnified from and against all or any part of the Damages with respect to such claim, then the Securityholder Representative will be entitled, if it so elects, at the Indemnifying Parties’ own cost, risk, and expense, to participate in the defense of such claim and consult with Parent and the Purchaser in any defense of such claim, it being understood that Parent and the Purchaser will have the sole right to control such defense (including the right to settle any claim, subject to subsection (d)(ii)); provided, however, that the parties will cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that each of Parent, the Purchaser will be entitled to withhold information from the Securityholder Representative if its provision to the Securityholder Representative (as the case may be) would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to any such party in a manner which would not result in such a waiver.

(ii)                Notwithstanding the foregoing, except for third-party claims involving or seeking any (A) non-monetary remedy or monetary Damages in excess of the then remaining Indemnity Escrow Amount, (B) claims for equitable relief, (C) potential criminal liability, or (D) alleged breaches of the Fundamental Representations, if the Securityholder Representative provides written notice to Parent and the Purchaser within 30 days after receipt of a Notice of Claim, which notice by the Securityholder Representative irrevocably acknowledges the Indemnifying Parties’ obligation to indemnify such claim fully, an Indemnified Party will not enter into a settlement of such third-party claim without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned, or delayed). If after receipt of the notice from the Securityholder Representative an Indemnified Party enters into a settlement of a third-party claim without the consent of the Securityholder Representative, the Securityholder Representative will not be precluded from contesting the amounts owed by the Indemnifying Parties in respect of such third-party claim on the basis that the settlement by the Indemnified Party was not reasonable in light of the circumstances of such third-party claim or did not constitute, in whole or in part, an indemnifiable loss for purposes of this Article VIII.

(iii)               If any third-party claim (i) may be indemnifiable hereunder and (ii) is of a nature such that the Indemnified Party is required by applicable Legal Requirements to incur Damages or make a payment to any Person with respect to the third-party claim before the completion of settlement negotiations or related Legal Proceeding, the Indemnified Party may incur such Damages or make such payment and the Indemnifying Parties will, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment in accordance with the terms of this Article VIII. If the amount of any liability of the Indemnified Party under such third-party claim, as finally determined, is less than the amount that was paid by the Indemnifying Parties to the Indemnified Party, the Indemnified Party will, promptly after the receipt of the difference from the applicable third party, pay the amount of such difference, together with any interest thereon paid by such third party to the Indemnified Party, to the Indemnifying Parties.

(e)               Claims for Indemnification; Resolution of Conflicts.

(i)                  The Securityholder Representative may object to a claim for indemnification set forth in the Notice of Claim by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Notice of Claim (an “Objection Notice”); provided, that to be effective, such Objection Notice must (A) be delivered to the Indemnified Party or Parent prior to the 45th day following the date on which the Notice of Claim was received by the Securityholder Representative; and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)                 If the Securityholder Representative timely delivers an Objection Notice in accordance with Section 8.2(e)(i) hereof, the Securityholder Representative and the Indemnified Parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims; provided, that the Indemnified Parties may limit their disclosures to the Securityholder Representative pursuant to good faith efforts, based on the advice of legal counsel, to preserve attorney-client privilege, or any other similar privileges. If the Securityholder Representative and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement will be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim will be paid by the applicable Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to the limitations herein, including the provisions of Sections 8.2(f) and 8.3.

(iii)               If no such agreement can be reached after good faith negotiation prior to 60 days after delivery of an Objection Notice, then upon the expiration of such 60-day period either Parent or the Securityholder Representative may demand arbitration of the matter unless the amount of the Damage that is at issue is the subject of a pending third-party claim or any investigation by any Governmental Body, in which event arbitration will not be commenced until such third-party claim or investigation is finally resolved or both parties agree to arbitration, and in either such event the matter will be settled by arbitration conducted pursuant to Section 11.11

(iv)               Arbitration under Section 11.11 will apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII. The decision of the Arbitrator as to the validity and amount of any claim in such Notice of Claim will be final, binding, and conclusive upon the parties to this Agreement, the Indemnified Parties and the Indemnifying Parties. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the Arbitrator. Claims determined by arbitration as provided in this Section 8.2(e)(iv) are referred to as “Resolved Claims”. Within 30 days of a decision of the Arbitrator requiring payment by an Indemnifying Party to an Indemnified Party, such Indemnifying Party will make the payment to such Indemnified Party, subject to Sections 8.2(f) and 8.3.

(v)                Payable and Unresolved Claims. A “Payable Claim” will mean a claim for indemnification of Damages under this Article VIII, to the extent that such claim has not yet been satisfied by cash payment or by release to the Indemnified Party of funds from the Indemnity Escrow Amount, that is (i) a Resolved Claim, or (ii) a Settled Claim, but in any case subject to all maximum payment amounts, thresholds, and other limitations under this Article VIII. An “Unresolved Claim” will mean any claim for indemnification of Damages under this Article VIII specified in any Notice of Claim, to the extent that such claim is not a (x) Settled Claim for which no payment by an Indemnifying Party is required, or (y) Payable Claim that has been satisfied by cash payment or release to the Indemnified Party of funds from the Indemnity Escrow Amount.

(vi)               Notwithstanding the aforementioned, with respect to any Indemnifying Party Specific Claims, any reference in this Section 8.2(e) to the Securityholder Representative will be deemed as a reference to the specific Indemnifying Party to which the applicable Indemnifying Party Specific Claim refers.

(f)                Limitations on Indemnity. The Indemnifying Parties will not be liable under Section 8.2(a)(i) for any Damages until the aggregate amount otherwise due to the Indemnified Parties exceeds an accumulated total of $1,500,000 (the “Basket”); provided, however, that the Basket will not apply (i) in the case of willful breach or fraud, and (ii) breach or misrepresentation of Fundamental Representations. Once the aggregate amount of Damages exceeds the Basket, to the extent applicable, then the Indemnified Parties will have the right to recover all Damages from the first dollar without regard to the Basket; provided, that (A) such Damages will (i) first, be recovered from the R&W Insurance Policy as the primary source of recourse, and (ii) second, and only in the event in which the R&W Insurance Policy has been depleted and paid out in full to the Parent or Purchaser or otherwise does not cover the indemnifiable event, by the release of funds from the Indemnity Escrow Amount, and (B) the maximum aggregate amount of Damages for which the Indemnifying Parties will be liable to Indemnified Parties under Section 8.2(a) will equal such Indemnifying Party’s Pro Rata Percentage of the Indemnity Escrow Amount. Notwithstanding the foregoing or anything to the contrary in this Agreement, the limitations set out in this Section 8.2(f) will not apply in the case of willful breach, or fraud.

(g)               For the avoidance of doubt, (i) in the case of claims arising out of or based upon, willful breach or fraud of the Company, such Indemnifying Party’s maximum aggregate liability for claims of indemnification under this Agreement shall be (x) its Pro Rata Percentage of the Aggregate Consideration, or (y) unlimited, if such Indemnifying Party has actual knowledge of such willful breach or fraud of the Company, and (ii) in the case of claims arising out of or based upon, willful breach or fraud of an Indemnifying Party, such individual Indemnifying Party’s aggregate liability for claims of indemnification under this Agreement shall be unlimited.

(h)               Provisions Relating to Damages. The term “Damages” as used in this Article VIII is not limited to matters asserted by third parties, but includes Damages incurred or sustained by any Indemnified Party in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified under this Agreement will not be a condition precedent to recovery. Damages will be calculated net of actual recoveries under insurance policies and contractual indemnification or contribution provisions (in each case calculated net of any actual collection costs and reserves, deductibles, premium adjustments, and retrospectively rated premiums) and after reasonable mitigation efforts; provided, that in the event that Indemnified Parties first recover from the Indemnity Escrow Amount (in the event in which the R&W Insurance Policy has been depleted and paid out in full to the Parent or Purchaser or otherwise does not cover the indemnifiable event, as set forth in Section 8.2(f)(A)) and thereafter recover for the same Damages pursuant to any existing insurance policies (for the avoidance of doubt, other than the R&W Insurance Policy) and contractual indemnification or contribution provisions, then the amount recovered pursuant to such existing insurance policies and contractual indemnification or contribution provisions (up to the amount first recovered from the Indemnity Escrow Amount) (and net of actual collection costs and reserves, deductibles, premium adjustments, and retrospectively rated premiums) will be deemed returned to the Indemnity Escrow Amount or paid to such Company Securityholders as applicable. Notwithstanding anything to the contrary hereunder, in no event shall “Damages” include, under any theory of liability or claim (whether in law, tort or otherwise), any consequential (except if reasonably foreseeable), special, incidental, punitive, or exemplary damages (except that, in respect of any of the foregoing, damages awarded by a final non-appealable decision of a competent court or other authority having jurisdiction or arbitrator to a third party as part of a third party claim shall be deemed direct damages for all intents and purposes hereunder and shall be indemnifiable hereunder).

(i)               No Contribution. No Indemnifying Party will have any right to reimbursement or contribution from, subrogation to, or indemnification from the Company (or any Affiliate thereof) with respect to any indemnification claim of an Indemnified Party against any Indemnifying Party its capacity as such under this Agreement or otherwise in connection with this Agreement.

(j)                Tax Treatment. All amounts payable by any Indemnifying Parties in respect of indemnification claims under this Agreement will be treated for all applicable Tax purposes as an adjustment to the consideration paid under this Agreement unless otherwise required by applicable Legal Requirements. The amount of any Damages for which indemnification is provided under this Agreement and the amount of any such Tax cost on the receipt of indemnity payments will be determined without regard to any item of loss, deduction, credit or other Tax asset or attribute arising in or attributable to a post-Closing taxable period available to reduce the amount of any Tax liability.

(k)               Material Adverse Effect and materiality standards or qualifications, or qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur, in any representation, warranty or covenant will not be taken into account in determining whether there was an inaccuracy, a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

(l)                For the avoidance of doubt, if and solely to the extent the amount of a Damage is recovered by an Indemnified Party through the actual payment of a Payable Claim to such Indemnified Party, the same amount of such Damage may not be recovered again by such Indemnified Party by reason of such Damage being subject to indemnification or payment under more than one provision of this Agreement, but, in such case, the amount, if any, of any Damage that exceeds the amount already recovered will be recoverable on and subject to the terms and conditions of this Article VIII.

(m)              This Article VIII shall constitute the sole and exclusive monetary remedy of the parties, in their capacities as such, after the Closing under this Agreement; provided, nothing in this Agreement shall limit the rights or remedies of any Indemnified Party (including with respect to claim survival periods) (i) against an Indemnifying Party in connection with any willful breach or fraud committed personally by such Indemnifying Party or in the case of willful breach, or fraud of the Company with respect to which an Indemnifying Party had actual knowledge of such willful breach or fraud, or (ii) specific performance or other injunctive relief or equitable remedy provided for in this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 8.2(m) shall not apply to Section 11.17, which shall be enforceable by the Securityholder Representative in its entirety against the Company Securityholders.

8.3               Indemnity Escrow Amount.

(a)               The Indemnity Escrow Amount will be used, in part and as applicable, for the satisfaction of indemnification obligations of the Indemnifying Parties under this Article VIII and any obligations of the Indemnifying Parties to pay any post-Closing adjustment in accordance with Section 1.5.

(b)               Release of the Indemnity Escrow Amount:

(i)                 As soon as reasonably practicable after the 12-month anniversary of the Closing Date (the “Escrow Release Date”), an amount equal to (i) the funds remaining in the Indemnity Escrow Account as of the Escrow Release Date minus (ii) any unpaid pending claims made in accordance with Article VIII as of Escrow Release Date will be distributed by the Escrow Agent to the Paying Agent for distribution to the Indemnifying Parties. Any disbursements made on such Escrow Release Date, together with the Final Distribution Amount, will be referred to in this Agreement as the “Distribution Amounts”. All distributions made pursuant to this section will be made in accordance with Section 8.3(b)(iii).

(ii)                After the final resolution of all pending and unsatisfied or unresolved indemnification claims, the Final Distribution Amount will be deposited with the Paying Agent, to be distributed to the Indemnifying Parties in accordance with Section 8.3(b)(iii).

(iii)                After the Escrow Release Date or the final resolution of all pending and unsatisfied or unresolved indemnification claims, as applicable, the applicable Distribution Amount will be deposited with the Paying Agent, to be distributed among the Indemnifying Parties as follows:

(1)                 within five Business Days after the Escrow Release Date or the date of final resolution, as applicable, Escrow Agent will deposit with the Paying Agent the aggregate amount of the applicable Distribution Amount;

(2)                 the Distribution Amount will be allocated to the Indemnifying Parties by the Paying Agent based on their respective Pro Rata Percentage as shall be set forth in the Allocation Spreadsheet provided by the Securityholder Representative to the Paying Agent in accordance with the provisions of Section 6.17.

(3)                Notwithstanding the foregoing, in the event a Indemnified Party offsets Damages from a Responsible Indemnifying Party’s allocable portion of the Indemnity Escrow Amount in accordance with clause (z) of Section 8.2(a) and the applicable Responsible Indemnifying Party fails to replenish the Indemnity Escrow Amount in accordance with clause (z) of Section 8.2(a) then the amount of any payment that would otherwise be made to such Responsible Indemnifying Party in accordance with this Section 8.3(b)(iii)) will be reduced dollar for dollar based on the amount of Damages that were offset by Parent against such Responsible Indemnifying Party’s allocable portion of the Indemnity Escrow Amount, which reduction shall be reflected in the Allocation Spreadsheet provided by the Securityholder Representative to the Paying Agent prior to the applicable distribution in accordance with the provisions of Section 6.17.

ARTICLE IX.
TERMINATION

9.1               Termination. This Agreement may be terminated at any time before Closing:

(a)               by mutual written consent of Parent, the Purchaser and the Company;

(b)               by Parent or the Purchaser, on the one hand, or the Company, on the other hand, if the Closing has not occurred on or before 30 (thirty) days after the date of this Agreement (the “Outside Date”); provided, however, that (i) this provision will not be available to Parent or the Purchaser if the Company has the right to terminate this Agreement under clause (e) of this Section 9.1 and (ii) this provision will not be available to the Company if Parent or the Purchaser has the right to terminate this Agreement under clauses (c) or (d) of this Section 9.1

(c)               by Parent or the Purchaser, if there is a material breach of any representation or warranty set forth in Article III or Article IV or any covenant or agreement to be complied with or performed by the Company in accordance with the terms of this Agreement or the failure of a condition set forth in Section 7.2 to be satisfied (and such condition is not waived in writing by Parent) on or before the Outside Date, or the occurrence of any event that results or is reasonably likely to result in the failure of a condition set forth in Section 7.2 to be satisfied on or before the Outside Date; provided that Parent may not terminate this Agreement before the Outside Date if the Company has not had a reasonably adequate opportunity to cure such failure (not to exceed ten Business Days);

(d)               by Parent or the Purchaser, in the event of a willful breach by the Company (or any of the Company’s Representatives, or the Company Securityholders) of the provisions of Sections 6.2 or 6.10; or

(e)               by the Company, if there is a material breach of any representation or warranty set forth in Article V or of any covenant or agreement to be complied with or performed by Parent or the Purchaser in accordance with the terms of this Agreement or the failure of a condition set forth in Section 7.1 to be satisfied (and such condition is not waived in writing by the Company) on or before the Outside Date, or the occurrence of any event which results or is reasonably likely to in the failure of a condition set forth in Section 7.1 to be satisfied on or before the Outside Date; provided the Company may not terminate this Agreement before the Outside Date if Parent and the Purchaser have not had a reasonably adequate opportunity to cure such failure (not to exceed ten Business Days).

9.2               Effect of Termination.

(a)               In the event of termination of this Agreement in accordance with Article IX:

(i)                 each party will return all documents, work papers, and other material of any other party relating to the transactions contemplated by this Agreement, and all copies thereof, whether obtained before or after the execution of this Agreement, to the party furnishing the same;

(ii)               the provisions of that certain Mutual Non-Disclosure Agreement dated as of May 22, 2018 by and between Parent and the Company (the “NDA”) will continue in full force and effect; and

(iii)               no party or its respective officers, directors, shareholders or other Representatives, if applicable, to this Agreement will have any Liability to any other party or its respective officers, directors, shareholders, or other Representatives if applicable, to this Agreement, except as stated in subsections (a)(i) and (ii) of this Section 9.2 and except for any breach of this Agreement occurring before the proper termination of this Agreement.

(b)               The foregoing provisions will not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party under this Agreement or obligate any party to return or destroy information retained in standard archival or computer back-up systems or pursuant to the party’s or its Representatives’ normal document or e-mail retention practices.

ARTICLE X.
DEFINED TERMS

10.1            Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“102 Company Options” means Company Options granted pursuant to Section 102(b)(2) of the ITO.

“102 Company Securities” means 102 Company Options and 102 Company Shares, collectively.

“102 Company Shares” means Company Ordinary Shares issued upon exercise of or otherwise in connection to 102 Company Options, or Company Ordinary Shares issued under the Company Equity Plan.

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the ITO, and approved by the ITA, with respect to 102 Company Securities.

“3(i) Company Options” means a Company Option granted under Section 3(i) of the ITO.

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the sum of (a) the amount (if any) by which Estimated Closing Trade Payables is greater than Closing Trade Payables, minus (b) the amount (if any) by which Estimated Closing Trade Payables is less than Closing Trade Payables ), plus (c) the amount (if any) by which Estimated Closing Cash is less than Closing Cash, minus (d) the amount (if any) by which Estimated Closing Cash is greater than Closing Cash, minus (e) the amount (if any) by which Estimated Closing Indebtedness is less than Closing Indebtedness, plus (f) the amount (if any) by which Estimated Closing Indebtedness is greater than Closing Indebtedness, minus (g) the amount (if any) by which Estimated Closing Transaction Expenses are less than Closing Transaction Expenses, plus (h) the amount (if any) by which Estimated Closing Transaction Expenses are greater than Closing Transaction Expenses.

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“Aggregate Per Share Consideration” means an amount equal to the Estimated Aggregate Consideration divided by the Fully Diluted Company Share Number.

“Ancillary Agreements” means the Option Cancellation Notice, the Option and Warrant Treatment Agreements, the R&W Insurance Policy and all other agreements, instruments, documents, and certificates executed, filed, or otherwise prepared, exchanged or delivered in accordance with this Agreement. Notwithstanding the foregoing, the Ancillary Agreements will not include the Retention Agreement or the Non-Compete Agreements.

“Biometric Privacy Laws” means all applicable laws and regulations governing the collection, maintenance, use, and protection of measurable physical and behavioral characteristics of a person that enable the establishment and verification of an individual’s identity, including the Illinois Biometric Information Privacy Act.

“Books and Records” means all business records, minute books, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, Tax Returns and worksheets, notes, files, or documents related thereto, and all other books and records maintained by the Company or any Subsidiary with respect to the Business.

“Business” means the business or business activities of the Company or any Subsidiary as conducted of the date hereof.

“Business Day” means a day other than Friday, Saturday, Sunday, or any day on which banks located in the State of Nebraska or the State of Israel are authorized or obligated to close.

“Business Intellectual Property” means the Company Intellectual Property, Company Technology and any other Intellectual Property and Technology licensed to, used or held for use by, the Company or any Subsidiary in connection with the Business.

“Cash” means, without duplication, (a) the aggregate amount of cash and cash equivalents (only to the extent such cash equivalents are available to the Company and/or the Subsidiaries at Closing in immediately available funds, which will exclude holdbacks, security deposits (other than restricted deposits for guarantee of real estate leases or ordinary course credit facilities) or similar deposits or similarly restricted cash made or received by the Company and/or the Subsidiaries) held by the Company and/or the Subsidiaries, less (b) the aggregate amount of outstanding checks, drafts, and wires of the Company and the Subsidiaries as of the close of business on the day immediately before Closing that have not posted, plus (c) any amounts subject to restricted deposits for guarantee of real estate leases or ordinary course credit facilities and the aggregate amount of checks received by the Company and/or the Subsidiaries as of the close of business on the day immediately before Closing that have not been posted.

“Change of Control Payment” means any and all transaction bonus, severance, accrued vacation or paid-time-off, “change of control,” “single-trigger” payments, termination, and other similar payment, including under any carve-out or management plan (plus, in each case, the employer portion of any payroll Taxes required to be paid by the Company or any Subsidiary with respect thereto) that becomes payable to any current or former Service Provider as a result of the consummation of the Transactions (whether alone or in combination with any other event, including any termination of employment or service) pursuant to arrangements entered into with the Company or any Subsidiary on or prior to the Closing and which remains unpaid as of the Closing, in each case, excluding any payments to holders of Company Options that are accelerated in connection with the Transactions in accordance with the terms of the option agreements providing for the grant of such Company Options.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Plan” means each Plan, which is now, or was previously, maintained, sponsored, controlled, contributed to, or required to be contributed to, by the Company or any Subsidiary, and under which the Company or any Subsidiary has any obligation or Liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former Service Providers, or the spouses, beneficiaries, or other dependents thereof.

“Company Equity Plan” means the Company’s 2015 Share Incentive Plan, as amended from time to time.

“Company Intellectual Property” means any and all Intellectual Property that is owned by, or purported to be owned by the Company or any Subsidiary (whether exclusively or jointly with other Persons).

“Company Internet Domains and Accounts” means the Internet domain name registrations and social media accounts registered in the name of the Company or any Subsidiary.

“Company Option” means each option to acquire or purchase Company Ordinary Shares (or exercisable for cash) outstanding under any Company option plan (including the Company Equity Plan) or otherwise.

“Company Ordinary Shares” means the ordinary shares of the Company, no par value per share.

“Company Preferred Shares” means the Series A-1 Shares, the Series A-2 Shares, the Series A-3 Shares, the Series B Shares and the Series B-1 Shares, collectively.

“Company Privacy Policy” means the form of Privacy Policy of the Company or any Subsidiary made available to Purchaser.

“Company Registered Intellectual Property” means the applications, registrations, and filings for Intellectual Property that have been registered, filed, certified, or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Body or an Internet domain name registrar or other third party, by or on behalf of or in the name of the Company or any Subsidiary (including all Company Internet Domains and Accounts).

“Company Securityholder” means any holder of any Company Share Capital or Company Vested Option or Company Warrant as of immediately before the Closing.

“Company Share Capital” means the Company Ordinary Shares, the Company Preferred Shares and any other outstanding shares of capital shares, if any, of the Company, taken together.

“Company Software” means any and all Software that is part of the Business Intellectual Property.

“Company Shareholder” means any holder of Company Share Capital as of immediately before the Closing.

“Company Technology” means any and all Technology that is owned by, or purported to be owned by, the Company or any Subsidiary (whether exclusively or jointly with other Persons).

“Company Transaction Expenses” means, without duplication, (a) the aggregate out-of-pocket expenses, costs, fees, and disbursements (including fees and expenses payable to all attorneys, accountants, investment bankers, and other advisers of the Company or any Subsidiary) that are payable by the Company or any Subsidiary in connection with the negotiation, execution, delivery, and performance of this Agreement pursuant to arrangements entered into by the Company or any Subsidiary before the Closing (whether incurred or accrued before or after the Closing Date and whether or not such amounts have been billed as of or before the Closing Date), together with any VAT payable with respect thereto; (b) any Change of Control Payments; (c) the employer portion of any payroll Taxes required to be paid by the Company or any Subsidiary with respect to the portion of the Aggregate Consideration payable with respect to any Company Option; (d) all other miscellaneous expenses or costs incurred by the Company or any Subsidiary in connection with the Transactions (including the cost of the D&O Tail Policy, the cost of the 102 Trustee, one-half of the Escrow Agent fees, and one-half of the costs, fees and expenses of the R&W Insurance Policy) together with any VAT payable with respect thereto, in each such case pursuant to arrangements entered into by the Company or any Subsidiary before the Closing and to the extent that such fees, expenses, or disbursements have not been fully satisfied and paid by the Company or the Subsidiaries as of immediately before the Closing; (e) any fee of the Securityholder Representative that is payable at the Closing; and (f) the Securityholder Representative Reserve.

“Company Unvested Option” means any Company Option that is outstanding as of immediately before the Closing and that is not a Company Vested Option

“Company Vested Option” means any Company Option that is vested (including as a result of the Transactions) and outstanding as of immediately before the Closing.

“Company Warrant” means each warrant to acquire shares of Company Share Capital, excluding Company Options.

“Confidential Information” means any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, any Subsidiary, or the Business, including business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including Source Code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how. “Confidential Information” will include any information furnished to the other party identified as confidential information or that it should be reasonably construed by the other party that it is confidential information, including the terms and existence of this Agreement.

“Contaminant” means any material, substance, chemical, gas, liquid, waste, effluent, pollutant, or contaminant that, whether on its own or admixed with another, is identified or defined in or regulated by or under any Environmental Laws or that upon release into the Environment presents a danger to the Environment or to the health, safety, or welfare of any Person.

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan, or other legally binding commitment or undertaking of any nature.

“Court Order” means any judgment, decision, consent decree, injunction, ruling, or order of any federal, provincial, state, local, or foreign court or Governmental Body that is binding on any Person or its property under applicable Legal Requirements.

“COVID-19” means the novel coronavirus disease 2019, including any variant or permutation thereof.

“COVID-19 Laws” means the Coronavirus Aid, Relief, and Economic Security Act and the Family First Coronavirus Response Act.

“Damages” include any loss, damage (including consequential damages to the extent reasonably foreseeable but not including special, incidental, punitive, or exemplary damages), injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation, defense, or settlement of any of the foregoing), or expense of any nature (including any amounts Purchaser is required to pay as retention amount under the R&W Insurance Policy).

“Data Breach” means any loss of, unauthorized Processing of or access to Personal Data, User Data, or IT Systems, or any other data security incident requiring notification to any Persons or Governmental Body under applicable Information Privacy and Security Laws.

“Data Protection Requirements” means all applicable Information Privacy and Security Laws, Privacy Policies, judicial orders issued or applicable to the Company and its Subsidiaries, and any Contracts and/or codes of conduct by which Company and its Subsidiaries is bound, relating to the collection, use, storage, disclosure or cross-border transfer of Personal Data.

“Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Purchaser on behalf of the Company which sets forth the exceptions to the representations and warranties contained in Article III and certain other information called for by this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, or restriction of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

“Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels, and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, groundwater, river sediment, marshes, wetlands, flora, and fauna.

“Environmental Laws” means (a) the common law and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions, and judgments of any government or international, supranational, executive, administrative, judicial, or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health, safety, or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement, or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders, and notices made or served thereunder or pursuant thereto.

“Escrow Agent” means CITIBANK, N.A.

“Escrow Agreement” means the escrow agreement, executed by and among the Purchaser, the Securityholder Representative and the Escrow Agent.

“Final Distribution Amount” means an amount equal to the difference of (a) the Indemnity Escrow Amount minus, without duplication, (b) the sum of (i) all amounts disbursed to Purchaser in accordance with the terms of this Agreement and the Escrow Agreement, (ii) all amounts related to indemnification claims that have been satisfied from the Indemnity Escrow Amount before the proposed distribution date, and (iii) the portion of the Indemnity Escrow Amount used to cover any post-Closing adjustment in accordance with Section 1.5.

“Fixtures and Equipment” means all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment, and other Tangible Personal Property used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s or any Subsidiary’s suppliers, including all warranty rights with respect thereto.

“Fully Diluted Company Share Number” means the sum of (a) the aggregate number of shares of Company Ordinary Shares issued and outstanding as of immediately before the Closing, plus (b) the aggregate number of shares of Company Preferred Shares issued and outstanding as of immediately before the Closing (on an as converted into Company Ordinary Shares basis), plus (c) the aggregate number of shares of Company Ordinary Shares and/or Company Preferred Shares (as applicable) underlying Company Options and Company Warrants entitled to receive consideration in connection with the Transactions in accordance with Section 1.2 issued and outstanding as of immediately before the Closing.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Due Organization; Subsidiaries; Etc.), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.18 (Intellectual Property), Section 3.21 (Anti-Corruption; Export Controls), Section 3.22(j) (Tax Matters), Section 4.1 (Seller Authorization), Section 4.2 (Title to Shares), and the representations and warranties of each Company Securityholder made in the Option and Warrant Treatment Agreements (if applicable).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Authorization” means any permit, license, certificate, franchise, permission, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or under any Legal Requirement or under any Contract with any Governmental Body.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental, quasi-governmental, or supranational authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal), including any Tax Authority, the IIA, the IC, the BIRD Foundation and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other government.

“Governmental Grant” means any grants, incentives and subsidies and/or Tax benefits from the government of the State of Israel or any agency thereof, or from any foreign Governmental Body.

“IC” means the Investment Center of the Israel Ministry of Economy.

“IIA” means the Israeli Innovation Authority of the Israeli Ministry of Economy.

“Indebtedness” means, without duplication, any (a) indebtedness of the Company or any Subsidiary for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (including the aggregate amount outstanding under the Plain English Growth Capital Loan and Security Agreement dated October 19, 2018, by and between the Company, and TriplePoint Capital LLC); (b) indebtedness of the Company or any Subsidiary evidenced by any note, bond, debenture, or other debt security; (c) indebtedness for the deferred purchase price of property or services provided by third parties with respect to which the Company or any Subsidiary is liable, contingently or otherwise, as obligor or otherwise; (d) commitment by which the Company or any Subsidiary assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit); (e) indebtedness guaranteed in any manner by the Company or any Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse); (f) Liabilities required under GAAP to be accounted for on the balance sheet of the Company as capitalized leases; (g) indebtedness secured by a Encumbrance on the Company’s or any Subsidiary’s assets; (h) Liabilities of the Company or any Subsidiary arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) accrued and unpaid interest on, and any prepayment premiums, penalties, or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; (j) to the extent a positive number, unpaid Taxes of the Company or any Subsidiary attributable to Pre-Closing Tax Periods determined as though the tax year of the Company and any Subsidiary closed as of the Closing Date and all such Taxes were due and payable, including any payroll Taxes deferred pursuant to the COVID-19 Laws; (k) deferred revenue; and (l) any unfunded or underfunded Liabilities for which the Company’s has not made any reserve pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off), for any period prior to the Closing Date; but excluding, in each case, any amounts relating to trade payables in the ordinary course of business which are included as Trade Payables or Permitted Encumbrances.

“Indemnified Parties” means the following Persons: (a) Parent; (b) the Purchaser, (c) Parent and the Purchaser’s current and future respective Affiliates (including, following the Closing, the Company and each Subsidiary); (d) the respective Representatives of the Persons referred to in clauses (a), (b), and (c) above; and (e) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c), and (d) above; provided, however, that the Company Securityholders not be deemed to be “Indemnified Parties.”

“Indemnity Escrow Amount” means $15,000,000, of which certain amounts will be released in such time periods as specified in Section 8.3.

“Information Privacy and Security Laws” means applicable Legal Requirements and Regulations concerning the privacy, security, or protection of Personal Data (including any Legal Requirements and Regulations of jurisdictions where the Personal Data was collected, processed, or transferred), and all legally binding regulations promulgated and guidance issued by Governmental Bodies (including staff reports) thereunder, including the Federal Trade Commission Act, the Israeli Protection of Privacy Law 1981, Israel’s Communications Law (Bezeq and Broadcasting) 1982, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, Biometric Privacy Laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, state data security laws, the California Consumer Privacy Act of 2018, the Massachusetts data protection law, 201 CMR 17.00, the General Data Protection Regulation (EU) 2016/679 (and nation specific rules), and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data- or web-scraping, cybercrime, use of electronic data, unfair or deceptive trade practices with respect to information pertaining to an individual, or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing), or storage or transmission of Personal Data.

“Intellectual Property” means any and all rights in or to intellectual or industrial property or proprietary rights, existing now or in the future in any jurisdiction in the universe, whether registered or unregistered. Intellectual Property includes any and all rights in, to, or subsisting in the following:

(a)               all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations, and continuations-in-part of patents, and renewals and extensions thereof, utility models, industrial designs, and certificates of invention, regardless of country or formal name;

(b)               all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures, and records of invention;

(c)               all copyrights, whether in published or unpublished works, copyrightable works, semiconductor topography, and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights, and ownership of copyrightable works, semiconductor topography works, integrated circuit topographies, and mask works, the right to create derivative works, and all applications for registration, registrations, and renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions;

(d)               all trademarks, service marks, symbols, logos, trade names, domain names, d/b/as, rights in social media accounts, social media tags, certification marks, brand names, corporate names, fictitious names, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings, and any and all rights under the Legal Requirements of trade dress;

(e)               all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all Technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, protocols, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, Software, architecture, and documentation;

(f)                all other intangible assets, properties, and rights; and

(g)               all claims, causes of action, and rights to sue for past, present, and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery, and revenues arising from or relating to any and all of the foregoing.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and any regulations promulgated thereunder.

“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, and telecommunications and network equipment owned, used, leased, or licensed in the Business, by or to the Company or any Subsidiary, including any instance of a cloud provider.

“Key Employees” means the individuals set forth in Exhibit I.

“Knowledge,” when referring to (a) the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company of a particular fact or other matter, means the actual knowledge of the individuals set forth in Exhibit I, including the knowledge that any such Person would have obtained, as a prudent business person, after making due inquiry with respect to the particular matter in question and (b) when referring to the knowledge of any other Person, means the actual knowledge of such Person.

“Leases” means all of the existing leases with respect to the personal or real property of the Company or any Subsidiary (including any Fixtures and Equipment and Tangible Personal Property).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body, including Israeli or U.S. jurisdictions, as applicable.

“Liabilities” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

“made available” means, with respect to any statement in Article III or Article IV to the effect that any information, document or other material has been “delivered” or “provided” to Parent, the Purchaser or its representatives, that such information, document, or material was (a) made available for review (on a continuous basis and without subsequent modification) by the Company to Parent, the Purchaser or its representatives in the virtual data room set up by the parties in connection with this Agreement or (b) actually delivered (whether by physical or electronic delivery) upon request to Parent, the Purchaser or its representatives, in each case prior to the execution of this Agreement.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, taken as a whole, or the Business, any fact, event, change, development, circumstance, or effect that (a) is or would, with the passage of time, be reasonably likely to be materially adverse to the condition (financial or otherwise), Business, results of operations, assets, Liabilities, or operations of the Company and the Subsidiaries taken as a whole, other than any fact, event, change, development, circumstance, or effect directly resulting from (i) general changes or developments in the industries in which the Company operates (ii) changes in general economic conditions in any location where the Company operates (iii) changes in any laws or GAAP, (iv) the occurrence of any military or terrorist attack in any location where the Company operates (v) the taking of any action contemplated by this Agreement or the Ancillary Agreements (including, without limitation, the taking of any action with the consent of the Parent or the Purchaser), and (vi) the COVID-19 virus outbreak or any government shutdown or slowing of governmental services as a result thereof, but only, in the case of the foregoing clauses (i) through (vi), to the extent that such changes or developments occur after the date of this Agreement and do not have a disproportionate impact on the Company and the Subsidiaries relative to the other participants in the industries in which the Company and the Subsidiaries operate or in similar industries; or (b) materially impairs or delays or would, with the passage of time, be reasonably likely to materially impair or delay the ability of the Company to consummate the Transactions or to perform its obligations under this Agreement and the Ancillary Agreements.

“NIS” means New Israeli Shekels.

“Non-Compete Agreements” mean the agreements entered into between each Key Employee, Parent and the employing entity of such Key Employee providing for non-competition and non-solicitation undertakings of the Key Employee in the form of the undertakings set forth in Section 6.16 hereof, mutatis mutandis, which will become effective as of the Closing.

“Open Source” means any software code that is distributed as “free software” or “open source software”, or any modification or derivative thereof, or other Technology that is licensed pursuant to a license that requires, as a condition of use, modification, or distribution of such Technology, that such Technology (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow such Technology or portions thereof to be reverse engineered, reverse assembled, or disassembled (other than by operation of law); or (d) be redistributable at no license fee. Open Source includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other Software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Option Exercise Amount” means the aggregate exercise price of all Company Vested Options outstanding as of immediately before Closing and with a per share exercise price that is less than the Aggregate Per Share Consideration.

“ordinary course of business” or “ordinary course” or any similar phrase will describe any action taken by a Person if:

(a)               such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)               such action is not required to be authorized by the board of directors, board of managers, or board of members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)               such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means the articles of association, certificate of incorporation, articles of association and bylaws, or equivalent governing documents, including all amendments thereto, of the applicable Entity.

“Owned Real Property” means all real property owned in fee by the Company or any Subsidiary, including all rights, easements, and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon, and all facilities thereon, if any.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Common Stock” means Common Stock of the Parent, par value $1.00 per share.

“Paying Agent” means I.B.I Trust Management.

“Paying Agent Agreement” means the paying agent agreement, executed by and among the Parent, the Purchaser, the Securityholder Representative and the Paying Agent.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents, or orders of, any Governmental Body, whether foreign, federal, state, or local, or any other Person, necessary for the conduct of the Business.

“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities laws; (b) liens for Taxes not yet due and payable for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith; (c) mechanics’, carriers’, workers’, repairers’, and similar Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable and that are not, individually or in the aggregate, material to the business, operations, and financial condition of the Company and the Subsidiaries; (d) liens to secure obligations to landlords, lessors or renters under leases or rental agreements or ordinary course credit facilities; and (e) non-exclusive, term-limited Outbound Licenses of Software Products that the Company or its Subsidiary makes generally available to their respective customers, where such Outbound License was entered into in the ordinary course of business pursuant to Company’s standard form of customer agreement that has been made available to Parent, without modification.

“Person” means any individual, Entity, or Governmental Body.

“Personal Data” has the same meaning as the term “personal data,” “personal information,’ or the equivalent under the applicable Data Protection Requirement.

“Plan” means (a) each employment, consulting, non-competition, non-disclosure, non-solicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control, or similar plan, program, arrangement, agreement, policy, or commitment; (b) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock, or other equity or equity-linked plan, program, arrangement, agreement, policy, or commitment; and (c) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit, and each other compensation or benefit plan, program, arrangement, agreement, policy, or commitment and any trust, escrow, funding, insurance, or other agreement related to any of the foregoing.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending at the close of business on the Closing Date.

“Pre-Closing Taxes” means (a) any Liability for Taxes of the Company or any Subsidiary, and any Taxes that the Company or any Subsidiary is or was required to withhold, including with respect to the issuance of Company Share Capital or Company Options, attributable to a Pre-Closing Tax Period; (b) any Liability for Taxes of any Company Securityholder (including capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company and its Subsidiaries) for any Tax period; (c) any Liability for Taxes attributable to any breach or inaccuracy of any representation made by the Company in this Agreement or any failure to comply with any covenant or agreement in this Agreement by the Company, any Subsidiary, the Securityholder Representative, or the Company Securityholders (including any obligation to cause the Company to take, or refrain from taking, any action under this Agreement); (d) any Liability for Taxes for which the Company or any Subsidiary (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Legal Requirements), as a transferee or successor, by Contract or otherwise, in each case (i) with respect to a Pre-Closing Tax Period or (ii) by reason of being a member of a consolidated, affiliated, combined, or unitary group for Tax purposes at any time on or before the Closing Date; (e) any Liability for Taxes imposed on or payable by third parties with respect to which the Company or any Subsidiary has an obligation to indemnify such third party in accordance with a transaction consummated on or before the Closing; and (f) any Liability for withholding Taxes imposed on or with respect to the Company, any Subsidiary, or the Company Securityholders resulting from the Transactions. For the avoidance of doubt, (1) the employer’s share of any employment or other payroll Taxes imposed with respect to any compensation payments payable as a result of the Transactions will be considered Pre-Closing Taxes, regardless of when paid or accrued and (2) Pre-Closing Taxes will not include any Taxes attributed to a Pre-Closing Tax Period which result from the transfer and/or sale of any asset(s) and/or activity(ies) and/or business(es) (including workforce) of the Company that is executed after the Closing Date but that is deemed by the ITA to have occurred in a Pre-Closing Tax Period.

“Privacy Policies” means all published, posted and internal policies, procedures, agreements and notices relating to Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Pro Rata Percentage” means, with respect to each Company Securityholder, a percentage equal to the quotient of (a) the cash value of the Aggregate Consideration such Company Securityholder is entitled to receive pursuant to Section 1.1 and/or Section 1.2 (as applicable), divided by (b) the sum of the Aggregate Consideration all Company Securityholders are entitled to receive pursuant to Section 1.1 and/or Section 1.2 (as applicable), as specified in the Allocation Spreadsheet.

“Process” or “Processing” means the access, acquisition, collection, use, recording, organization, structuring, adaptation, alteration, retrieval, combination, erasure, storage, retention, sharing, distribution, transfer, disclosure, destruction, disposal or any other processing (as defined by applicable Information Privacy and Security Laws) of any Personal Data, User Data, sensitive information, (whether in electronic or any other form or medium).

“Products” means all products (including software programs and applications), Technologies (including APIs and SDKs), and services (including online services) of the Company or any Subsidiary, and related documentation, developed (or under development), manufactured, produced, provided, distributed, hosted, marketed, imported for resale, sold, leased, or licensed out by or on behalf of the Company or any Subsidiary since inception or which the Company or any Subsidiary develop, produce, provide, distribute, host, market, import for resale, sell, lease, or license .

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law, and orders of any foreign, federal, state, or local government and any other governmental department, ministry, or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, and occupational safety and health laws, and laws respecting employment practices, employee documentation, terms and conditions of employment, and wages and hours.

“Related Party” means, with respect to any Person, (a) each securityholder who holds more than 5% of such Person; (b) each individual who is, or who has at any time since inception been, an officer or director, or employee of such Person or any subsidiary of such Person (including all Subsidiaries if such Person is the Company); (c) each member of the immediate family of each of the individuals referred to in clauses (a), (b), and (c) above; and (d) any trust or other Entity (other than the Company and the Subsidiaries, if the relevant Person is the Company) in which any one of the Persons referred to in clauses (a), (b), and (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, or equity interest.

“Representatives” means officers, directors, managers, principal, shareholders, employees, agents, attorneys, accountants, investment bankers, advisors, and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder Representative Reserve” means $150,000, intended to defray the costs and expenses incurred by the Securityholder Representative in connection with its obligations under this Agreement and the applicable Ancillary Agreements and which will be treated for all purposes as a Company Transaction Expense.

“Series A-1 Shares” means the Series A-1 Shares of the Company, of no par value.

“Series A-2 Shares” means the Series A-2 Shares of the Company, of no par value.

“Series A-3 Shares” means the Series A-3 Shares of the Company, of no par value.

“Series B Shares” means the Series B Shares of the Company, of no par value.

“Series B-1 Shares” means the Series B-1 Shares of the Company, of no par value.

“Service Provider” means any employee, individual consultant, individual independent contractor, individual manager, or director of the Company or any Subsidiary.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, and methodologies, whether in Source Code or object code; (b) databases, compilations, data aggregation programs, and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented, and other code, which may be printed out or displayed in human readable form.

“Standard Software License” means, as applicable: (a) non-exclusive Inbound Licenses to the Company or any Subsidiary of commercially available Software available on reasonable terms to the public, where such Software (i) has not been modified by or for the Company or any Subsidiary, (ii) has not been and is not being redistributed by or for the Company or any Subsidiary, (iii) is neither incorporated into nor used in the development of any Product, and (iv) is licensed for the annual fees paid to the licensor of such Software of less than $10,000; or (b) non-exclusive, term-limited Outbound Licenses of Software Products that the Company or its Subsidiary makes generally available to their respective customers, where such Outbound License was entered into in the ordinary course of business pursuant to Company’s standard form of customer agreement that has been made available to Parent, without modification.

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means any Entity of which the Company directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable the Company, directly or indirectly, to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial, or financial interests in such Entity.

“Tangible Personal Property” means all computer equipment and other furniture, equipment, and other tangible personal property used in the Business, including any such furniture, equipment, or other tangible personal property used by the Company or any Subsidiary pursuant to a license, lease, or similar right.

“Tax” means (a) any and all direct and indirect U.S. federal, state, or local or non-U.S. tax, charge, duty, fee, levy, or other assessment, including income, gross income, gross receipts, production, excise, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, net income, documentary, fringe benefit, share capital, lease, service, service use, goods and services, financial transaction, withholding, Social Security, employment, unemployment, disability, worker’s compensation, Israeli social security (Bituach Leumi) (or similar), national health care (Bituach Breiyut) payroll, utility, windfall profit, custom duties, personal property (tangible or intangible), real property, escheated property, abandoned or unclaimed property, inventory, capital gain, unincorporated business, capital, general corporate, environmental (including taxes under Code Section 59A), occupation, recording, gains, premium, privilege, registration, value-added, alternative, add-on, minimum, estimated, employees’ income withholding, governmental fees, fees, imposts, contributions, rates and other taxes, or like charges of any kind whatsoever, whether disputed or not, and including any interest, penalties, or additions to tax, including linkage differences, imposed by any Governmental Body; and (b) any Liability for amounts described under clause (a) above under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. federal, state, or local or non-U.S. Legal Requirements), as a result of transferee or successor Liability, by Contract, by Legal Requirement, or otherwise.

“Tax Authority” means any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, claim for refund, certificate, transfer pricing study or other document or information (including any schedule or attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body, or provided or required to be provided to any Person in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology” means algorithms, APIs, SDKs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Trade Payables” means the amount of vendor invoices for services provided or products received that have yet to be paid as of the Closing which exceeds US$300,000.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the U.S. Department of Treasury’s tax regulations issued under the Code.

“Treasury Shares” means each issued and outstanding share of Company Share Capital that is held in treasury of the Company or owned by the Company, Parent, or the Purchaser.

“US Subsidiary” means Prospera Technologies, Inc.

“User Data” means any data or information (including any non-Personal Data or other data or information) collected by or on behalf of the Company or any Subsidiary from users of the Company’s or any Subsidiary’s websites, online services, or mobile applications.

“Warrant Exercise Amount” means the aggregate exercise price of all Company Warrants outstanding as of immediately before the Closing and with a per share exercise price that is less than the Aggregate Per Share Consideration.

The following terms will have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

102 Plan	3.23(n)
280G Approval	6.9(d)
Accounting Principles	1.5(a)
Affidavit of Lost Certificate	1.3(b)(v)
Aggregate Consideration	1.1(a)
Agreement	Preamble
Allocation Spreadsheet	1.3(a)(ii)
Anti-corruption Laws	3.21(a)
Arbitrator	11.11(a)
Articles of Association	1.2(a)
Basket	8.2(f)
Certificates	1.3(b)(v)
Circular	1.3(e)(iii)
Claims	6.13(a)
Closing	2.1
Closing Cash	1.5(b)
Closing Consideration Schedule	1.3(a)
Closing Date	2.1
Closing Indebtedness	1.5(b)
Closing Statement	1.5(b)
Closing Trade Payables	1.5(b)
Closing Transaction Expenses	1.5(b)
Company	Preamble
Company Assets	3.7
Company Databases	3.19(b)
Company Financial Statements	3.11(a)
Company Leased Real Property	3.6(c)
Company Real Property Leases	3.6(c)
Company Source Code	3.18(l)
Competing Business	6.16(a)
Contributor Agreements	3.18(f)
Contributors	3.18(f)
Data Partners	3.19(h)
Deferred Allocations	6.17
Disclosure Document	6.8
Dispute Notice	11.11(a)
Disputes	11.11(a)
Distributable Reserve Amount	1.6(c)
Distribution Amounts	8.3(b)(i)
D&O Tail Policy	6.12(b)
Enforceability Exceptions	3.2
Escrow Release Date	8.3(b)(i)
Estimated Aggregate Consideration	1.1(a)
Estimated Closing Cash	1.5(a)
Estimated Closing Indebtedness	1.5(a)
Estimated Closing Trade Payables	1.5(a)
Estimated Closing Transaction Expenses	1.5(a)
Excluded Tax Liability	3.23(u)

Defined Term	Section

Inbound Licenses	3.18(c)
Indemnifying Parties	8.2(a)
Indemnifying Party Specific Claims	8.2(a)
Innovation Law	3.18(f)
Interim Options Ruling	1.3(j)(i)
IP Licenses	3.18(c)
Israeli Sub-Plan	6.14
Israeli Tax Rulings	1.3(j)(i)
JAMS	11.11(b)
Key Employees	Recitals
Last Balance Sheet	3.11(a)
Last Balance Sheet Date	3.11(a)
Material Contract	3.8(a)
Material Customers	3.25
Material Vendors	3.25
NDA	9.2(a)(ii)
Notice of Claim	8.2(d)(i)
Notice of Disagreement	1.5(d)
Objection Notice	8.2(e)(i)
Option and Warrant Treatment Agreements	1.2(e)
Option Cancellation Notice	1.2(e)
Option Tax Ruling	1.3(j)(i)
Option Treatment Agreement	1.2(e)
Outbound Licenses	3.18(c)
Outside Date	9.1(b)
Parent	Preamble
Parent Equity Incentive Plan	6.14
Parent’s Accountants	6.8
Payable Claim	8.2(e)(v)
Payee	1.3(e)(iii)
Paying Agent Undertaking	1.3(e)(iii)
Payoff Letter	6.11
Payor	1.3(e)(i)
Periodic Report	6.8
PPP	3.16(g)
Purchaser	Recitals
Pre-Closing Statement	1.5(a)
Proposed Acquisition Transaction	6.2
Qualified Withholding Certificate	1.3(e)(iii)
R&W Insurance Policy	2.3(a)
Released Claims	6.13(a)
Released Parties	6.13(a)
Releasing Parties	6.13(a)
Resolved Claims	8.2(e)(iv)
Responsible Indemnifying Party	8.2(a)
Restricted Party/Parties	6.16(a)
Restrictive Covenant Agreements	Recitals
Restrictive Period	6.16
Retention Agreement	Recitals
Retention Awards	6.14
SEC	6.8
Section 1542	6.13(c)
Section 280G Payments	6.9(d)
Securityholder Representative	Preamble
Sellers	Preamble
Seller Group	2.3(a)
Seller Parties	4.10
Service Providers	3.14(j)
Settled Claims	8.2(e)(ii)
Shareholder Vote	6.9(d)
Significant Key Employee	Preamble
Tax Circular	1.4(a)
Tax Contest	6.7(d)
Transfer Taxes	6.7(e)
Transmittal Letter	1.3(b)(v)
Unresolved Claim	8.2(e)(v)
Voting Debt	3.3(e)
Warrant Treatment Agreement	1.2(e)
Withholding Drop Date	1.3(e)(iii)

ARTICLE XI.
MISCELLANEOUS

11.1           Notices. All notices, requests, demands, claims, and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail; and the Business Day after being sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express). In each case notice will be sent to:

If to the Company (before the Closing), addressed to:

Prospera Technologies Ltd.
30 Haarbaa St.
Tel Aviv, Israel
Attn: Daniel Koppel, CEO
Email: daniel@prospera.ag

With a copy to (which will not constitute notice):

Goldfarb Seligman Law Offices
98 Yigal Alon Street

Tel Aviv 6789141
Attn: Michael Heller
Email: Michael.heller@goldfarb.com

If to the Securityholder Representative, addressed to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attn: Managing Director

Email: deals@srsacquiom.com

If to Parent, the Purchaser or, after the Closing Date, to the Company, addressed

Valmont Industries, Inc.
One Valmont Plaza
Omaha, Nebraska 68154-5215
Attn: R. Andrew Massey, VP, CLO

Email: andrew.massey@valmont.com

With a copy to (which will not constitute notice):

Yigal Arnon & Co.
22 Joseph Rivlin Street
94240 Jerusalem, Israel
Attention: Jacob Ben-Chitrit
Facsimile: +972 2-623 9236
Email: kobi@arnon.co.il

or to such other place and with such other copies as either party may designate as to itself by written notice to the others, with receipt of written confirmation.

11.2           Rules of Construction and References.

(a)               All article, section, schedule, exhibit, and annex references used in this Agreement are to articles, sections, schedules, exhibits, and annexes to this Agreement unless otherwise specified. The schedules, exhibits, and annexes attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)              If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender will include the feminine and neutral genders, and vice versa. The term “includes” or “including”, when used in this Agreement, means “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless otherwise stated, any reference in this Agreement to any Person will be construed to include such Person’s successors and assigns.

(c)               Except as otherwise expressly provided in this Agreement, all references to “Dollars” or “$” will be deemed references to the lawful money of the United States of America.

(d)              References to any statute, rule, or regulation are to the statute, rule, or regulation as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule, or regulation will be deemed to refer to such statute, rule, or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

(e)               All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.

(f)                Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(g)             The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

(h)               All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.

(i)                The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(j)               Subject to Section 11.1, any reference to any notice or other communication received “in writing” will be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, electronic mail, or any other means of written communication.

11.3           Titles. The table of contents, titles, captions, or headings of the Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.4           Entire Agreement. This Agreement, including the Exhibits and Schedules to this Agreement, the Disclosure Schedule, and the other agreements, documents, and written understandings referred to in this Agreement or otherwise entered into or delivered by the parties to this Agreement on the date of this Agreement (including the Ancillary Agreements) constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations, and warranties, whether oral or written, by any party to this Agreement or by any director, officer, employee, agent, Affiliate, or Representative of any party to this Agreement; provided, that the provisions of the Services Distributor Agreement between the Parent and Company, dated December 21, 2018, as amended on December 12, 2019 and November 18, 2020 and the Development Agreement between the Parent and Company, dated December 21, 2018, as amended on December 12, 2019, will survive the termination of this Agreement and remain in effect even if the Closing does not occur. There are no covenants, agreements, undertakings, or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to in this Agreement or in other agreements, documents, and written understandings entered into or delivered by the parties to this Agreement on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or will be deemed to be made in this Agreement by the parties to this Agreement except those expressly made in this Agreement and the Ancillary Agreements.

11.5           Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Company without the prior written consent of Parent or the Purchaser. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by the Purchaser or Parent without the prior written consent of the Company, or if assigned following the Closing, the written consent of the Securityholder Representative, unless such assignment by Parent and the Purchaser is made before the Closing to an assignee(s) which is(are) an Affiliate(s) of Parent or the Purchaser; provided, further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment will release the assignor from any of its obligations under this Agreement.

11.6          Amendment or Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the (i) Securityholder Representative and (ii) Parent or the Purchaser. No amendment, supplement, modification, or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 11.6, any amendment, modification, or waiver of this Agreement signed by the Securityholder Representative will be binding upon and effective against the Company Securityholders whether or not they have signed such amendment, modification, or waiver.

11.7           Waiver. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. The failure of a party to exercise any right conferred in this Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.8          Severability. If any term or other provision of this Agreement, or the application thereof, is declared by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

11.9           Burden and Benefit. This Agreement will be binding upon and will inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement; provided, however, that (i) any Person that is not a party to this Agreement but, by the terms of Article VIII, is entitled to indemnification, will be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement, and (ii) Section 6.12 is made to the benefit of the directors and officers of the Company.

11.10        Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement, including tort claims) will be governed by the laws of the State of Israel without regard to conflict of law principles that would result in the application of any law other than the law of the State of Israel.

11.11        Arbitration. It is understood and agreed between the parties to this Agreement that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action, or disputes of any nature whatsoever (including tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (a) this Agreement, or (b) questions of arbitrability under this Agreement but excluding any such controversies or claims for which a provisional remedy or equitable relief is sought, will be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. in accordance with the following procedures:

(a)               Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Unless provided otherwise in Article VIII above, within 30 days from delivery of the Dispute Notice, each party (or representatives thereof) involved in the Dispute will meet at a location agreed by the parties involved, or, if the parties are reasonably limited in travel due to COVID-19 or if otherwise agreed by the parties, by video conference, for the purpose of determining whether they can resolve the Dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b)              If such parties fail to resolve the Dispute by written agreement or agree on the Arbitrator within the later of 30 days from any such initial meeting or within 60 days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York, New York for the appointment of a single Arbitrator to resolve the Dispute by arbitration. At the request of JAMS the parties (or representatives thereof) involved in the Dispute will meet with JAMS at its offices within ten calendar days of such request to discuss the Dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator will be the exclusive decision of JAMS and will be made within 30 days of the written application to JAMS. The Arbitrator will be a disinterested party.

(c)             Within 30 days of the selection of the Arbitrator, the parties (or representatives thereof) involved in the Dispute will meet with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the Dispute. Each party will have no longer than one day to present its position, the entire proceedings before the Arbitrator will be no more than three consecutive days, and the decision of the Arbitrator will be made in writing no more than 30 days following the end of the proceeding. Such an award will be a final and binding determination of the Dispute and will be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) will in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) will pay the Arbitrator’s fees and expenses.

(d)               Limitations on Authority of the Arbitrator. The Arbitrator will not have any authority to grant any equitable or legal remedies that conflict with Article VIII of this Agreement or any of the other express terms of this Agreement, including the limitations on the Indemnifying Parties liability set forth in this Agreement.

11.12        Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties to this Agreement agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of applicable jurisdiction, in addition to any other remedy to which they may be entitled, at law or in equity.

11.13        Cumulative Remedies. All rights and remedies of either party to this Agreement are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.14       Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

11.15        Representation by Counsel. Each party to this Agreement represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that it is fully aware of the contents thereof and its meaning, intent, and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress, or undue influence.

11.16        Execution and Counterparts. This Agreement and each of its Exhibits and Schedules may be executed in one or more counterparts, each of which when executed will be deemed an original and all of which together will constitute one and the same instrument. The parties agree that this Agreement and each of its Exhibits and Schedules will be legally binding upon the electronic transmission, including by email, by each party of a signed signature page to this Agreement to the other party.

11.17        Appointment of the Securityholder Representative.

(a)               By executing this Agreement, an Option Treatment Agreement or a Warrant Treatment Agreement (as applicable), or by participating in the Transactions and receiving the benefits thereof, each Company Securityholder will be deemed to have constituted and appointed, and hereby constitute and appoint, effective from and after the Closing Date, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact for and on behalf of each Company Securityholder to act as the Securityholder Representative for all purposes in connection with this Agreement in accordance with the terms of this Section 11.17 and the agreements ancillary hereto. In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death, or incapacity of the Securityholder Representative, the Company Securityholders holding a majority of the Company Share Capital (on an as-converted to Company Ordinary Shares basis) outstanding as of immediately before the Closing will promptly appoint a successor Securityholder Representative (and in any event within ten Business Days of such vacancy), and such appointment will become effective as to any such successor when a copy of such instrument will have been delivered to Parent and the Purchaser. The Company Securityholders holding a majority of the Company Share Capital (on an as-converted to Company Ordinary Shares basis) outstanding immediately before the Closing will have the right to remove a Securityholder Representative and to appoint a successor Securityholder Representative. The Securityholder Representative will have full power and authority to represent all of the Company Securityholders and their successors and assigns with respect to all matters arising under this Agreement and the agreements ancillary hereto, other than in connection with any Indemnifying Party Specific Claims, and all actions taken by the Securityholder Representative under this Agreement will be binding upon all such Company Securityholders as if expressly confirmed and ratified in writing by each of them, and no Company Securityholders will have the right to object, dissent, protest, or otherwise contest the same. The Securityholder Representative will take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Company Securityholders as if the Company Securityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement by the Securityholder Representative or any Company Securityholders, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect to this Agreement, defending all claims for indemnification against the Company Securityholders in accordance with Section 8.2 (other than indemnification against the Company Securityholders for any Indemnifying Party Specific Claims), consenting to, compromising, or settling all indemnification claims, conducting negotiations with Parent, the Purchaser and their agents regarding such claims, dealing with Parent and the Purchaser under this Agreement with respect to all matters arising under this Agreement (other than in connection with any Indemnifying Party Specific Claims), taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants, or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholder Representative will have full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment of this Agreement or thereof on behalf of all of the Company Securityholders (other than in connection with any Indemnifying Party Specific Claims).

(b)               The Securityholder Representative has been duly authorized by the Company Securityholders, for or on behalf of each Company Securityholder, to:

(i)                 take all actions required by, and exercise all rights granted to, the Securityholder Representative in this Agreement;

(ii)                receive all notices or other documents given or to be given to the Company Securityholders by Parent or the Purchaser in accordance with this Agreement;

(iii)               receive and accept service of legal process in connection with any claim or other proceeding against the Company Securityholders arising under this Agreement;

(iv)               undertake, compromise, defend, and settle any such suit or proceeding on behalf of the Company Securityholders arising under this Agreement (including under Article VIII);

(v)               execute and deliver all agreements, certificates, and documents required or deemed appropriate by the Securityholder Representative in connection with any of the transactions contemplated by this Agreement;

(vi)               engage special counsel, accountants, and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement;

(vii)              work with Parent and the Purchaser to resolve any issues relating to the determination and final accounting of the Adjustment Amount; and

(viii)            take such other action as the Securityholder Representative may deem appropriate, including:

(A)       agreeing to any modification or amendment of or waiver with respect to this Agreement and executing and delivering an agreement of such modification or amendment or waiver; and

(B)        all such other matters as the Securityholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

(c)               The Company Securityholders will indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholder Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Representative Reserve and (ii) any other funds that become payable to the Company Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(d)               Without limiting the generality of this Section 11.17, the Company Securityholders agree that the Securityholder Representative will act as representative of the Company Securityholders for all purposes under Article VIII. Parent and the Purchaser agree that any claim for indemnification made by any of the Indemnified Parties under this Agreement will be made exclusively through the Securityholder Representative acting on behalf of the Company Securityholders (and the Company Securityholders agree that any such claim against the Company Securityholders by an Indemnified Party may be made by providing notice of such claim to the Securityholder Representative); provided, however, that Parent or the Purchaser may, in its sole discretion, elect to pursue claims for indemnification under Section 8.2(a)(ii) directly against the applicable Company Securityholder.

(e)               The Securityholder Representative is appointed and constituted the true and lawful attorney-in-fact of each Company Securityholder, with full power in his, her, or its name and on his, her, or its behalf to act according to the terms of this Agreement in the absolute discretion of the Securityholder Representative and in general to do all things and to perform all acts reasonably necessary in connection with the exercise of the authorities conferred upon the Securityholder Representative under this Section 11.17. This power of attorney and all authority conferred is granted and will be irrevocable and will not be terminated by any act of any Company Securityholder, by operation of law (whether by such Company Securityholder’s death, disability, or protective supervision) or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Securityholder renounces its, his, or her right to renounce this power of attorney unilaterally before the complete distribution of the Indemnity Escrow Amount. Each Company Securityholder waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 11.17, no agreement, instrument, acknowledgement, or other act or document will be ineffective by reason only of the Company Securityholders having signed or given such directly instead of the Securityholder Representative.

(f)                Any action taken by the Securityholder Representative under the authority granted in this Section 11.17 will be effective and absolutely binding on each Company Securityholder notwithstanding any contrary action of, or direction from, any Company Securityholder.

(g)               The Securityholder Representative will incur no liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Securityholder Representative’s gross negligence or willful misconduct. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel.

[Signature Pages Follow]

The parties to this Agreement have executed this Agreement as of the date first written above.

VALMONT INDUSTRIES, INC.

By:	/s/ Avner Applbaum
Name: Avner Applbaum
Title: EVP and Chief Financial Officer

VALMONT INDUSTRIES HOLLAND B.V.

By:	/s/ Timothy P. Francis
Name: Timothy P. Francis
Title: Managing Director

PROSPERA TECHNOLOGIES LTD.

By:	/s/ Daniel Koppel
Name: Daniel Koppel
Title: CEO